Exhibit 10.2

Form No. DMB 234 (Rev. 1/96)
AUTHORITY: Act 431 of 1984
COMPLETION: Required
PENALTY: Contract will not be executed unless form is filed

STATE OF MICHIGAN

DEPARTMENT OF MANAGEMENT AND BUDGET	September 20, 2006

PURCHASING OPERATIONS

P.O. BOX 30026, LANSING, MI 48909

OR

530 W. ALLEGAN, LANSING, MI 48933

CHANGE NOTICE NO. 9

TO

CONTRACT NO. 071B5200018

between

THE STATE OF MICHIGAN

and

NAME & ADDRESS OF VENDOR	TELEPHONE (248) 925-1710
Roman T. Kulich
Molina Healthcare of Michigan Inc.	VENDOR NUMBER/MAIL CODE
100 West Big Beaver Road, Suite 600	(2) 38-3341599 (004)
Troy, MI 48084	BUYER/CA (517) 241-4225
Roman.kulich@Molinahealthcare.com	Kevin Dunn

Contract Compliance Inspector: Cheryl Bupp 241-7933
Comprehensive Health Care for Medicaid Beneficiaries – Regions 1, 4, 6, 7, 9, 10—DCH
CONTRACT PERIOD:	From: October 1, 2004	To: October 1, 2007

TERMS	SHIPMENT with three 1 year renewal options

N/A	N/A

F.O.B.	SHIPPED FROM
N/A	N/A

MINIMUM DELIVERY REQUIREMENTS
N/A

NATURE OF CHANGE (S):

Effective October 1, 2006 this Contract is hereby EXTENDED until October 1, 2007 and INCREASED by $165,617,333.33. Also effective October 1, 2006 the attached changes are hereby incorporated into this Contract. All other terms, conditions, specifications and pricing remain unchanged.

AUTHORITY/REASON:

Per DCH request and DMB/Purchasing Operations approval.

INCREASE:            $165,617,333.33

TOTAL REVISED ESTIMATED CONTRACT VALUE:            $481,406,805.33

FOR THE VENDOR:	FOR THE STATE:

Molina Healthcare of Michigan Inc.
Firm Name	Signature
Sean L. Carlson
Authorized Agent Signature	Name
Chief Procurement Officer
Authorized Agent (Print or Type)	Title

Date	Date

CHANGES FOR FY07 MEDICAID HEALTH PLAN CONTRACT

DEFINITION SECTION CHANGES

# 1 - Contract Change – Definition of Health Benefit Manager

Add a new definition to the Definitions Section to define Health Benefit Manager to read as follows:

“Health Benefit Manager” means any entity that performs the administration and management of one or more of the required health care benefits listed in Section II-G or Section II-H of the Contract under a written contract or agreement with the Contractor.

Rationale

The term “Health Benefit Manager” is used in section I-F of the contract but has not been defined.

SECTION I CHANGES

# 2 - Contract Change – Subcontracts and Health Benefit Managers

Modify sections I-F (Contractor Responsibilities) and I-W (Delegation) to clarify Contractor’s allowed actions and notification responsibilities when utilizing administrative subcontractors and Health Benefit Managers. Specifically, modify Section I-F to read as follows:

The Contractor will be responsible for the performance of all the obligations under this Contract, whether the Contractor or a subcontractor performs the obligations. Further, the State will consider the Contractor to be the sole point of contact with regard to contractual matters, including but not limited to payment of any and all costs resulting from the anticipated Contract. The State reserves the right to approve subcontractors for this project and to require the Contractor to replace subcontractors found to be unacceptable. The Contractor is totally responsible for adherence by the subcontractor to all the relevant provisions of the Contract.

A subcontractor is any person or entity that performs a required, ongoing administrative function of the Contractor under this Contract. Health care providers included in the network of the Contractor and Health Benefit Managers are not considered a subcontractor for purposes of this Contract unless otherwise specifically noted in this Contract. Contracts for one-time only functions or services not directly related to requirements under this Contract, such as maintenance, cleaning, or insurance protection, are not intended to be covered by this section.

Although Contractors may enter into subcontracts, all communications shall take place between the Contractor and the State directly; therefore, all communication by subcontractors must be with the Contractor only, not with the State.

If a Contractor elects to use a subcontractor, as specified in this section, not included in the Contractor’s response to the ITB, the Contractor must provide DCH with

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written notice no later than 21 days after the subcontract effective date. The Contractor must identify the subcontractor(s), including firm name and address, contact person, complete description of work to be subcontracted, and descriptive information concerning subcontractor’s organizational abilities. Use of a subcontractor without notice to DCH may be cause for termination of the Contract.

Additionally, modify section I-W (Delegation) to clarify that plans must give DCH prior notification of the intent to utilize a Health Benefit Manager as defined in this contract. Specifically, modify Section I-W to read as follows:

The Contractor shall not delegate any duties or obligations under this Contract to a Health Benefit Manager other than a Health Benefit Manager named in the bid unless the Contractor has notified DCH at least 30 days prior to the Health Benefit Manager contract effective date. DCH reserves the right to disallow the Contractor’s use of the Health Benefit Manager.

Rationale

These changes are intended to clarify the requirements for health plans and DCH with regard to administrative subcontracts and contracts with Health Benefit Managers. The changes are not intended to impose any new requirements on DCH or the plans.

SECTION II CHANGES

# 3 - Contract Change – Nursing Home Residents and Hospice Services

Modify Section II-D-3 (Medicaid Eligible Groups Excluded From Enrollment in the CHCP) to clarify that persons residing in a nursing home or receiving hospice services on the effective date of enrollment are excluded from enrollment in the MHP. Specifically, add the following as the new fourth bullet in the list under II-D-3:

•	Persons residing in a nursing home or enrolled in a hospice program on the effective date of enrollment in the Contractor’s plan

Rationale

This contract change is for clarification purposes only. Persons residing in a nursing home or receiving hospice services on the effective date of enrollment are considered an enrollment error. All terms and conditions for enrollment errors under II-F-9 continue to apply to enrollment of persons residing in a nursing home or receiving hospice services on the effective date of enrollment.

# 4 - Contract Change – Exclusion of Incarcerated Individuals

Modify Section II-D-3 (Medicaid Eligible Groups Excluded From Enrollment in the CHCP) to clarify that persons incarcerated in county, state, or federal correctional facility are excluded from enrollment in the MHP. Specifically, modify the fifth bullet in Section II-D-3 to read as follows:

•	Persons incarcerated in a city, county, state, or federal correctional facility

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Rationale

This contract change is for clarification purposes only. Upon notification, DCH currently disenrolls individuals incarcerated in any correctional facility from the MHP from the date of incarceration.

# 5 - Contract Change – Newborn notification forms

Amend II-F-7 (Newborn Enrollment) to reflect that the MHP must submit newborn notification forms for out-of-state births and births not captured by the automated enrollment system within 90 days from the date of birth. Also, modify the section to allow an exception for the timeframe in instances where the MHP is not aware that the member has given birth. Specifically, section II-F-7 to read as follows:

At a minimum, newborns are eligible for Medicaid for the month of their birth and may be eligible for up to one year or longer. Newborns of mothers who were eligible and enrolled at the time of the child’s birth will be automatically enrolled with the mother’s Contractor. The Contractor will be responsible for all covered services for the newborn until notified otherwise by DCH. The Contractor will receive a capitation payment for the month of birth and for all subsequent months of enrollment. Contractors are required to reconcile the plan’s birth records with the enrollment information supplied by DCH.

If DCH does not notify the Contractor of the newborn’s enrollment within 2 months of the birth or the child is born outside of Michigan, the Contractor is responsible for submitting a newborn notification form to DCH. The Contractor must submit the newborn notification form to DCH within 90 days of the date of birth or 30 days of notification of the birth, whichever is later. If the Contractor submits the newborn notification form after the deadline the child will be enrolled retroactively for birth month only. DCH will not accept newborn notification forms after six months from date of birth.

Rationale

As DCH, the health plans, and the hospitals work together to improve the automated newborn enrollment process, the contract must reflect DCH and the plan’s responsibilities regarding those newborns that are not captured by the automated process.

# 6 - Contract Change – Special Disenrollment Effective Date

Modify Section II-F-11(a) (Special Disenrollments) to require that the effective disenrollment date of approved special disenrollment requests is no later than 60 days after the MHP’s submission of the special disenrollment request. Specifically, modify the last section of II-F-11(a) to read as follows:

A Contractor may not request special disenrollment based on the physical or mental health status of the enrollee. If the enrollee’s physical or mental health is a factor in the violence or noncompliance, the Contractor must document evidence of the Contractor’s actions to assist the enrollee in correcting the problem, including appropriate physical and mental health referrals. The Contractor must also document that continued enrollment seriously impairs the Contractor or providers’ ability to furnish services to this enrollee or other enrollees. DCH reserves the right to require additional information from the Contractor to assess the appropriateness of the disenrollment. The effective disenrollment date shall be within 60 days from the date DCH received the complete request from the Contractor that contains all information necessary for DCH to render a decision. If the beneficiary exercises their right of appeal, the effective disenrollment date shall be no later than 30 days following resolution of the appeal.

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Rationale

Special disenrollment requests concern enrollees whose actions are inconsistent with MHP membership—for example, fraud, abuse, or other intentional misconduct—and the MHP is responsible for members until the date of disenrollment. Therefore, this contract change is designed to put a time limit on the length of the enrollee’s continued enrollment in the plan following submission of the MHP’s complete special disenrollment request.

#7 - Contract Change – Children’s Special Health Care Services Disenrollment

Modify Section II-F-11(b) (CSHCS Eligibility and Enrollment) to specify that individuals determined eligible for, and subsequently enrolled in, the CSHCS program will be retroactively disenrolled from the MHP back to the beginning of the onset of the beneficiary’s CSHCS-eligible condition. Specifically, the second paragraph of Section II-F-11(b) to read as follows:

If the child is determined medically eligible and if the family decides to enroll in CSHCS, DCH will approve the Contractor’s disenrollment request. The effective date of disenrollment is either (1) the first of the month of the child’s admission to a facility during which the eligible condition was identified or, (2) the first of month that the Contractor received notification of the child’s eligible condition if the child was not admitted to a facility when the eligible condition was identified. The Contractor or hospital must submit a complete Medical Eligibility Referral Form (MERF) containing all necessary signatures and information required by DCH to determine medical eligibility to DCH within 30 calendar days of admission or Contractor’s receipt of notification of the eligible condition. If the MERF is not submitted within 30 calendar days of the admission or Contractor’s receipt of notification, the effective date of disenrollment will be the first of the month that the Contractor submits the complete MERF. If the family does not choose to enroll in CSHCS, the child will remain in the health plan.

Rationale

DCH’s current practice of partial retroactive disenrollment of beneficiaries who become enrolled in CSHCS is problematic for providers, the MHPs, and DCH. This contract change will facilitate the provider’s ability to receive payment while maintaining DCH’s current policy retroactively disenrolling beneficiaries upon enrollment in CSHCS.

# 8- Contract Change – Innovative Incentive Programs

Modify Section II-G-2 (Enhanced Services) to require the MHPs to develop innovative programs with providers as part of the enhanced services offered by the MHP. Specifically, add a new bullet to Section II-G-2 that reads as follows:

•	Upon request from DCH, collaborate with DCH on projects that focus on improvements and efficiency in the overall delivery of health services

Also, modify Section II-AA (DCH Responsibilities) to require DCH to assist the MHPs in the development of these special programs. Specifically, add a new bullet in Section II-AA that reads as follows:

•	Participate with Contractors in the design, data collection, and evaluation of system-wide incentive programs to improve access, quality and performance.

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Rationale

The contract language specifically permits MHP’s development of special programs to incentivize improvements in health care delivery systems and contractually binds DCH to participate in the development and evaluation of these special programs.

# 9 - Contract Change – Substance Abuse Treatment Drugs

Modify Section II-G-3 (Services Covered Outside of the Contract) to specify that substance abuse treatment Pharmaceuticals are covered outside of the contract with the MHPs. Specifically, revise the bullet in Section II-G-3 that refers to substance abuse services to read as follows:

•	Substance abuse services through accredited providers including:

•	Screening and assessment

•	Detoxification

•	Intensive outpatient counseling and other outpatient services

•	Methadone treatment and other substance abuse Pharmaceuticals indicated exclusively for substance abuse treatment and specified on DCH’s pharmacy vendor’s web site under the “Classes for Psychotropic and HIV/AIDs Carve Out” @ www.Michigan.fhsc.com.

Also, revise Section II-H-8(b) to designate substance abuse treatment Pharmaceuticals as part of the point-of-service carve out. Specifically, revise Section II-H-8(b) to read as follows:

(b)	Pharmacy carve out

The Contractor is not responsible for: (1) anti-psychotic classes and the H7Z class psychotropic drugs as listed under the category “Classes for Psychotropic and HIV/AIDs Carve Out” @ www.Michigan.fhsc.com; (2) drugs in the anti-retroviral classes, as listed under the category “Classes for Psychotropic and HIV/AIDs Carve Out @ www.Michigan.fhsc.com, including protease inhibitors and reverse transcriptase inhibitors; (3) substance abuse treatment drugs as listed under the category “Classes for Psychotropic and HIV/AIDs Carve Out @ www.Michigan.fhsc.com. These medications will be reimbursed by MDCH’s pharmacy TPA, First Health, through a point-of-service reimbursement system.

Rationale

The contract specifies that MHPs are not responsible for substance abuse services. This contract language clarifies that this carve out also applies to substance abuse treatment drugs.

# 10 - Contract Change – Special Coverage Provisions

Modify the introductory paragraph in Section II-H (Special Coverage Provisions) to clarify the intent of the section. Specifically, remove the bulleted list and modify the introduction to read as follows:

Contractors are required to follow specific coverage and payment policies for the services and/or providers contained in this section.

Rationale

This contract amendment is for clarification purposes only and does not convey a new requirement.

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# 11 - Contract Change – Emergency Services

Modify section II-H-l(c) (Facility Services) to include the timeframe specified by 42 CFR 438.114 and 42 CFR422.113. Specifically, modify the final sentence of II-H-l(c) to read as follows:

However, such services shall be deemed prior authorized if the Contractor does not respond within the timeframe established under 42 CFR 438.114 and 42 CFR 422.113 (1 hour) for responding to a request for authorization being made by the emergency department.

Rationale

Individuals within DCH and MHPs have requested that the timeframe be specified in the contract to facilitate implementation of this subsection. This contract change confers no new responsibilities upon DCH or the MHPs.

# 12 - Contract Change – Out-of-Network Services

Modify Section II-H-2 (Out-of-Network Services) to clarify that out-of-network service provisions also apply when the enrollee is out of state. Also, modify the Section to clarify that Medicaid fee screens includes specific rates as well as Medicaid policy used to establish special prices. Specifically, modify Section II-H-2 to read as follows:

The Contractor must reimburse non-network providers for covered services if the service was medically necessary, authorized by the Contractor, and could not reasonably be obtained by a network provider, inside or outside the State of Michigan, on a timely basis. Covered services are considered authorized if the Contractor does not respond to a request for authorization within 24 hours of the request. ( Authorization for emergent services is covered under Section II-H-1) This provision applies to non-network providers inside and/or outside the State of Michigan.

Out-of-network claims must be paid at established Michigan Medicaid fees in effect on the date of service for paying participating Medicaid providers as established by Medicaid policy. If Michigan Medicaid has not established a specific rate for the covered service, the Contractor must follow Medicaid policy for the determination of the correct payment amount.

Rationale

To facilitate the MHP’s ability to work with out-of-state providers, the contract was changed to specifically state that, under contract with the State, MHPs are required to pay according to Michigan Medicaid fee screen rates and policies for services provided to MHP enrollees by out-of-state providers.

# 13 - Contract Change – Immunizations

Modify section II-H-10 (Immunizations) to reflect Medicaid policy bulletin 04-22 that eliminated the provision of vaccines for adults to local health departments at no cost under the Michigan Vaccine Replacement Program. Specifically, modify section II-H-10 to read as follows.

The Contractor agrees to provide enrollees with all vaccines and immunizations in accordance with the Advisory Committee on Immunization Practices (ACIP) guidelines. Immunizations should be given in conjunction with Well Child/EPSDT care. The Contractor must encourage that all providers use vaccines available free under the Vaccine for Children (VFC) program for

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children 18 years old and younger available at no cost from local health departments. For vaccines available through the VFC, when the immunization is obtained at a local health department, the Contractor is responsible for the reimbursement of administration fees regardless of prior authorization or the existence of a contract with the local health department.

For enrollees age 19 year of age or older, Contractors are responsible for the reimbursement of vaccine and administration fees for immunizations covered by Medicaid policy that enrollees obtained from local health departments at Medicaid-FFS rates. This policy is effective without Contractor prior authorization and regardless of whether a contract exists between the Contractor and the local health departments.

The Contractor must participate in the local and state immunization initiatives/programs. Contractors must also educate and encourage provider participation with the Michigan Care Improvement Registry (MCIR).

Rationale

Pursuant to Public Act of 91 of 2005, the name and function of MCIR was modified to expand the scope and improve the utility of the registry.

# 14 - Contract Change – Transportation Services

Modify section II-H-11 (Transportation) to clarify that the Contractor is only required to provide non-emergency transportation to authorized, covered services. Also, modify the section to specify that “travel expenses” for non-emergency transportation includes meals and lodging when appropriate. Specifically, modify section II-H-11 to read as follows:

When necessary, the Contractor must provide non-emergency transportation, including travel expenses, to authorized, covered medical services. Travel expenses include lodging and meals as directed under DHS guidelines for the provision of lodging and meals. Contractors must utilize DHS guidelines for the determination of necessity and the provision of non-emergency transportation. DCH will obtain and review Contractor’s non-emergency transportation policies, procedures, and utilization information, upon request, to ensure this requirement is met.

Rationale

The current contract states that MHPs may utilize DHS guidelines for the provision of non-emergency transportation and the DHS guidelines specifically include the provisions covering the determination of necessity and the requirement for the provision of lodging and meals. This contract amendment is for clarification purposes only and does not convey a new requirement.

# 15 - Contract Change – Restorative Health Services

Modify section II-H-14 (Restorative Health Services) to clarify that MHPs are responsible for providing restorative health services in a nursing facility for up to 45 days within a rolling 12-month period. Specifically, modify the second sentence of section II-H-14 by adding the following phrase, as follows:

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The Contractor is responsible for providing up to 45 days (within a rolling 12 month period from initial admission) of intermittent or short-term restorative or rehabilitative services in a nursing facility as long as medically necessary and appropriate for enrollees.

Rationale

MHPs have stated that the time period of the 45-day limit on restorative health services is not clear in the current contract. This contract amendment is for clarification purposes only and does not convey a new requirement.

# 16 - Contract Change – Dental Services

Modify section II-H (Special Coverage Provisions) to describe the scope of MHP responsibility for dental services for members under 21 years of age. Specifically, add a new Section II-H-19 to read as follows:

Dental Services for Members Under 21 Years of Age

The Contractor agrees to act as DCH’s third party administrator and reimburse the contracted dental benefits provider for Medicaid-covered dental services provided to the Contractor’s enrollees under 21 years of age. In the performance of this function:

1.	The Contractor must follow Medicaid fee-for-service (FFS) policy for utilization and coverage for dental services for beneficiaries under 21 years of age. The Contractor must follow Medicaid FFS policy for prior authorization for dental services for beneficiaries under 21 years of age.
2.	The Contractor agrees to provide payment files to DCH in the format and manner prescribed by DCH available at www.michigan.gov/mdch.
3.	DCH agrees to use the payment files to reimburse the Contractor according to the Medicaid dental reimbursement policy.
4.	The Contractor is responsible for pharmacy services related to dental services for enrollees under 21 years of age.

Rationale

DCH anticipates that moving dental services from a carved out service provided by Medicaid fee-for-service to a service provided within the contract, where possible, will facilitate MHPs ability to manage the care of these members. The contract language requires MHPs to act as the third party administrator for DCH with regard to dental services and the DCH dental health benefits manager.

# 17 - Contract Change – Case Management

Add a new subsection to Section II-H (Special Coverage Provision) to clarify that MHPs are required to provide case management services and provide a description of case management services. Specifically, move the final paragraph of II-S-1 and add language to create a new subsection Section II-H-20 to read as follows.

Case Management

The Contractor agrees to provide case management and coordination services. Case management services must be operationally integrated into the Contractor’s utilization management and enrollee services.

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The Contractor will demonstrate a commitment to case managing the complex health care needs of enrollees. Commitment will be demonstrated by the involvement of the enrollee in the development of her or his treatment plan and will take into account all of an enrollee’s needs (e.g. home health services, therapies, durable medical equipment and transportation) [This paragraph was moved from Section II-S-1]

Rationale

Case management services were discussed in section II-S (Enrollee Services); however, the contract does not specifically describe case management services. This contract amendment is for clarification purposes only and does not convey a new requirement.

# 18 - Contract Change – Accreditation

Modify section II-K-1 (Administrative and Organizational Criteria) to remove the language regarding different requirements for new and previous contractors and the gap in accreditation. Specifically, revise the fifth and sixth bullets in Section II-K-1 to read as follows:

•	Contractors who held a contract with the State of Michigan on September 30, 2003 must hold and maintain accreditation as a managed care organization by the National Committee for Quality Assurance (NCQA), Joint Commission on Accreditation of Health Care Organizations (JCAHO), or URAC. The Contractor is allowed one six-month gap over the lifetime of this contract including any contract extensions beyond 2006 if exercised and only if the Contractor is changing from one accrediting organization to another accrediting organization.

•	Contractors who did not hold a contract with the State of Michigan on September 30, 2003, must obtain and maintain accreditation, as a managed care organization by the National Committee for Quality Assurance (NCQA), or URAC accreditation for Health Plans within 24 months of beginning operations with Medicaid enrollees.

Rationale

The different requirements for new and previous contractors and the allowance for a gap in accreditation are no longer relevant under the new contract. Additionally, the Joint Commission on Accreditation of Health Care Organizations (JCAHO) is no longer providing accreditation for managed care health plans.

# 19 - Contract Change – Provider Network

Modify section II-K-3 (Provider Network and Health Service Delivery Criteria) to clarify that MHPs must maintain a network of providers accessible to enrollees throughout the plan’s approved service area. Specifically, modify the first bullet to read as follows:

•	Maintain a network of qualified providers in sufficient numbers and locations within the counties in the service area, including counties contiguous to the Contractor’s service area, to provide required access to covered services;

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Rationale

This contract change is for clarification purposes only. Plans are required to document the existing network each year during the annual on-site visit.

# 20 - Contract Change – Key Personnel

Modify Section II-L-2 (Administrative Personnel) to clarify that the term “key personnel” applies to the list of positions specified in subsection a through j. Additionally, specify that the Quality Improvement and Utilization Director position may be split into two positions. Specifically,

•	Re-order the list to move “Support/Administrative Staff” to the final subsection
•	Add the parenthetical phrase “(listed in subsections a through j below)” after the words “key personnel” in the introductory paragraph.
•	Change II-L-2(c) to read as follows:

The Contractor must provide a full time quality improvement and utilization director who is a Michigan licensed physician, or Michigan licensed registered nurse, or another licensed clinician as approved by DCH based on the plan’s ability to demonstrate that the clinician possesses the training and education necessary to meet the requirements for quality improvement/utilization review activities required in the contract. The Contractor may provide a quality improvement director and a utilization director as separate positions. However, both positions must be full-time and meet the clinical training requirements specified in this subsection.

Rationale

Individuals within DCH and MHPs have requested that the term “key personnel” be specified in the contract to facilitate implementation of this subsection. This contract change confers no new responsibilities upon DCH or the MHPs.

# 21 - Contract Change – Automated Contact Tracking System

Modify section II-L-5 (Management Information System) to indicate that plans are required to utilize BPCT and any contact tracking system subsequently adopted by DCH to submit specified administrative change requests and maternity case rate requests. Specifically, insert a new third paragraph as follows:

The Contractor is required to utilize the Department’s Automated Contact Tracking System (currently, Beneficiary and Provider Contact Tracking System, BPCTS) to submit the following requests:

•	Disenrollment requests for out of area members who still appear in the wrong county on the Contractor’s enrollment file

•	Request for newborn enrollment for out of state births or births for which DCH does not notify the Contractor of the newborn’s enrollment within 2 months of the birth

•	Maternity Case Rate Invoice Generation request for out of state births or births for which DCH does not notify the Contractor of the newborn’s enrollment within 2 months of the birth

•	Other administrative requests jointly developed by DCH and Michigan Association of Health Plans during the term of the Contract

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Rationale

The automation of these requests will reduce processing time and allow easier tracking for both DCH and the health plans.

# 22 - Contract Change – Primary Care Physician (PCP) Changes

Modify section II-L-7(a) (Provider Network, General) to insert language that allows MHPs to limit the frequency with which the enrollee may change PCPs without cause. Specifically, insert a new third paragraph into section II-L-7(a) to read as follows:

Enrollees shall be provided with an opportunity to change their PCP. The Contractor may not place restrictions on the number of times an enrollee can change PCPs with cause. However, the Contractor may establish a policy that restricts enrollees to PCP changes without cause. The Contractor must receive approval for this policy from DCH.

Rationale

MHPs have requested permission to limit the number of “no cause” PCP changes an enrollee may make. This contract provision will allow these restrictions.

# 23 - Contract Change – PCP Submission File

Modify Section II-L-7(a) (Provider Network-General) to add the requirement that MHPs submit a PCP Submission File each month. The PCP Submission File includes all PCP assignments for MHP members. MHPs are required to submit at least one audit file per month but may submit changes and additions more frequently. Specifically, add the following paragraph at the end of Section II-L-7(a):

The Contractor will participate in the DCH file process for obtaining Contractor PCP data for dissemination to DCH eligibility and enrollment vendors. The Contractor must submit an initial complete file showing all PCP assignments for the current month prior to the implementation date of this process. Subsequently, the Contractor must submit a full replacement file showing PCP assignments for the following month on the last business day of the month. The Contractor is allowed to submit PCP changes and additions each week during the month to DCH that DCH will send weekly to DCH eligibility and enrollment vendors.

Rationale

Over the years we have been working together, DCH and the MHPs have discussed the importance of a medical home. Making sure members have a relationship with a PCP is central to building this medical home. DCH would like to institute this new method to make PCP information readily available to providers so that they can do their part in directing members to get services from their PCP. Having PCP information available to providers also facilitates referrals and authorizations. Additionally, this process allows DCH to provide a compromise to requiring PCP information on the member identification card.

# 24 - Contract Change – Provider Network Requirements

Modify Section II-L-7(a) (Provider Network, General) to insert language that clarifies that specialists must be available throughout the plan’s service area. Specifically modify the 2nd and 5th bullets so that Section II-L-7(a) reads as follows:

•	The Contractor shall have at least one full-time PCP per 750 members. This ratio shall be used to determine maximum enrollment capacity for the Contractor in an approved service area. Exceptions to the standard may be granted by DCH on a case-by-case basis, for example in rural counties;

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•	Provides available, accessible, and sufficient numbers of facilities, locations, and personnel for the provision of covered services with sufficient numbers of provider locations with provisions for physical access for enrollees with physical disabilities; such locations shall be located within the counties in the Contractor’s service area, including counties contiguous to the Contractor’s service area, to the extent available in the provider community;

•	Has sufficient capacity to handle the maximum number of enrollees specified under this Contract;

•	Guarantees that emergency services are available seven days a week, 24-hours per day;

•	Provides access to specialists based on the availability and distribution of such specialists. The Contractor’s provider network shall include specialists within the counties in the Contractor’ service, including counties contiguous to the Contractor’s service area, to the extent available in the provider community. If the Contractor’s provider network does not have a provider available for a second opinion within the network, the enrollee must be allowed to obtain a second opinion from an out-of-network provider with prior authorization from the Contractor at no cost to the enrollee

Rationale

The intent of this contract change is to clarify that specialists may not be located in a single region or area of the State but rather must be distributed throughout the MHP’s service area to the extent possible based on availability.

# 25 - Contract Change – Hospital Payments

Modify Section II-M-7 (Hospital Payments) to incorporate language that enables MHPs to collaborate with DCH and hospitals in the development and implementation of incentive programs. Specifically, add a second paragraph that reads as follows:

Upon request from DCH, Contractors must develop incentive programs for improving access, quality, and performance with both network and out-of-network hospitals. Such programs must include DCH in the design methodology, data collection, and evaluation. The Contractor must make all payments to both network and out-of-network hospitals dictated by the methodology jointly developed by the Contractor and DCH.

Rationale

The intent of this contract change is to enable MHPs and DCH to work collaboratively to develop financial incentives for acute care hospitals to contract with the MHPs. The contract language permits MHPs to make incentive payments to hospitals that participate in the programs designed to improve access, quality and performance.

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# 26 - Contract Change – Utilization Management

Modify Section II-P (Utilization Management) to clarify the timeframes for standard and expedited authorization decisions. Specifically, add the phrase “from date of receipt” to the final paragraph is Section II-P so that the final paragraph reads as follows:

The Contractor’s authorization policy must establish timeframes for standard and expedited authorization decisions. These timeframes may not exceed 14 calendar days from date of receipt for standard authorization decisions and 3 working days from date of receipt for expedited authorization decisions. These timeframes may be extended up to 14 additional calendar days if requested by the provider or enrollee and the Contractor justifies the need for additional information and explains how the extension is in the enrollee’s interest. The enrollee must be notified of the plan’s intent to extend the timeframe. The Contractor must ensure that compensation to the individuals or subcontractor that conduct utilization management activities is not structured so as to provide incentives for the individual or subcontractor to deny, limit, or discontinue medically necessary services to any enrollee.

Rationale

This contract change is for clarification purposes only.

# 27 - Contract Change – Marketing and Incentives

Modify Section II-R-4 (Marketing Materials) to specify that if an MHP has previously received DCH approval for marketing material or an incentive program and wishes to utilize the marketing or incentive program again, the DCH approval process may be streamlined. Specifically, modify the first paragraph of Section II-R-to read as follows:

All written and oral marketing materials and health promotion incentive materials must be prior approved by DCH. Upon receipt by DCH of a complete request for approval that proposes allowed marketing practices and locations, the DCH will provide a decision to the Contractor within 30 business days or the Contractor’s request will be deemed approved. If DCH has previously approved the Contractor’s marketing material or an incentive program, the Contractor may request expedited approval. The Contractor must submit a copy of the material or incentive program and attest that none of the aspects of the marketing or incentive have changed. DCH will provide a decision within 10 calendar days or the Contractor’s expedited request will be deemed approved.

Rationale

DCH provides a similar review process for health education materials. Additionally, since DCH has already reviewed the marketing or incentive materials, DCH can provide an expedited to review. The expedited review process decreases lead time required by the MHP for implementation of marketing or incentives previously approved by DCH.

# 28 - Contract Change – Reading Level

Modify Sections II-R-4 (Marketing Materials) and II-S (Enrollee Services) to clarify the required reading level for written material distributed to MHP enrollees. Specifically, modify the introduction to section II-S and section II-S-3 as follows:

•	Modify the first sentence in the fourth paragraph as follows: Materials must be written at no higher than 6.9 grade reading level as determined by any one of the following indices:

•	Modify the third sentence in the introductory paragraph as follows: These materials must be written at no higher than 6.9 grade reading level.

13

•	Modify the first sentence following the bulleted list in Section II-S-3 as follows: The handbook must be written at no higher than 6.9 grade reading level and must be available in alternative formats for enrollees with special needs.

Rationale

This contract change is for clarification purposes only. DCH requires all marketing materials and required member materials (handbook, directory, letters, etc.) to be written at no higher than 6th grade reading level, which includes 6.9 reading level. DCH does permit certain health education materials for members to exceed 6.9 reading level due to the technical language; however, with technical language removed, the written materials must be no higher than 6.9 reading level.

# 29 - Contract Change – Member Identification Cards

Modify Section II-S-1 (Enrollee Services—General) to provide a mechanism for plans to be exempt from the requirement to place PCP information on the member identification cards. If the MHP provides weekly updates—including changes and additions—to the PCP Submission File, the MHP will not be required to place PCP information on the membership identification card. Specifically, add the following paragraph to the end of Section II-S-1:

The Contractor may submit a weekly PCP Submission Update File that includes all PCP changes and additions made by the Contractor during that week. If the Contractor submits an update file each week, the Contractor is not required to include the member’s PCP name and phone number on the member identification card.

Rationale

PCP information must be readily available to the providers and the members. Access to PCP information can be accomplished by listing the information on the membership identification card or by providing accurate and up-to-date information to DCH’s eligibility and enrollment vendors.

# 30 - Contract Change – Grievance and Appeals

Modify II-T-1 (Contractor Grievance/Appeal Procedure Requirements) to remove the incorrect legal reference and incorporate the consensus reached between DCH and OFIS. Specifically, modify II-T-1 to read as follows:

II-T GRIEVANCE/APPEAL PROCEDURES

The Contractor will establish and maintain an internal process for the resolution of grievances and appeals from enrollees. Enrollees may file a grievance or appeal on any aspect of service provided to them by the Contractor as specified in the definitions of grievance and appeal.

1.	Contractor Grievance/Appeal Procedure Requirements

The Contractor must have written policies and procedures governing the resolution of grievances and appeals. These written policies and procedures will meet the following requirements:

(a)	Except as specifically exempted in this section, the Contractor shall administer an internal grievance and appeal procedure according to the requirements of MCL 500.2213 and 42 CFR 438.400—438.424 (Subpart F)

14

(b)	The Contractor shall cooperate with the Michigan Office of Financial and Insurance Services in the implementation of MCL 550.1901-1929, “Patient’s Rights to Independent Review Act.”

(c)	The Contractor shall make a decision on non-expedited grievances or appeals within 35 days of receipt of the grievance or appeal. This timeframe may be extended up to 10 business days if the enrollee requests the extension or if the Contractor can show that there is need for additional information and can demonstrate that the delay is in the enrollee’s interest. If the Contractor utilizes the extension, the Contractor must give the enrollee written notice of the reason for the delay. The Contractor may not toll (suspend) the time frame for grievance or appeal decisions other than as described in this section.

(d)	If a grievance or appeal is submitted by a third party but does not include a signed document authorizing the third party to act as an authorized representative for the beneficiary, the 35-day time frame begins on the date an authorized representative document is received by the Contractor. The Contractor must notify the beneficiary that an authorized representative form or document is required. For purposes of this section “third party” includes, but is not limited to, health care providers.

(e)	The Contractor’s internal grievance and appeal procedure must include the following components:

•	The Contractor shall allow enrollees 90 days from the date of the adverse action notice within which to file an appeal under the Contractor’s internal grievance and appeal procedure.

•	The Contractor must give enrollees assistance in completing forms and taking other procedural steps. The Contractor must provide interpreter services and TTY/TDD toll free numbers.

•	The Contractor must acknowledge receipt of each grievance and appeal.

•	The Contractor must ensure that the individuals who make decisions on grievances and appeals are individuals who are:

(1)	Not involved in any previous level of review or decision-making, and;

(2)	Health care professionals who have the appropriate clinical expertise in treating the enrollee’s condition or disease, when the grievance or appeal involves a clinical issue.

Additionally, modify II-T-5 (Expedited Appeal Process) to read as follows:

5.	Expedited Appeal Process

The Contractor’s written policies and procedures governing the resolution of appeals must include provisions for the resolution of expedited appeals as defined in the Contract. These provisions must include, at a minimum, the following requirements:

•	The enrollee or provider may file an expedited appeal either orally or in writing.

•	The enrollee or provider must file a request for an expedited appeal within 90 days of the adverse determination.

15

•	The Contractor will make a decision on the expedited appeal within 72 hours of receipt of the expedited appeal. If the enrollee requests an extension, the Contractor should transfer the appeal to the standard 35-day timeframe and give the enrollee written notice of the transfer within 2 days of the extension request.

•	The Contractor will give the enrollee oral and written notice of the appeal review decision.

•	If the Contractor denies the request for an expedited appeal, the Contractor will transfer the appeal to the standard 35-day timeframe and give the enrollee written notice of the denial within 2 days of the expedited appeal request.

•	The Contractor will not take any punitive actions toward a provider who requests or supports an expedited appeal on behalf of an enrollee.

Rationale

During the previous contract term, OFIS and DCH reviewed federal and state law regarding grievance and appeal requirements for MHPs. As a result, the two state agencies discussed possible and actual discrepancies between the laws and reached consensus on the requirements for the MHPs. These contract changes reflect the consensus reached by OFIS and DCH.

# 31— Contract Change—Encounter Data Reporting

Modify Section II-W-2 (Encounter Data Submission) to indicate that MHPs must submit financial data as part of the encounter data submission. Specifically, modify the first paragraph of II-W-2 to read as follows:

The Contractor must submit encounter data containing detail for each patient encounter reflecting services provided by the Contractor. Encounter records will be submitted monthly via electronic media in a HIPAA compliant format as specified by DCH that can be found at www.michigan.gov/mdch.

Submitted encounter data will be subject to quality data edits prior to acceptance into DCH’s data warehouse. The Contractor’s data must pass all required data quality edits in order to be accepted into DCH’s data warehouse. Any data that is not accepted into the DCH data warehouse will not be used in any analysis, including, but not limited to, rate calculations, DRG calculations, and risk score calculations. DCH will not allow Contractors to submit incomplete encounter data for inclusion into the DCH data warehouse and subsequent calculations.

Stored encounter data will be subject to regular and ongoing quality checks as developed by DCH. DCH will give the Contractor a minimum of 60 days notice prior to the implementation of new quality data edits; however, DCH may implement informational edits without 60 days notice. The Contractor’s submission of encounter data must meet timeliness and completeness requirements as specified by DCH (See Appendix 4). The Contractor must participate in regular data quality assessments conducted as a component of ongoing encounter data on-site activity.

16

Rationale

Submission of financial encounter data is voluntary. However, DCH must clarify that encounter data will not accepted without financial information into the warehouse and, therefore, will not be used in any data analysis.

# 32— Contract Change—Impact of Policy Changes

Modify Section II-Z (Payment Provisions) to clarify the intent of contract language regarding rate changes due to policy changes is to ensure that Medicaid policy changes do not impact the program adversely. Specifically, modify the first paragraph of Section II-Z to read as follows:

DCH will annually review changes in implemented Medicaid policy to determine the financial impact on the Comprehensive Health Care Program (CHCP). Medicaid policy changes reviewed under this section include, but are not limited to, Medicaid policies implemented during the term of the contract, changes in covered services, and modifications to Medicaid rates for covered services. If DCH determines that policy changes significantly affect the overall cost to the CHCP, DCH will adjust the fixed price per covered member to maintain the actuarial soundness of the rates.

Rationale

The contract change specifies the types of policy changes that trigger a review of capitation rates and clarifies that the impact is evaluated at the program (waiver) level.

# 33— Contract Change—DCH Responsibilities

Modify Section II-AA (Responsibilities of the Department of Community Health) to add new responsibilities regarding actuarial soundness. Specifically, add a new bullet to the end of the bulleted list to read as follows:

•	Establish actuarially sound capitation rates developed in accordance with the federal requirements for actuarial soundness. The rates shall be developed by an actuary who meets the qualifications of the American Academy of Actuaries utilizing a uniform and consistent capitation rate development methodology that incorporates relevant information which may include: (a) the annual financial filings of all Contractors; (b) relevant Medicaid fee-for-service data; (c) relevant Contractor encounter data.

Rationale

The contract language specifies DCH’s methodology for achieving actuarial certification of the capitation rates.

# 34— Contract Change —Detroit Wayne Health Authority

Modify Section II-BB (Memorandum of Agreement with Detroit Wayne Health Authority (DWCHA) to indicate that plans are only required to develop a MOA with Wayne County upon request from DCH. Specifically, modify Section II-BB to read as follows:

Upon request from DCH, Contractors approved under this contract to operate in Wayne County will establish a standard memorandum of agreement (MOA) with the Detroit/Wayne County Health Authority within 3 months after the development of a Model MOA. The MOA

17

is intended to address data sharing, cooperation on primary care and specialty capacity development, care management, continuity of care, quality assurance, and other future items that may be identified by MDCH. A model MOA will be developed by the MDCH in cooperation with DWCHA and the Wayne county Contractors.

Rationale

At this time, DCH will only require a model MOA for health plans upon request.

# 35— Contract Change—Report Grid

Modify Appendix 3 (Reporting Requirements for Medicaid Health Plans) to reflect the correct due dates for reports. Specifically, the following changes are reflected in the revised reporting grid:

•	All dates have been revised to reflect the new contract year

•	The Quality Improvement Plan Annual Evaluation and Work Plan is due on June 30 instead of July 30 and should be submitted in electronic format.

•	DCH has changed the form for Physician Incentive Program (PIP) Reporting from the CMS annual update form to the DCH’s PIP Attestation form and PIP Disclosure forms.

Rationale

The contract change updates reporting requirements and timelines. No new reporting requirements have been added; the change in the due date for the Quality Improvement Plan Annual Evaluation and Work Plan is necessary to facilitate DCH’s incorporation of these reports in DCH’s External Quality Review process.

18

Form No. DMB 234 (Rev. 1/96)
AUTHORITY: Act 431 of 1984
COMPLETION: Required
PENALTY: Contract will not be executed unless form is filed

STATE OF MICHIGAN

DEPARTMENT OF MANAGEMENT AND BUDGET September 18, 2006

PURCHASING OPERATIONS

P.O. BOX 30026, LANSING, MI 48909

OR

530 W. ALLEGAN, LANSING, MI 48933

CHANGE NOTICE NO. 8

TO

CONTRACT NO. 071B5200018

between

THE STATE OF MICHIGAN

and

NAME & ADDRESS OF VENDOR	TELEPHONE (248) 925-1710
Roman T. Kulich
Molina Healthcare of Michigan Inc.	VENDOR NUMBER/MAIL CODE
100 West Big Beaver Road, Suite 600	(2) 38-3341599 (004)
Troy, MI 48084	BUYER/CA (517) 241-4225
RomanK@Molinahealthcare.com	Kevin Dunn

Contract Compliance Inspector: Cheryl Bupp 241-7933
Comprehensive Health Care for Medicaid Beneficiaries – Regions 1, 4, 6, 7, 9, 10—DCH

CONTRACT PERIOD:	From: October 1, 2004	To: October 1, 2006

TERMS	SHIPMENT with three 1 year renewal options
N/A	N/A

F.O.B.	SHIPPED FROM
N/A	N/A

MINIMUM DELIVERY REQUIREMENTS
N/A

NATURE OF CHANGE (S):

Effective immediately, Alpena County is hereby removed as an approved Region 7 service area. All other terms, conditions, specifications and pricing remain unchanged. NOTE: Buyer is changed to Kevin Dunn (517) 241-4225.

AUTHORITY/REASON:

Per agency (Cheryl Bupp) email dated 9/5/06, and DMB/Purchasing Operations approval. **Total Contract value revised to reflect correct initial two (2) year Contract amount.

TOTAL REVISED ESTIMATED CONTRACT VALUE:                    $315,789,472.00**

FOR THE VENDOR:	FOR THE STATE:

Molina Healthcare of Michigan Inc.
Firm Name	Signature
Melissa Castro, CPPB, Buyer Manager
Authorized Agent Signature	Name/Title
Services Division, Purchasing Operations
Authorized Agent (Print or Type)	Department

Date	Date

Form No. DMB 234 (Rev. 1/96)

AUTHORITY: Act 431 of 1984

COMPLETION: Required

PENALTY: Contract will not be executed unless form is filed

STATE OF MICHIGAN

DEPARTMENT OF MANAGEMENT AND BUDGET January 3, 2006

ACQUISITION SERVICES

P.O. BOX 30026, LANSING, MI 48909

OR

530 W. ALLEGAN, LANSING, MI 48933

CHANGE NOTICE NO. 7

TO

CONTRACT NO. 071B5200018

between

THE STATE OF MICHIGAN

and

NAME & ADDRESS OF VENDOR	TELEPHONE (248) 925-1710
Roman T. Kulich
Molina Healthcare of Michigan Inc.	VENDOR NUMBER/MAIL CODE
100 West Big Beaver Road, Suite 600	(2) 38-3341599 (004)
Troy, MI 48084	BUYER/CA (517) 241-1647
RomanK@Molinahealthcare.com	Irene Pena, CPPB

Contract Compliance Inspector: Cheryl Bupp 241-7933
Comprehensive Health Care for Medicaid Beneficiaries – Regions 1, 4, 6, 7, 9, 10—DCH

CONTRACT PERIOD:	From: October 1, 2004	To: October 1, 2006

TERMS	SHIPMENT with three 1 year renewal options
N/A	N/A

F.O.B.	SHIPPED FROM
N/A	N/A

MINIMUM DELIVERY REQUIREMENTS
N/A

NATURE OF CHANGE (S):

Effective 10/1/2005, the attached changes are hereby incorporated into this contract. Also effective 1/1/2006, the attached new Maternity Case Rates are hereby incorporated into this contract. All other terms, conditions and pricing remain the same.

AUTHORITY/REASON:

Per DMB/Acquisition Services and agency request.

Total Estimated Contract Value Remains:                     $157,894,736.00

FOR THE VENDOR:	FOR THE STATE:

Molina Healthcare of Michigan Inc.
Firm Name	Signature
Irene Pena, CPPB, Buyer Specialist
Authorized Agent Signature	Name
Services Division, Acquisition Services
Authorized Agent (Print or Type)	Title

Date	Date

ACQUISITION SERVICES

STATE OF MICHIGAN

ITB #
Due

TABLE OF CONTENTS

DEFINITION OF TERMS		ix
INTRODUCTION		1
SECTION I

CONTRACTUAL SERVICES TERMS AND CONDITIONS

I-A	PURPOSE	1
I-B	TERM OF CONTRACT	1
I-C	ISSUING OFFICE	1
I-D	CONTRACT ADMINISTRATOR	1
I-E	COST LIABILITY	2
I-F	CONTRACTOR RESPONSIBILITIES	2
I-G	NEWS RELEASES	3
I-H	DISCLOSURE	3
I-I	ACCOUNTING RECORDS	4
I-J	INDEMNIFICATION	4
I-K	LIMITATION OF LIABILITY	6
I-L	NON INFRINGEMENT/COMPLIANCE WITH LAWS	6
I-M	WARRANTIES AND REPRESENTATIONS	6
I-N	TIME IS OF THE ESSENCE	6
I-O	CONFIDENTIALITY OF DATA AND INFORMATION	7
I-P	REMEDIES FOR BREACH OF CONFIDENTIALITY	7
I-Q	CONTRACTOR’S LIABILITY INSURANCE	7
I-R	NOTICE AND RIGHT TO CURE	10
I-S	CANCELLATION	10
I-T	RIGHTS AND OBLIGATIONS UPON CANCELLATION	12
I-U	EXCUSABLE FAILURE	13
I-V	ASSIGNMENT	13
I-W	DELEGATION	14
I-X	NON-DISCRIMINATION CLAUSE	14
I-Y	WORKPLACE SAFETY AND DISCRIMINATORY HARASSMENT	14
I-Z	MODIFICATION OF CONTRACT	14
I-AA	NOTICES	15
I-BB	ENTIRE AGREEMENT	16
I-CC	NO WAIVER OF DEFAULT	16
I-DD	SEVERABILITY	16
I-EE	HEADINGS	16
I-FF	DISCLAIMER	16
I-GG	RELATIONSHIP OF THE PARTIES	17
I-HH	UNFAIR LABOR PRACTICES	17
I-II	SURVIVOR	17
I-JJ	GOVERNING LAW	17

I-KK	YEAR 2000 SOFTWARE COMPLIANCE	17
I-LL	CONTRACT DISTRIBUTION	18
I-MM	STATEWIDE CONTRACTS	18
I-NN	ELECTRONIC FUNDS TRANSFER	18
I-OO	TRANSITION ASSISTANCE	18
I-PP	DISCLOSURE OF LITIGATION	18
I-QQ	REPRESENTATION IN LITIGATION	20

SECTION II

WORK STATEMENT

II-A BACKGROUND/PROBLEM STATEMENT		20
1.	Value Purchasing	20
2.	Managed Care Direction	20
II-B OBJECTIVES		21
1.	General Objectives	21
2.	Specific Objectives	21
3.	Objectives for Contractor Accountability	22
II-C TARGETED GEOGRAPHICAL AREA FOR IMPLEMENTATION OF THE CHCP		23
1.	Regions	23
2.	Multiple Region Service Areas	23
3.	Contiguous County Service Areas	24
4.	Contiguous County Exception – Wayne and Oakland Counties	24
II-D MEDICAID ELIGIBILITY AND CHCP ENROLLMENT		24
1.	Medicaid Eligible Groups Who Must Enroll in the CHCP:	24
2.	Medicaid Eligible Groups Who May Voluntarily Enroll in the CHCP:	24
3.	Medicaid Eligible Groups Excluded From Enrollment in the CHCP:	25
II-E ELIGIBILITY DETERMINATION		25
II-F ENROLLMENT IN THE CHCP		25
1.	Enrollment Services	25
2.	Initial Enrollment	26
3.	Enrollment Lock-in and Open Enrollment for Beneficiaries in Counties Not Covered by Exceptions	26
4.	Rural Area Exception	27
5.	Preferred Option Program	27
6.	Enrollment Date	28
7.	Newborn Enrollment	28
8.	Automatic Re-enrollment	28
9.	Enrollment Errors by the Department	28
10.	Enrollees Who Move Out of the Contractor’s Service Area	29
11.	Disenrollment Requests Initiated by the Contractor	29
12.	Disenrollment Requests Initiated by the Enrollee	31
II-G SCOPE OF COMPREHENSIVE BENEFIT PACKAGE		31
1.	Services Included	31
2.	Enhanced Services	32
3.	Services Covered Outside of the Contract	33
4.	Services Prohibited or Excluded Under Medicaid:	33
II-H SPECIAL COVERAGE PROVISIONS		33
1.	Emergency Services	34
2.	Out-of-Network Services	35
3.	Family Planning Services	35
4.	Maternal Infant Health Program (MIHP)	36
5.	Federally Qualified Health Centers (FQHCs)	37
6.	Co-payments	37
7.	Abortions	38

8.	Pharmacy	38
9.	Well Child Care/Early and Periodic Screening, Diagnosis & Treatment (EPSDT) Program	39
10.	Immunizations	40
11.	Transportation	41
12.	Transplant Services	41
13.	Communicable Disease Services	41
14.	Restorative Health Services	41
15.	Child and Adolescent Health Centers and Programs	42
16.	Hospice Services	42
17.	Twenty (20) Visit Mental Health Outpatient Benefit	42
18.	Persons with Special Health Care Needs	42
II-I OBSERVANCE OF FEDERAL, STATE, AND LOCAL LAWS		43
1.	Special Waiver Provisions for CHCP	43
2.	Fiscal Soundness of the Risk-Based Contractor	43
3.	Prohibited Affiliations with Individuals De-barred by Federal Agencies	43
4.	Public Health Reporting	44
5.	Compliance with CMS Regulation	44
6.	Compliance with HIPAA Regulation	44
7.	Advanced Directives Compliance	44
8.	Medicaid Policy	45
II-J CONFIDENTIALITY		45
II-K CRITERIA FOR CONTRACTORS		45
1.	Administrative and Organizational Criteria	45
2.	Financial Criteria	46
3.	Provider Network and Health Service Delivery Criteria	46
II-L CONTRACTOR ORGANIZATIONAL STRUCTURE, ADMINISTRATIVE SERVICES, FINANCIAL REQUIREMENTS AND PROVIDER NETWORKS		46
1.	Organizational Structure	46
2.	Administrative Personnel	47
3.	Administrative Requirements	49
4.	Program Integrity	50
5.	Management Information Systems	51
6.	Governing Body	52
7.	Provider Network	52
	(a) General	52
	(b) Inclusion	54
	(c) Coordination of Care with Public and Community Providers and Organizations	54
	(d) Coordination of Care with Local Behavioral Health and Developmental Disability Providers	54
	(e) Network Changes	55
	(f) Provider Contracts	55
	(g) Disclosure of Physician Incentive Plan	56
	(h) Provider Credentialing	56
	(i) Primary Care Provider (PCP) Standards	57
II-M PAYMENT TO PROVIDERS		58
1.	Electronic Billing Capacity	59
2.	Payment Resolution Process	59
3.	Arbitration	59
4.	Post-payment Review	60

5.	Total Payment	60
6.	Enrollee Liability for Payment	60
7.	Hospital Payments	60
II-N	PROVIDER SERVICES (In-Network and Out-of-Network)	60
II-O	QUALITY ASSESSMENT AND PERFORMANCE IMPROVEMENT PROGRAM	61
1.	Quality Assessment and Performance Improvement Program (QAPI)	61
2.	Annual Effectiveness Review	62
3.	Annual Performance Improvement Projects	63
4.	Performance Monitoring	63
5.	External Quality Review (EQR)	63
6.	Consumer Survey	63
II-P	UTILIZATION MANAGEMENT	64
II-Q	THIRD PARTY RESOURCE REQUIREMENTS	64
II-R	MARKETING -	65
1.	Allowed Marketing Locations/Practices Directed at the General Population:	66
2.	Prohibited Marketing Locations/Practices that Target Individual Beneficiaries:	66
3.	Health Fairs	66
4.	Marketing Materials	67
II-S	ENROLLEE SERVICES	67
1.	General	68
2.	Enrollee Education	68
3.	Member Handbook/Provider Directory	69
4.	Protection of Enrollees against Liability for Payment and Balanced Billing	71
II-T	GRIEVANCE/APPEAL PROCEDURES	71
1.	Contractor Grievance/Appeal Procedure Requirements	71
2.	Notice to Enrollees of Grievance Procedure	72
3.	Notice to Enrollees of Appeal Procedure	72
4.	State Medicaid Appeal Process	73
5.	Expedited Appeal Process	73
II-U	CONTRACTOR ON-SITE REVIEWS	73
II-V	CONTRACT REMEDIES AND SANCTIONS	74
II-W	DATA REPORTING	75
	Annual Consolidated. .	75
1.	HEDIS( Submission	76
2.	Encounter Data Submission	76
3.	Financial and Claims Reporting	76
4.	Semi-annual Grievance and Appeal Report	76
II-X	RELEASE OF REPORT DATA	76
II-Y	MEDICAL RECORDS	76
1.	Medical Record Maintenance	77
2.	Medical Record Confidentiality/Access	77
II-Z PAYMENT PROVISIONS		77
1.	Contractor Performance Bonus	78
II-AA RESPONSIBILITIES OF THE DEPARTMENT OF COMMUNITY HEALTH		78
II-BB MEMORANDUM OF AGREEMENT WITH DETROIT HEALTH AUTHORITY (DWCHA)		79

DEFINITION OF TERMS

TERMS	DEFINITIONS

Abuse	Provider practices that are inconsistent with sound fiscal, business, or medical practices, and result in an unnecessary cost to the Medicaid program, or in reimbursement for services that are not medically necessary or that fail to meet professionally recognized standards for health care. It also includes beneficiary practices that result in unnecessary cost to the Medicaid program.

ACIP	Advisory Committee on Immunization Practices. A federal advisory committee convened by the Center for Disease Control, Public Health Service, Health & Human Services to make recommendations on the appropriate use and scheduling of vaccines and immunizations for the general public.

Administrative Law Judge	A person designated by DCH to conduct the Administrative Hearing in an impartial or unbiased manner.

Advance Directive	A written instruction, such as a living will or durable power of attorney for health care, recognized under State law, relating to the provision of health care when the individual is incapacitated.

Appeal

As defined in 42 CFR 438.400(3)(b). A request for review of a Contractor’s decision that results in any of the following actions:

•      The denial or limited authorization of a requested service, including the type or level of service;

•      The reduction, suspension, or termination of a previously authorized service;

•      The denial, in whole or in part, of payment for a properly authorized and covered service;

•      The failure to provide services in a timely manner, as defined by the State;

•      The failure of a Contractor to act within the established timeframes for grievance and appeal disposition;

•      For a resident of a rural area with only one Medicaid Health Plan, the denial of a Medicaid enrollee’s request to exercise his or her right, under 42 CFR 438.52(b)(2)(ii), to obtain services outside the network.

Balanced Budget Act	The Balanced Budget Act (BBA) of 1997 (Public law 105-33). The BBA establishes the rules and regulations for the 1915 (b) waiver under which the CHCP is administered.

Beneficiary	Any person determined eligible for the Medical Assistance Program as defined below.

Blanket Purchase Order	Alternative term for “Contract” used in the State’s computer system (Michigan Automated Information Network) MAIN.

Business Day	Monday through Friday except those days identified by the State as holidays.

CAC	Clinical Advisory Committee appointed by the DCH

Capitation Rate	A fixed per person monthly rate payable to the Contractor by the DCH for provision of all Covered Services defined within this Contract.

CFR	Code of Federal Regulations

CHCP	Comprehensive Health Care Program. Capitated health care services for Medicaid Beneficiaries in specified counties provided by Medicaid Health Plans that contract with the State.

Clean Claim	Clean Claim means that as defined in MCL 400.111i

CMHSP	Community Mental Health Services Program

CMS	Centers for Medicare and Medicaid Services

Contract	A binding agreement entered into by the State of Michigan and the Contractor; see also “Blanket Purchase Order.”

Contractor	The successful bidder who was awarded a Contract. In this contract, the terms Contractor, HMO, Contractor’s plan, Medicaid Health Plan, MHP and Health Plan are used interchangeably.

Covered Services	All services provided under Medicaid, as defined in Section II-G(1)-(2) that the Contractor has agreed to provide or arrange to be provided.

CSHCS	Children’s Special Health Care Services

DCH OR MDCH	The Department of Community Health or the Michigan Department of Community Health and its designated agents.

DCH Administrative Hearing	Also called a fair hearing, an impartial review by DCH of a decision made by the Contractor that the Enrollee believes is inappropriate. An Administrative Law Judge conducts the Administrative Hearing.

Department	The Michigan Department of Community Health and its designated agents.

DMB	The Michigan Department of Management and Budget

Emergency Medical Care/Services (EMC)	Those services necessary to treat an emergency medical condition. Emergency medical condition means a medical condition manifesting itself by acute symptoms of sufficient severity (including severe pain) such that a prudent lay person, with an average knowledge of health and medicine, could reasonably expect the absence of immediate medical attention to result in: (i) serious jeopardy to the health of the individual or, in the case of a pregnant woman, the health of the woman or her unborn child; (ii) serious impairment to bodily functions; or (iii) serious dysfunction of any bodily organ or part.

Enrollee	Any Medicaid Beneficiary who is currently enrolled in Medicaid managed care in a given Medicaid Health Plan.

Enrollment Capacity	The number of persons that the Contractor can serve through its provider network under a Contract with the State. Enrollment Capacity is determined by a Contractor based upon its provider network organizational capacity and available risk-based capital.

Enrollment Service	An entity contracted by the DMB to contact and educate general Medicaid and Children’s Special Health Care Services Beneficiaries about managed care and to enroll, disenroll, and change enrollment(s) for these Beneficiaries.

Expedited Appeal	An appeal conducted when the Contractor determines (based on the Enrollee request) or the provider indicates (in making the request on the enrollee’s behalf or supporting the enrollee’s request) that taking the time for a standard resolution could seriously jeopardize the Enrollee’s life, health, or ability to attain, maintain, or regain maximum function.

Expedited Authorization Decision	An authorization decision required to be expedited due to a request by the provider or determination by the Contractor that following the standard timeframe could seriously jeopardize the Enrollee’s life or health.

Expiration	Except where specifically provided for in the Contract, the ending and termination of the contractual duties and obligations of the parties to the Contract pursuant to a mutually agreed upon date.

DHS	Department of Human Services

FFS	Fee-for-service. A reimbursement methodology that provides a payment amount for each individual service delivered.

FQHC	Federal Qualified Health Center

Fraud	An intentional deception or misrepresentation made by a person with the knowledge that the deception could result in some unauthorized benefit to himself or some other person. It includes any act that constitutes fraud under applicable Federal or State law (42 CFR 455.2).

Grievance	Grievance means an expression of dissatisfaction about any matter other than an action subject to appeal. (42 CFR 438.400)

HEDIS	Health Employer Data and Information Set; the result of a coordinated development effort by the National Committee for Quality Assurance (NCQA) to provide a group of 60 performance measures that gives employers some objective information with which to evaluate health plans and hold them accountable.

HMO	An entity that has received and maintains a State certificate of authority to operate as a Health Maintenance Organization as defined in MCL 500.3501.

Long Term Care Facility	Any facility licensed and certified by the Michigan Department of Community Health, in accordance with the Public Health Code, 1978 PA 368, as amended, MCL 333.1101 – 333.25211, to provide inpatient nursing care services.

Marketing	Marketing means any communication, from a Contractor directed to a Medicaid Beneficiary who is not enrolled in the Contractor’s plan, that can reasonably be interpreted as intended to influence the Beneficiary to enroll in that particular Contractor’s Medicaid product, or either to not enroll in, or to disenroll from, another health plan’s Medicaid product.

Medicaid/Medical Assistance Program	A federal/state program authorized by the Title XIX of the Social Security Act, as amended, 42 U.S.C. 1396 et seq.; and section 105 of 1939 PA 280, as amended, MCL 400.1 – 400.122; which provides federal matching funds for a Medical Assistance Program. Specified medical and financial eligibility requirements must be met.

Medicaid Health Plan	Managed care organizations that provide or arrange for the delivery of comprehensive health care services to Medicaid enrollees in exchange for a fixed prepaid sum or Per Member Per Month prepaid payment without regard to the frequency, extent, or kind of health care services. A Medicaid Health Plan (MHP) must have a certificate of authority from the State as a Health Maintenance Organization (HMO). See also Contractor.

MSA	Medical Services Administration, the agency within the Department of Community Health responsible for the administration of the Medicaid Program.

PCP	Primary Care Provider. Those providers within the MHPs who are designated as responsible for providing or arranging health care for specified Enrollees of the Contractor.

Persons with Special Health Care Needs	Enrollees who have lost eligibility for the Children’s Special Health Care Services (CSHCS) program due to the program’s age requirements.

PIHP	Prepaid Inpatient Health Plan

PMPM	Per Member Per Month

Prevalent Language	Specific Non-English Language that is spoken as the primary language by more than 5% of the Contractor’s Enrollees.

Provider	Provider means a health facility or a person licensed, certified, or registered under parts 61 to 65 or 161 to 182 of Michigan’s Public Health code, 1978 PA 368, as amended, MCL 333.1101 – 333.25211.

QIC	Quality Improvement Committee

Rural	Rural is defined as any county not designated as metropolitan or outlying metropolitan by the 2000 U. S. Census.

State	The State of Michigan

Subcontractor	A subcontractor is any person or entity that performs a required, ongoing administrative function of the Contractor under this Contract as defined in Section I-F of this Contract.

Successful Bidder	The bidder(s) awarded a Contract as a result of a solicitation.

VFC	Vaccines for Children program. A federal program which makes vaccine available free to immunize children age 18 and under who are Medicaid eligible.

Well Child Visits/EPSDT	Early and periodic screening, diagnosis, and treatment program. A child health program of prevention and treatment intended to ensure availability and accessibility of primary, preventive, and other necessary health care resources and to help Medicaid children and their families to effectively use these resources.

SECTION I

CONTRACTUAL SERVICES TERMS AND CONDITIONS

I-A PURPOSE

This contract covers the provision of services under the Comprehensive Health Care Program (CHCP) for Medicaid beneficiaries in the service area within the State of Michigan, as described in Attachment B.

The contract will be a unit price (Per Member Per Month Capitated Rate) Contract, see Attachment A. Because beneficiaries must have a choice among Contractors, the State cannot guarantee an exact number of enrollees to any Contractor. The term of the Contract shall be effective October 1, 2004 and continue until October 1, 2006. The Contract may be extended for no more than three (3) one (1) year extensions after September 30, 2006.

I-B TERM OF CONTRACT

The State of Michigan is not liable for any cost incurred by any bidder prior to signing of a Contract by all parties. The Contract covers the period from October 1, 2004 through September 30, 2006. The Contract may be extended for no more than three (3) one (1) year extensions after September 30, 2006, and are subject to price adjustments. The State fiscal year is October lst through September 30th. The prospective Contractor should realize that payments in any given fiscal year are contingent upon State and Federal appropriations and approval by the Michigan State Administrative Board.

I-C ISSUING OFFICE

This contract is issued by the State of Michigan, Department of Management and Budget (DMB), Acquisition Services, hereafter known as Acquisition Services, for the State of Michigan, Michigan Department of Community Health (MDCH), Medical Services Administration (MSA). Where actions are a combination of those of Acquisition Services and MDCH, MSA the authority will be known as the State.

Acquisition Services is the sole point of contact in the State with regard to all procurement and contractual matters relating to the services described herein. Acquisition Services is the only office authorized to change, modify, amend, alter, clarify, etc., the prices, specifications, terms, and conditions of this Request For Proposal and any Contract(s) awarded as a result of this Request. Acquisition Services will remain the SOLE POINT OF CONTACT throughout the procurement process, until such time as the Director of Acquisition Services shall direct otherwise in writing. See Paragraph II-C below. All communications concerning this procurement must be addressed to:

Irene Pena, CPPB

DMB, Acquisition Services

2nd Floor, Mason Building

P.O. Box 30026

Lansing, MI 48909

Penai1@michigan.gov and (517) 241-1647

I-D CONTRACT ADMINISTRATOR

Upon receipt at Acquisition Services of the properly executed Contract Agreement, it is anticipated that the Director of Acquisition Services will direct that the person named below or any other person so designated be authorized to administer the Contract on a day-to-day basis during the term of the Contract. However, administration of any Contract resulting from this Request implies no authority to change, modify, clarify, amend, or otherwise alter the prices, terms, conditions, and specifications of such Contract. That authority is retained by Acquisition Services. The Contract Administrator for this project is:

Cheryl Bupp, Director

Department of Community Health Managed Care Plan Division

P.O. Box 30479

Lansing, Michigan 48909-7979

BuppC@Michigan.gov and 517-241-7933

I-E COST LIABILITY

The State of Michigan assumes no responsibility or liability for costs incurred by the Contractor prior to the signing of any Contract resulting from this Request. Total liability of the State is limited to the terms and conditions of any resulting Contract.

I-F CONTRACTOR RESPONSIBILITIES

The Contractor will be responsible for the performance of all the obligations under this Contract, whether the Contractor or a subcontractor performs the obligations. Further, the State will consider the Contractor to be the sole point of contact with regard to contractual matters, including but not limited to payment of any and all costs resulting from the anticipated Contract. If any part of the work is to be subcontracted, the contractor must notify the state and identify the subcontractor(s), including firm name and address, contact person, complete description of work to be subcontracted, and descriptive information concerning subcontractor’s organizational abilities. The State reserves the right to approve subcontractors for this project and to require the Contractor to replace subcontractors found to be unacceptable. The Contractor is totally responsible for adherence by the subcontractor to all provisions of the Contract.

A subcontractor is any person or entity that performs a required, ongoing administrative function of the Contractor under this Contract. Health care providers included in the network of the Contractor and Health Benefit Managers are not considered a subcontractor for purposes of this Contract unless otherwise specifically noted in this Contract. Contracts for one-time only functions or services not directly related to requirements under this Contract, such as maintenance, cleaning, or insurance protection, are not intended to be covered by this section.

Although Contractors may enter into subcontracts, all communications shall take place between the Contractor and the State directly; therefore, all communication by subcontractors must be with the Contractor only, not with the State.

If a Contractor elects to use a subcontractor not specified in the Contractor’s response, the Contractor must provide DCH with written notice no later than 21 days after the subcontract effective date. Use of a subcontractor without notice to DCH may be cause for termination of the Contract.

In accordance with 42 CFR 434.6(b), all subcontracts entered into by the Contractor must be in writing and fulfill the requirements of 42 CFR 434.6(a) that are appropriate to the service or activity delegated under the subcontract. All subcontracts must be in compliance with all State of Michigan statutes and will be subject to the provisions thereof. All subcontracts must fulfill the requirements of this Contract that are appropriate to the services or activities delegated under the subcontract. For each portion of the proposed services to be arranged for and administered by a subcontractor, the proposal must include: (1) the identification of the functions to be performed by the subcontractor, and (2) the subcontractor’s related qualifications and experience. All employment agreements, provider contracts, or other arrangements, by which the Contractor intends to deliver services required under this Contract, whether or not characterized as a subcontract, shall be subject to review and approval by the State and must meet all other requirements of this paragraph appropriate to the service or activity delegated under the agreement.

The Contractor shall furnish information to the State as to the amount of the subcontract, the qualifications of the subcontractor for guaranteeing performance, and any other data that may be required by the State. All subcontracts held by the Contractor shall be made available on request for inspection and examination by appropriate State officials, and such relationships must meet with the approval of the State.

The Contractor shall furnish information to the State necessary to administer all requirements of the Contract. The State shall give Contractors at least 30 days notice before requiring new information.

I-G NEWS RELEASES

News releases pertaining to this document or the services, study, data, or project to which it relates will not be made without prior written State approval, and then only in accordance with the explicit written instructions from the State. No results of the program are to be released without prior approval of the State and then only to persons designated.

I-H DISCLOSURE

All information in a bidder’s proposal and this contract is subject to the provisions of the Freedom of Information Act, 1976 Public Act No. 442, as amended, MCL 15.231, et seq.

I-I ACCOUNTING RECORDS

The Contractor will be required to maintain all pertinent financial and accounting records and evidence pertaining to the Contract in accordance with generally accepted principles of accounting and other procedures specified by the State of Michigan. Financial and accounting records shall be made available, upon request, to the State of Michigan, its designees, or the Michigan Auditor General at any time during the Contract period and any extension thereof, and for six (6) years from the expiration date and final payment on the Contract or extension thereof.

I-J INDEMNIFICATION

A. General Indemnification

To the fullest extent permitted by law, the Contractor shall indemnify, defend and hold harmless the State, its departments, divisions, agencies, sections, commissions, officers, employees and agents, from and against all losses, liabilities, penalties, fines, damages and claims (including taxes), and all related costs and expenses (including reasonable attorneys’ fees and disbursements and costs of investigation, litigation, settlement, judgments, interest and penalties), arising from or in connection with any of the following:

1.	Any claim, demand, action, citation or legal proceeding against the State, its employees and agents arising out of or resulting from (1) the product provided or (2) performance of the work, duties, responsibilities, actions or omissions of the Contractor or any of its subcontractors under this Contract;

2.	Any claim, demand, action, citation or legal proceeding against the State, its employees and agents arising out of or resulting from a breach by the Contractor of any representation or warranty made by the Contractor in the Contract;

3.	Any claim, demand, action, citation or legal proceeding against the State, its employees and agents arising out of or related to occurrences that the Contractor is required to insure against as provided for in this Contract;

4.	Any claim, demand, action, citation or legal proceeding against the State, its employees and agents arising out of or resulting from the death or bodily injury of any person, or the damage, loss or destruction of any real or tangible personal property, in connection with the performance of services by the Contractor, by any of its subcontractors, by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable; provided, however, that this indemnification obligation shall not apply to the extent, if any, that such death, bodily injury or property damage is caused solely by the negligence or reckless or intentional wrongful conduct of the State;

5.	Any claim, demand, action, citation or legal proceeding against the State, its employees and agents which results from an act or omission of the Contractor or any of its subcontractors in its or their capacity as an employer of a person.

B. Patent/Copyright Infringement Indemnification

To the fullest extent permitted by law, the Contractor shall indemnify, defend and hold harmless the State, its employees and agents from and against all losses, liabilities, damages (including taxes), and all related costs and expenses (including reasonable attorneys’ fees and disbursements and costs of investigation, litigation, settlement, judgments, interest and penalties) incurred in connection with any action or proceeding threatened or brought against the State to the extent that such action or proceeding is based on a claim that any piece of equipment, software, commodity or service supplied by the Contractor or its subcontractors, or the operation of such equipment, software, commodity or service, or the use or reproduction of any documentation provided with such equipment, software, commodity or service infringes any United States or foreign patent, copyright, trade secret or other proprietary right of any person or entity, which right is enforceable under the laws of the United States. In addition, should the equipment, software, commodity, or service, or the operation thereof, become or in the Contractor’s opinion be likely to become the subject of a claim of infringement, the Contractor shall at the Contractor’s sole expense (i) procure for the State the right to continue using the equipment, software, commodity or service or, if such option is not reasonably available to the Contractor, (ii) replace or modify the same with equipment, software, commodity or service of equivalent function and performance so that it becomes non-infringing, or, if such option is not reasonably available to Contractor, (iii) accept its return by the State with appropriate credits to the State against the Contractor’s charges and reimburse the State for any losses or costs incurred as a consequence of the State ceasing its use and returning it.

C. Indemnification Obligation Not Limited

In any and all claims against the State of Michigan, or any of its agents or employees, by any employee of the Contractor or any of its subcontractors, the indemnification obligation under the Contract shall not be limited in any way by the amount or type of damages, compensation or benefits payable by or for the Contractor or any of its subcontractors under worker’s disability compensation acts, disability benefits acts, or other employee benefits acts. This indemnification clause is intended to be comprehensive. Any overlap in sub clauses, or the fact that greater specificity is provided as to some categories of risk, is not intended to limit the scope of indemnification under any other sub clause.

D. Continuation of Indemnification Obligation

The duty to indemnify will continue in full force and affect not withstanding the expiration or early termination of the Contract with respect to any claims based on facts or conditions, which occurred prior to termination.

E. Indemnification Exclusion

The Contractor is not required to indemnify the State of Michigan for services provided by health care providers mandated under federal statute or State policy, unless the health care provider is a voluntary contractual member of the Contractor’s provider network. Local agreements with Community Mental Health Services Program (CMHSP) and/or Prepaid Inpatient Health Plan (PIHP) do not constitute network provider contracts.

I-K LIMITATION OF LIABILITY

Except as set forth herein, neither the Contractor nor the State shall be liable to the other party for indirect or consequential damages, even if such party has been advised of the possibility of such damages. Such limitation as to indirect or consequential damages shall not be applicable for claims arising out of gross negligence, willful misconduct, or Contractor’s indemnification responsibilities to the State as set forth in Section I-J with respect to third party claims, action and proceeding brought against the State.

I-L NON INFRINGEMENT/COMPLIANCE WITH LAWS

The Contractor warrants that in performing the services called for by this Contract it will not violate any applicable law, rule, or regulation, any contracts with third parties, or any intellectual rights of any third party, including but not limited to, any United States patent, trademark, copyright, or trade secret.

I-M WARRANTIES AND REPRESENTATIONS

The Contractor warrants and represents, without limitation, that the Contractor shall comply with the following:

1.	Perform all services in accordance with high professional standards in the industry;

2.	Use sufficient numbers of qualified individuals with suitable training, education, experience and skill to perform the services;

3.	Use its best efforts to use efficiently any resources or services necessary to provide the services that are separately chargeable to the State;

4.	Use its best efforts to perform the services in the most cost effective manner consistent with the required level of quality and performance;

5.	Perform the services in a manner that does not infringe the proprietary rights of any third party;

6.	Perform the services in a manner that complies with all applicable laws and regulations;

7.	Duly authorize the execution, delivery and performance of the Contract;

8.	Not provide any gifts, payments or other inducements to any officer, employee or agent of the State;

I-N TIME IS OF THE ESSENCE

The Contractor agrees that time is of the essence in the performance of the Contractor’s obligations under this Contract.

I-O CONFIDENTIALITY OF DATA AND INFORMATION

1.	All financial, statistical, personnel, technical and other data and information relating to the State’s operation which are designated confidential by the State and made available to the Contractor in order to carry out this Contract, or which become available to the Contractor in carrying out this Contract, shall be protected by the Contractor from unauthorized use and disclosure through the observance of the same or more effective procedural requirements as are applicable to the State. The identification of all such confidential data and information as well as the State’s procedural requirements for protection of such data and information from unauthorized use and disclosure shall be provided by the State in writing to the Contractor. If the methods and procedures employed by the Contractor for the protection of the Contractor’s data and information are deemed by the State to be adequate for the protection of the State’s confidential information, such methods and procedures may be used, with the written consent of the State, to carry out the intent of this section.

2.	The Contractor shall not be required under the provisions of this section to keep confidential, (1) information generally available to the public, (2) information released by the State generally, or to the Contractor without restriction, (3) information independently developed or acquired by the Contractor or its personnel without reliance in any way on otherwise protected information of the State. Notwithstanding the foregoing restrictions, the Contractor and its personnel may use and disclose any information which it is otherwise required by law to disclose, but in each case only after the State has been so notified, and has had the opportunity, if possible, to obtain reasonable protection for such information in connection with such disclosure.
3.	The use or disclosure of information regarding Enrollees obtained in connection with the performance of this Contract shall be restricted to purposes directly related to the administration of services required under the Contract, unless otherwise required by law.

I-P REMEDIES FOR BREACH OF CONFIDENTIALITY

The Contractor acknowledges that a breach of its confidentiality obligations as set forth in section I-O of this Contract shall be considered a material breach of the Contract. Furthermore, the Contractor acknowledges that in the event of such a breach the State shall be irreparably harmed. Accordingly, if a court should find that the Contractor has breached or attempted to breach any such obligations, the Contractor will not oppose the entry of an appropriate order restraining it from any further breaches or attempted or threatened breaches. This remedy shall be in addition to and not in limitation of any other remedy or damages provided by law.

I-Q CONTRACTOR’S LIABILITY INSURANCE

The Contractor is required to provide proof of the minimum levels of insurance coverage as indicated below. The purpose of this coverage shall be to protect the State from claims which may arise out of or result from the Contractor’s performance of services under the terms of this Contract, whether such services are performed by the Contractor, or by any subcontractor, or by anyone directly or indirectly employed by any of them, or by anyone for whose acts they may be liable.

The Contractor waives all rights against the State of Michigan, its departments, divisions, agencies, offices, commissions, officers, employees and agents for recovery of damages to the extent these damages are covered by the insurance policies the Contractor is required to maintain pursuant to this Contract. The Contractor also agrees to provide evidence that all applicable insurance policies contain a waiver of subrogation by the insurance company.

All insurance coverages provided relative to this Contract/Purchase Order are PRIMARY and NON-CONTRIBUTING to any comparable liability insurance (including self-insurances) carried by the State.

The Insurance shall be written for not less than any minimum coverage herein specified or required by law, whichever is greater. All deductible amounts for any of the required policies are subject to approval by the State.

The State reserves the right to reject insurance written by an insurer the State deems unacceptable.

BEFORE BOTH PARTIES SIGN THE CONTRACT OR BEFORE THE PURCHASE ORDER IS ISSUED BY THE STATE, THE CONTRACTOR MUST FURNISH TO THE DIRECTOR OF Acquisition Services, CERTIFICATE(S) OF INSURANCE VERIFYING INSURANCE COVERAGE. THE CERTIFICATE MUST BE ON THE STANDARD “ACCORD” FORM. THE CONTRACT OR PURCHASE ORDER NO. MUST BE SHOWN ON THE CERTIFICATE OF INSURANCE TO ASSURE CORRECT FILING. All such Certificate(s) are to be prepared and submitted by the Insurance Provider and not by the Contractor. All such Certificate(s) shall contain a provision indicating that coverages afforded under the policies WILL NOT BE CANCELLED, MATERIALLY CHANGED, OR NOT RENEWED without THIRTY (30) days prior written notice, except for 10 days for non-payment of premium, having been given to the Director of Acquisition Services, Department of Management and Budget. Such NOTICE must include the CONTRACT NUMBER affected and be mailed to: Director, Acquisition Services, Department of Management and Budget, P.O. Box 30026, Lansing, Michigan 48909.

The Contractor is required to provide the type and amount of insurance checked (☑) below:

☑	1.	Commercial General Liability with the following minimum coverages:

$2,000,000 General Aggregate Limit other than Products/Completed Operations
$2,000,000 Products/Completed Operations Aggregate Limit
$1,000,000 Personal & Advertising Injury Limit
$1,000,000 Each Occurrence Limit
$500,000 Fire Damage Limit (any one fire)

The Contractor must list the State of Michigan, its departments, divisions, agencies, offices, commissions, officers, employees, and agents as ADDITIONAL INSUREDS on the Commercial General Liability policy.

☑	2.	If a motor vehicle is used to provide services or products under this Contract, the Contractor must have vehicle liability insurance on any auto including owned, hired and non-owned vehicles used in Contractor’s business for bodily injury and property damage as required by law.
		The Contractor must list the State of Michigan, its departments, divisions, agencies, offices, commissions, officers, employees, and agents as ADDITIONAL INSUREDS on the vehicle liability policy.

☑	3.	Worker’s disability compensation, disability benefit or other similar employee benefit act with minimum statutory limits. NOTE: (1) If coverage is provided by a State fund or if Contractor has qualified as a self-insurer, separate certification must be furnished that coverage is in the state fund or that Contractor has approval to be a self-insurer; (2) Any citing of a policy of insurance must include a listing of the States where that policy’s coverage is applicable; and (3) Any policy of insurance must contain a provision or endorsement providing that the insurers’ rights of subrogation are waived. This provision shall not be applicable where prohibited or limited by the laws of the jurisdiction in which the work is to be performed.

☐	4.	For contracts providing temporary staff personnel to the State, the Contractor shall provide an Alternate Employer Endorsement with minimum coverage of $1,000,000.

☑	5.	Employers liability insurance with the following minimum limits:
		$100,000 each accident
		$100,000 each employee by disease
		$500,000 aggregate disease

☑	6.	Professional Liability Insurance (Errors and Omissions coverage) that includes coverage of the contractor’s peer review and case management activities with the following minimum coverage
		☑ $1,000,000 each occurrence and $3,000,000 annual aggregate
		☐ $3,000,000 each occurrence and $5,000,000 annual aggregate
		☐ $5,000,000 each occurrence and $10,000,000 annual aggregate

☐	7.	Medical Professional Liability, minimum coverage (Medical Professional Liability Insurance is required anytime the State contracts with a medical professional. If a single practitioner will be providing services on site at an agency facility, CGL is NOT required.)
		☐ $100,000 each occurrence and $300,000 annual aggregate (for single practitioner)
		☐ $200,000 each occurrence and $600,000 annual aggregate (for single practitioner)
		☐ $1,000,000 each occurrence and $5,000,000 annual aggregate (for group practice)

☑	8.	The Contractor shall also require that each of its subcontractors maintain insurance coverage as specified above, except for subparagraph (6), or have the subcontractors provide coverage for each subcontractor’s liability and employees. The Contractor must provide proof, upon request of the DCH, of its Provider’s medical professional liability insurance in amounts consistent with the community accepted standards for similar professionals. The provision of this clause shall not be deemed to limit the liability or responsibility of the Contractor or any of its subcontractors herein.

I-R NOTICE AND RIGHT TO CURE

In the event of a curable breach by the Contractor, the State shall provide the Contractor written notice of the breach and a time period to cure said breach described in the notice. This section requiring notice and an opportunity to cure shall not be applicable in the event of successive or repeated breaches of the same nature or if the State determines in its sole discretion that the breach poses a serious and imminent threat to the health or safety of any person or the imminent loss, damage or destruction of any real or tangible personal property.

I-S CANCELLATION

The State may cancel this Contract without further liability or penalty to the State, its departments, divisions, agencies, offices, commissions, officers, agents, and employees for any of the following reasons:

1.	Material Breach by the Contractor. In the event that the Contractor breaches any of its material duties or obligations under the Contract, which are either not capable of or subject to being cured, or are not cured within the time period specified in the written notice of breach provided by the State, or pose a serious and imminent threat to the health and safety of any person, or the imminent loss, damage or destruction of any real or tangible personal property, the State may, having provided written notice of cancellation to the Contractor, cancel this Contract in whole or in part, for cause, as of the date specified in the notice of cancellation.

In the event that this Contract is cancelled for cause, in addition to any legal remedies otherwise available to the State by law or equity, the Contractor shall be responsible for all costs incurred by the State in canceling the Contract, including but not limited to, State administrative costs, attorneys fees and court costs, and any additional costs the State may incur to procure the services required by this Contract from other sources. All excess reprocurement costs and damages shall not be considered by the parties to be consequential, indirect, or incidental, and shall not be excluded by any other terms otherwise included in the Contract.

In the event the State chooses to partially cancel this Contract for cause charges payable under this Contract will be equitably adjusted to reflect those services that are cancelled.

In the event this Contract is cancelled for cause pursuant to this section, and it is therefore determined, for any reason, that the Contractor was not in breach of contract pursuant to the provisions of this section, that cancellation for cause shall be deemed to have been a cancellation for convenience, effective as of the same date, and the rights and obligations of the parties shall be limited to that otherwise provided in the Contract for a cancellation for convenience.

2.	Cancellation For Convenience By the State. The State may cancel this Contract for it convenience, in whole or part, if the State determines that such a cancellation is in the State’s best interest. Reasons for such cancellation shall be left to the sole discretion of the State and may include, but not limited to (a) the State no longer needs the services or products specified in the Contract, (b) relocation of office, program changes, changes in laws, rules, or regulations make implementation of the Contract services no longer practical or feasible, and (c) unacceptable prices for additional services requested by the State. The State may cancel the Contract for its convenience, in whole or in part, by giving the Contractor written notice 90 days prior to the date of cancellation. If the State chooses to cancel this Contract in part, the charges payable under this Contract shall be equitably adjusted to reflect those services that are cancelled.

In the event that a Contract is canceled, the Contractor will cooperate with the State to implement a transition plan for Enrollees. The Contractor will be paid for Covered Services provided during the transition period in accordance with the Capitation Rates in effect between the Contractor and the State at the time of cancellation. Contractors will be provided notice before the termination of any Contract.

3.	Non-Appropriation. In the event that funds to enable the State to effect continued payment under this Contract are not appropriated or otherwise made available. The Contractor acknowledges that, if this Contract extends for several fiscal years, continuation of this Contract is subject to appropriation or availability of funds for this project. If funds are not appropriated or otherwise made available, the State shall have the right to cancel this Contract at the end of the last period for which funds have been appropriated or otherwise made available by giving written notice of cancellation to the Contractor. The State shall give the Contractor written notice of such non-appropriation or unavailability within 30 days after it receives notice of such non-appropriation or unavailability.

4.	Criminal Conviction. In the event the Contractor, an officer of the Contractor, or an owner of a 25% or greater share of the Contractor, is convicted of a criminal offense incident to the application for or performance of a State, public or private Contract or subcontract; or convicted of a criminal offense including but not limited to any of the following: embezzlement, theft, forgery, bribery, falsification or destruction of records, receiving stolen property, attempting to influence a public employee to breach the ethical conduct standards for State of Michigan employees; convicted under State or federal antitrust statutes; or convicted of any other criminal offense which in the sole discretion of the State, reflects upon the Contractor’s business integrity, the State may immediately cancel this Contract without further liability to the State.

5.	Approvals Rescinded. The State may cancel this Contract without further liability or penalty in the event any final administrative or judicial decision or adjudication disapproves a previously approved request for purchase of personal services pursuant to the Michigan Constitution of 1963, Article 11, Section 5, and Civil Service Rules,

Chapter 7. Termination may be in whole or in part and may be immediate as of the date of the written notice to Contractor or may be effective as of the date stated in such written notice.

6.	Cancellation for Convenience. Either the State or the Contractor may, upon 90 days written notice, cancel the contract for the convenience of either party.

I-T RIGHTS AND OBLIGATIONS UPON CANCELLATION

1.	If the Contract is canceled by the State for any reason, the Contractor shall, (a) stop all work as specified in the notice of cancellation, (b) take any action that may be necessary, or that the State may direct, for preservation and protection of Work Product or other property derived or resulting from the Contract that may be in the Contractor’s possession, (c) return all materials and property provided directly or indirectly to the Contractor by any entity, agent or employee of the State, (d) transfer title and deliver to the State, unless otherwise directed by the Contract Administrator or his or her designee, all Work Product resulting from the Contract, and (e) take any action to mitigate and limit any potential damages, or requests for Contractor adjustment or cancellation settlement costs, to the maximum practical extent, including, but not limited to, canceling or limiting as otherwise applicable, those subcontracts, and outstanding orders for material and supplies resulting from the canceled Contract.

2.	In the event the State cancels this Contract prior to its expiration for its own convenience, the State shall pay the Contractor for all charges due for services provided prior to the date of cancellation and if applicable as a separate item of payment pursuant to the Contract, for partially completed Work Product, on a percentage of completion basis. In the event of a cancellation for cause, or any other reason under the Contract, the State will pay, if applicable, as a separate item of payment pursuant to the Contract, for all partially completed Work Products, to the extent that the State requires the Contractor to submit to the State any such deliverables, and for all charges due under the Contract for any cancelled services provided by the Contractor prior to the cancellation date. All completed or partially completed Work Product prepared by the Contractor pursuant to this Contract shall, at the option of the State, become the State’s property, and the Contractor shall be entitled to receive just and fair compensation for such Work Product. Regardless of the basis for the cancellation, the State shall not be obligated to pay, or otherwise compensate, the Contractor for any lost expected future profits, costs, or expenses incurred with respect to Services not actually performed for the State.

3.	If any such cancellation by the State is for cause, the State shall have the right to set-off against any amounts due the Contractor, the amount of any damages for which the Contractor is liable to the State under this Contract or pursuant to law and equity.

4.	Upon a good faith cancellation, the State shall have the right to assume, at its option, any and all subcontracts and agreements for services and materials provided under this Contract, and may further pursue completion of the Work Product under this Contract by replacement contract or otherwise as the State may in its sole judgment deem expedient.

I-U EXCUSABLE FAILURE

1.	Neither party shall be liable for any default or delay in the performance of its obligations under the Contract if and to the extent such default or delay is caused, directly or indirectly, by: fire, flood, earthquake, elements of nature or acts of God; riots, civil disorders, rebellions or revolutions in any country; the failure of the other party to perform its material responsibilities under the Contract (either itself or through another contractor); injunctions (provided the injunction was not issued as a result of any fault or negligence of the party seeking to have its default or delay excused); or any other cause beyond the reasonable control of such party; provided the non-performing party and its subcontractors are without fault in causing such default or delay, and such default or delay could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the non-performing party through the use of alternate sources, workaround plans or other means, including disaster recovery plans. In such event, the non-performing party will be excused from any further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such party continues to use its best efforts to recommence performance or observance whenever and to whatever extent possible without delay provided such party promptly notifies the other party in writing of the inception of the excusable failure occurrence, and also of its abatement or cessation.

2.	If any of the above enumerated circumstances substantially prevent, hinder, or delay performance of the services necessary for the performance of the State’s functions for more than 14 consecutive days, and the State determines that performance is not likely to be resumed within a period of time that is satisfactory to the State in its reasonable discretion, then at the State’s option: (a) the State may procure the affected services from an alternate source, and the State shall not be liable for payments for the unperformed services under the Contract for so long as the delay in performance shall continue; (b) the State may cancel any portions of the Contract so affected and the charges payable hereunder shall be equitably adjusted to reflect those services canceled; or (c) the Contract will be canceled without liability of the State to the Contractor as of the date specified by the State in a written notice of cancellation to the Contractor. The Contractor will not have the right to any additional payments from the State as a result of any excusable failure occurrence or to payments for services not rendered as a result of the excusable failure condition. Defaults or delays in performance by the Contractor which are caused by acts or omissions of its subcontractors will not relieve the Contractor of its obligations under the Contract except to the extent that a subcontractor is itself subject to any excusable failure condition described above and the Contractor cannot reasonably circumvent the effect of the subcontractor’s default or delay in performance through the use of alternate sources, workaround plans or other means.

I-V ASSIGNMENT

The Contractor shall not have the right to assign this Contract or to assign or delegate any of its duties or obligations under this Contract to any other party (whether by operation of law or otherwise), without the prior written consent of the State. Any purported assignment in violation of this section shall be null and void. Further, the Contractor may not assign the right to receive money due under the Contract without the prior written consent of the Director of Acquisition Services.

I-W DELEGATION

The Contractor shall not delegate any duties or obligations under this Contract to a subcontractor other than a subcontractor named in the bid unless the Contractor has notified the DCH Contract Administrator. DCH reserves the right to disallow the Contractor’s use of the subcontractor.

I-X NON-DISCRIMINATION CLAUSE

In the performance of any Contract or purchase order resulting herefrom, the bidder agrees not to discriminate against any employee or applicant for employment, with respect to their hire, tenure, terms, conditions or privileges of employment, or any matter directly or indirectly related to employment, because of race, color, religion, national origin, ancestry, age, sex, height, weight, marital status, physical or mental disability unrelated to the individual’s ability to perform the duties of the particular job or position. The bidder further agrees that every subcontract entered into for the performance of any Contract or purchase order resulting herefrom will contain a provision requiring non-discrimination in employment, as herein specified, binding upon each subcontractor. This covenant is required pursuant to the Elliot-Larsen Civil Rights Act, 1976 Public Act 453, as amended, MCL 37.2201, et seq, and the Persons with Disabilities Civil Rights Act, 1976 Public Act 220, as amended, MCL 37.1101, et seq, and any breach thereof may be regarded as a material breach of the Contract or purchase order.

I-Y WORKPLACE SAFETY AND DISCRIMINATORY HARASSMENT

In performing services for the State pursuant to this Contract, the Contractor shall comply with Department of Civil Service Rules 2-20 regarding Workplace Safety and 1-8.3 regarding Discriminatory Harassment. In addition, the Contractor shall comply with Civil Service Regulations governing workplace safety and discriminatory harassment and any applicable state agency rules on these matters that the agency provides to the Contractor. Department of Civil Service Rules and Regulations can be found on the Department of Civil Service website at www.michigan.gov/mdcs.

I-Z MODIFICATION OF CONTRACT

The Director of Acquisition Services reserves the right to modify this service during the course of this Contract. Such modification may include adding or deleting tasks that this service shall encompass and/or any other modifications deemed necessary.

The Contract may not be revised, modified, amended, extended, or augmented, except by a writing executed by the parties hereto, and any breach or default by a party shall not be waived or released other than in writing signed by the other party.

The State reserves the right to negotiate expansion of the services outlined within this Contract to accommodate the related service needs of additional selected State agencies, or of additional entities within DCH.

Such expansion shall be limited to those situations approved and negotiated by the Acquisition Services at the request of DCH or another State agency. The Contractor shall be obliged to expeditiously evaluate and respond to specified needs submitted by the Acquisition Services with a proposal outlining requested services. All pricing for expanded services shall be shown to be consistent with the unit pricing of the original Contract.

In the event that a Contract expansion proposal is accepted by the State, the Acquisition Services shall issue a Contract change notice to the Contract as notice to the Contractor to provide the work specified. Compensation is not allowed the Contractor until such time as a Contract change notice is issued.

The State reserves the right to request from time to time, any changes to the requirements and specifications of the Contract and the work to be performed by the Contractor under the Contract. The Contractor shall provide a change order process and all requisite forms. The State reserves the right to negotiate the process during contract negotiation. At a minimum, the State would like the Contractor to provide a detailed outline of all work to be done, including tasks necessary to accomplish the deliverables, timeframes, listing of key personnel assigned, estimated hours for each individual per task, and a complete and detailed cost justification.

1.	Within five (5) business days of receipt of a request by the State for any such change, or such other period of time as to which the parties may agree mutually in writing, the Contractor shall submit to the State a proposal describing any changes in products, services, timing of delivery, assignment of personnel, and the like, and any associated price adjustment. The price adjustment shall be based on a good faith determination and calculation by the Contractor of the additional cost to the Contractor in implementing the change request less any savings realized by the Contractor as a result of implementing the change request. The Contractor’s proposal shall describe in reasonable detail the basis for the Contractor’s proposed price adjustment, including the estimated number of hours by task by labor category required to implement the change request.

2.	If the State accepts the Contractor’s proposal, it will issue a change notice and the Contractor will implement the change request described therein. The Contractor will not implement any change request until a change notice has been issued validly. The Contractor shall not be entitled to any compensation for implementing any change request or change notice except as provided explicitly in an approved change notice.

3.	If the State does not accept the Contractor’s proposal, the State may:
a.	Withdraw its change request; or

b.	Modify its change request, in which case the procedures set forth above will apply to the modified change request.

I-AA NOTICES

Any notice given to a party under this Contract must be written and shall be deemed effective, if addressed to such party as addressed below upon (i) delivery, if hand delivered; (ii) receipt of a confirmed transmission by facsimile if a copy of the notice is sent by another means specified in this section; (iii) the third (3rd) Business Day after being sent by U.S. mail, postage pre-paid, return receipt requested; or (iv) the next Business Day after being sent by a nationally recognized overnight express courier with a reliable tracking system.

For the Contractor: Health Plan CEO

For the State: DMB Acquisition Services

Either party may change its address where notices are to be sent giving written notice in accordance with this section.

I-BB ENTIRE AGREEMENT

The contents of this document and the vendor’s proposal shall become contractual obligations, if a Contract ensues. Failure of the successful bidder to accept these obligations will result in cancellation of the award.

The following documents constitute the complete and exclusive statement of the agreement between the parties as it relates to this transaction. In the event of any conflict among the documents making up the Contract, the following order of precedence shall apply (in descending order of precedence):

A.	The Contract and any Addenda thereto

B.	State’s ITB for this Contract and any Addenda thereto

C.	Contractor’s proposal to the State’s ITB and Addenda

D.	Policy manuals of the Medical Assistance Program and subsequent publications

The Contractor acknowledges that in the event of any conflict over the interpretation of the specifications, terms, and conditions indicated by the State and those indicated by the Contractor, those of the State take precedence.

The Contract represents the entire agreement between the parties and supersedes all proposals or other prior agreements, oral or written, and all other communications between the parties relating to this subject.

I-CC NO WAIVER OF DEFAULT

The failure of a party to insist upon strict adherence to any term of the Contract shall not be considered a waiver or deprive the party of the right thereafter to insist upon strict adherence to that term, or any other term, of the Contract.

I-DD SEVERABILITY

Each provision of the Contract shall be deemed to be severable from all other provisions of the Contract and, if one or more of the provisions of the Contract shall be declared invalid, the remaining provisions of the Contract shall remain in full force and effect.

I-EE HEADINGS

Captions and headings used in the Contract are for information and organization purposes. Captions and headings, including inaccurate references, do not, in any way, define or limit the requirements or terms and conditions of this Contract.

I-FF DISCLAIMER

All statistical and fiscal information contained within the Contract and its attachments, and any amendments and modifications thereto, reflect information available to DCH at the time of drafting. No inaccuracies in such data shall constitute a basis for legal recovery of damages.

I-GG RELATIONSHIP OF THE PARTIES

The relationship between the State and the Contractor is that of client and independent Contractor. No agent, employee, or servant of the Contractor or any of its subcontractors shall be or shall be deemed to be an employee, agent, or servant of the State for any reason. The Contractor will be solely and entirely responsible for its acts and the acts of its agents, employees, servants, and subcontractors during the performance of this Contract.

I-HH UNFAIR LABOR PRACTICES

Pursuant to 1980 Public Act 278, as amended, specifically MCL 423.323, et seq, the State shall not award a Contract or subcontract to an employer whose name appears in the current register of employers failing to correct an unfair labor practice compiled pursuant to section 2 of the Act. The United States National Labor Relations Board compiles this information.

Pursuant to section 4 of 1980 Public Act 278, specifically MCL 423.323, a Contractor of the State, in relation to the Contract, shall not enter into a Contract with a subcontractor, manufacturer, or supplier whose name appears in this register. The State may void any Contract if, subsequent to award of the Contract, the name of the Contractor as an employer, or the name of the subcontractor, manufacturer or supplier of the Contractor appears in the register.

I-II SURVIVOR

Any provisions of the Contract that impose continuing obligations on the parties including, but not limited to the Contractor’s indemnity and other obligations shall survive the expiration or cancellation of this Contract for any reason.

I-JJ GOVERNING LAW

This Contract shall in all respects be governed by, and construed in accordance with, the laws of the State of Michigan. Any dispute arising herein shall be resolved in the State of Michigan.

I-KK YEAR 2000 SOFTWARE COMPLIANCE

The Contractor warrants that services provided under this Contract including but not limited to the production of all Work Products, shall be provided in an accurate and timely manner without interruption, failure or error due the inaccuracy of Contractor’s business operations in processing date/time data (including, but not limited to, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, and the years 1999 and 2000, including leap year calculations. The Contractor shall be responsible for damages resulting from any delays, errors, or untimely performance resulting therefrom.

I-LL CONTRACT DISTRIBUTION

Acquisition Services shall retain the sole right of Contract distribution to all State agencies and local units of government unless other arrangements are authorized by Acquisition Services.

I-MM STATEWIDE CONTRACTS

If the contract is for the use of more than one agency and if the goods or services provided under the contract do not meet the form, function, and utility required by an agency, that agency may, subject to state purchasing policies, procure the goods or services from another source.

I-NN ELECTRONIC FUNDS TRANSFER

Electronic transfer of funds is available to State contractors. Vendors are encouraged to register with the State of Michigan Office of Financial Management so the State can make payments related to this Contract electronically at www.cpexpress.state.mi.us.

I-OO TRANSITION ASSISTANCE

If this Contract is not renewed at the end of this term, or is canceled prior to its expiration, for any reason, the Contractor must provide for up to one (1) year after the expiration or cancellation of this Contract, all reasonable transition assistance requested by the State, to allow for the expired or canceled portion of the Services to continue without interruption or adverse effect, and to facilitate the orderly transfer of such services to the State or its designees. Such transition assistance will be deemed by the parties to be governed by the terms and conditions of this Contract, (notwithstanding this expiration or cancellation) except for those Contract terms or conditions that do not reasonably apply to such transition assistance. The State shall pay the Contractor for any resources utilized in performing such transition assistance at the most current rates provided by the Contract for Contract performance. If the State cancels this Contract for cause, then the State will be entitled to off set the cost of paying the Contractor for the additional resources the Contractor utilized in providing transition assistance with any damages the State may have otherwise accrued as a result of said cancellation.

I-PP DISCLOSURE OF LITIGATION

1.	The Contractor shall notify the State in its bid proposal, if it, or any of its subcontractors, or their officers, directors, or key personnel under this Contract, have ever been convicted of a felony, or any crime involving moral turpitude, including, but not limited to fraud, misappropriation or deception. Contractor shall promptly notify the State of any criminal litigation, investigations or proceeding which may have arisen or may arise involving the Contractor or any of the Contractor’s subcontractor, or any of the foregoing entities’ then current officers or directors during the term of this Contract and three years thereafter.

2.	The Contractor shall notify the State in its bid proposal, and promptly thereafter as otherwise applicable, of any civil litigation, arbitration, proceeding, or judgments that may have arisen against it or its subcontractors during the five years proceeding its bid proposal, or which may occur during the term of this Contract or three years thereafter, which involve (1) products or services similar to those provided to the State under this Contract and which either involve a claim in excess of $250,000 or which otherwise may affect the viability or financial stability of the Contractor , or (2) a claim or written allegation of fraud by the Contractor or any subcontractor hereunder, arising out of their business activities, or (3) a claim or written allegation that the Contractor or any subcontractor hereunder violated any federal, state or local statute, regulation or ordinance. Multiple lawsuits and or judgments against the Contractor or subcontractor, in any an amount less than $250,000 shall be disclosed to the State to the extent they affect the financial solvency and integrity of the Contractor or subcontractor.

3.	All notices under subsection 1 and 2 herein shall be provided in writing to the State within fifteen business days after the Contractor learns about any such criminal or civil investigations and within fifteen days after the commencement of any proceeding, litigation, or arbitration, as otherwise applicable. Details of settlements that are prevented from disclosure by the terms of the settlement shall be annotated as such. Annually, during the term of the Contract, and thereafter for three years, Contractor shall certify that it is in compliance with this Section. Contractor may rely on similar good faith certifications of its subcontractors, which certifications shall be available for inspection at the option of the State.

4.	Assurances - In the event that such investigation, litigation, arbitration or other proceedings disclosed to the State pursuant to this Section, or of which the State otherwise becomes aware, during the term of this Contract, causes the State to be reasonably concerned about:

a)	The ability of the Contractor or its subcontractor to continue to perform this Contract in accordance with its terms and conditions, or

b)	Whether the Contractor or its subcontractor in performing services is engaged in conduct which is similar in nature to conduct alleged in such investigation, litigation, arbitration or other proceedings, which conduct would constitute a breach of this Contract or violation of Michigan or Federal law, regulation or public policy, then

The Contractor shall be required to provide the State all reasonable assurances requested by the State to demonstrate that: (a) the Contractor or its subcontractors hereunder will be able to continue to perform this Contract in accordance with its terms and conditions, (b) the Contractor or its subcontractors will not engage in conduct in performing services under this Contract which is similar in nature to the conduct alleged in any such litigation, arbitration or other proceedings.

5.	The Contractor’s failure to fully and timely comply with the terms of this section, including providing reasonable assurances satisfactory to the State, may constitute a material breach of this Contract.

I-QQ REPRESENTATION IN LITIGATION

The State, its departments, and its agents shall not be responsible for representing or defending the Contractor, Contractor’s personnel, or any other employee, agent or subcontractor of the Contractor, named as a defendant in any lawsuit or in connection with any tort claim.

The State and the Contractor agree to make all reasonable efforts to cooperate with each other in the defense of any litigation brought by any person or persons not a party to the Contract.

The provisions of this section shall survive the expiration or termination of the Contract.

SECTION II

WORK STATEMENT

II-A BACKGROUND/PROBLEM STATEMENT

1.	Value Purchasing

DCH merges policy, programs, and resources to enable the State to continue to be an effective purchaser of health care services for the Medicaid population. As the single State agency responsible for health policy and purchasing of health care services using State appropriated and federal matching funds, DCH employs fiscally prudent purchasing while ensuring quality and access. DCH continues to focus on “value purchasing.” Value purchasing involves aligning financing incentives to stimulate appropriate changes in the health delivery system that will:

•	Require organization and accountability for the full range of benefits,

•	Encourage creativity to provide the widest range of services with limited resources;

•	Maintain and improve access to and quality of care;

•	Continue to make advancements in cost efficiency; and

•	Monitor improvements in the health status of the community to ensure that Contractor’s performance supports continued improvements.

2.	Managed Care Direction

Under the Comprehensive Health Care Program (CHCP), the State selectively awards risk-based contracts to Contractors with demonstrated capability and capacity for managing comprehensive care through a performance contract. The Contractors are partners with the State in providing fiscally prudent services to improve and maintain the health status of Medicaid beneficiaries. Michigan continues to focus on quality of care, accessibility, and cost-effectiveness.

Michigan’s financial status dictates that Michigan must control the Medicaid budget. The recent economic downturn in Michigan has led to a decline in available State revenues. At the same time, Medicaid expenditures have grown rapidly due to several factors such as increases in the number of persons eligible for assistance; increases in the utilization of services; and inflation in service costs. The Medicaid budget is currently 25% of the State budget. The Medicaid budget must be controlled but, at the same time, access to quality health care for the Medicaid population must be preserved.

The financial circumstances have required Michigan to take three approaches to control costs: re-define eligibility, reduce benefits, and stimulate more efficiency in the health delivery system through managed care. DCH strives to provide the widest range of services to as many needy individuals as is fiscally prudent. Therefore, DCH prefers to utilize the efficiency approach because other important health care goals can be achieved at the same time the budget is controlled.

There are two categories of specialized services that are available outside of the CHCP. These are behavioral health services and services for persons with developmental disabilities. These specialized services are clearly defined as beyond the scope of benefits that are included in the CHCP. Any Contractor contracting with the State as a capitated managed care provider will be responsible for coordinating access to these specialized services with those providers designated by the State to provide them. The criteria for contracted Medicaid Health Plans (MHPs) include the implementation of local agreements with the behavioral health and developmental disability providers who are under contract with DCH.

II-B OBJECTIVES

1.	General Objectives

The general Contract objectives of the State are:

•	Access to primary and preventive care;

•	Establish a “medical home” and the coordination of all necessary health care services;

•	Provision of high quality medical care that provides continuity of care and is appropriate for the individual; and

•	Operation of a health care delivery system that enables Michigan to control and predict the cost of medical care for the Medicaid population.

2.	Specific Objectives

When providing services under the CHCP, the Contractor must take into consideration the requirements of the Medicaid program and how to best serve the Medicaid population in the CHCP. The Contractor must also participate in the collaborative efforts of the State, the communities, and the private sector to operate a managed care system that meets the special needs of these enrollees.

It is recognized that special needs will vary by individual and by county or region. Contractors must have an underlying organizational capacity to address the special needs of their enrollees, such as: responding to requests for assignment of specialists as Primary Care Providers (PCP), assisting in coordinating with other support services, and generally responding and anticipating needs of enrollees with special or culturally-

diverse needs. Under their covered service responsibilities, Contractors are expected to provide early prevention and intervention services for enrollees with specific needs, as well as all other enrollees.

•	As an example, while support services for persons with developmental disabilities may be outside of the direct service responsibility of the Contractor, the Contractor does have the responsibility to assist in coordinating arrangements to ensure these persons receive necessary support services. This coordination must be consistent with the person-centered planning principles established within the Michigan’s Mental Health Code.

•	Another example is enrollees who have chronic illnesses such as diabetes or end-stage renal disease. In these instances, it may be more appropriate to assign a specialist within the Contractor’s network as the PCP. When a Contractor designates a physician specialist as the PCP, that PCP-specialist will be responsible for coordinating all continuing medical care for the assigned enrollee.

3.	Objectives for Contractor Accountability

Contractor accountability must be established in order to ensure that the State’s objectives for managed care are met. Highlights of the State’s objectives for contractor accountability include the following:

•	Ensuring that all covered services are available and accessible to enrollees promptly and in a manner that ensures continuity.

•	Delivering health care services in a manner that focuses on health promotion and disease prevention and features disease management strategies.

•	Demonstrating the Contractor’s provider network and financial capacity to serve the Contractor’s expected enrollment of enrollees.

•	Meeting or exceeding the goals set forth for the Contractors in the DCH’s Quality Strategy.

•	Providing access to appropriate providers, including qualified specialists for all medically necessary services, behavioral health, and developmental disabilities services.

•	Providing assurances that it will not deny enrollment to, expel, or refuse to re-enroll any individual because of the individual’s health status or need for services, and that it will notify all eligible persons of such assurances at the time of enrollment.

•	Paying providers in a timely manner for all covered services.

•	Providing procedures to ensure program integrity through the detection and prevention of fraud and abuse and cooperate with DCH and the Department of Attorney General as necessary.

•	Reporting encounter data and aggregate data including data on inpatient and outpatient hospital care, physician visits, pharmaceutical services, and other services specified by the Department.

•	Providing assurances for the Contractor’s solvency and guaranteeing that enrollees and the State will not be liable for debts of the Contractor.

•	Meeting all standards and requirements contained in this Contract, and complying with all applicable federal and state laws, administrative rules, and policies promulgated by DCH.

•	Cooperating with the State and/or CMS in all matters related to fulfilling Contract requirements and obligations.

II-C TARGETED GEOGRAPHICAL AREA FOR IMPLEMENTATION OF THE CHCP

1.	Regions

The State will divide the delivery of covered services into ten regions.

Contractors must establish a network of providers that guarantees access to required services for the entire region or the applicable counties in the region the Contractor proposes to service. The Contractor must provide a complete description of the provider network.

The counties included in the specific regions are as follows:

Region 1:	Wayne

Region 2:	Hillsdale, Jackson, Lenawee, Livingston, Monroe, and Washtenaw

Region 3:	Barry, Berrien, Branch, Calhoun, Cass, Kalamazoo, St. Joseph, Van Buren

Region 4:	Allegan, Antrim, Benzie, Charlevoix, Cheboygan, Emmet, Grand Traverse, Ionia, Kalkaska, Kent, Lake, Leelanau Manistee, Mason, Mecosta, Missaukee, Montcalm, Muskegon, Newaygo, Oceana, Osceola, Ottawa, and Wexford

Region 5:	Clinton, Eaton, Ingham

Region 6:	Genesee, Lapeer, Shiawassee

Region 7:	Alcona, Alpena, Arenac, Bay, Clare, Crawford, Gladwin, Gratiot, Huron, Iosco, Isabella, Midland, Montmorency, Ogemaw, Oscoda, Otsego, Presque Isle, Roscommon, Saginaw, Sanilac, Tuscola

Region 8:	Alger, Baraga, Chippewa, Delta, Dickinson, Gogebic Houghton, Iron, Keweenaw, Luce, Mackinac, Marquette, Menominee, Ontonagon, Schoolcraft

Region 9:	Macomb and St. Clair

Region 10:	Oakland

2.	Multiple Region Service Areas

Although Contractors may propose to contract for services in more than one of the above-described regions, the Contractor agrees to tailor the services to each individual region in terms of the provider network, enrollment capacity, and any special health issues applicable to the region. DCH may determine Contractors to be qualified in one region but not in another.

DCH may consider Contractors’ requests for service area expansion during the term of the Contract. Approval of service area expansion requests will be at the sole discretion of the State and will be contingent upon the need for additional capacity in the counties proposed under the expansion request. Request should be submitted using the provider profile information form contained in Appendix 1 of the Contract.

3.	Contiguous County Service Areas

The Contractor may propose to provide service to counties through the use of provider networks in contiguous counties. The Contractor must identify the contiguous counties with an available provider network and the counties in the region that will be served through this provider network. A complete description of the provider network must be provided.

4.	Contiguous County Exception – Wayne and Oakland Counties

The Contractor may request approval to serve beneficiaries residing in a specific zip code area in a county directly contiguous to the Contractor’s approved service area. The Contractor must meet all specifications outlined by DCH and receive DCH approval for the contiguous county exception. The contiguous county will be eligible for voluntary enrollments only; DCH will not auto-assign beneficiaries into the Contractor’s plan in the contiguous county. This exception applies solely to Wayne and Oakland Counties.

II-D MEDICAID ELIGIBILITY AND CHCP ENROLLMENT

The Michigan Medicaid program arranges for and administers medical assistance to approximately 1.4 million beneficiaries. This includes the categorically needy (those individuals eligible for, or receiving, federally-aided financial assistance or those deemed categorically needy) and the medically needy populations. Eligibility for Michigan’s Medicaid program is based on a combination of financial and non-financial factors. Within the Medicaid eligible population, there are groups that must enroll in the CHCP, groups that may voluntarily enroll, and groups that are excluded from participation in the CHCP as follows:

1.	Medicaid Eligible Groups Who Must Enroll in the CHCP:

•	Families with children receiving assistance under the Financial Independence Program (FIP)

•	Persons under age 21 who are receiving Medicaid

•	Persons receiving Medicaid for caretaker relatives and families with dependent children who do not receive FIP

•	Supplemental Security Income (SSI) Beneficiaries who do not receive Medicare

•	Persons receiving Medicaid for the blind or disabled

•	Persons receiving Medicaid for the aged

2.	Medicaid Eligible Groups Who May Voluntarily Enroll in the CHCP:

•	Migrants

•	Native Americans

•

•	Pregnant women, whose pregnancy is the basis for Medicaid eligibility

3.	Medicaid Eligible Groups Excluded From Enrollment in the CHCP:

•	Persons without full Medicaid coverage

•	Persons with Medicaid who reside in an ICF/MR (intermediate care facilities for the mentally retarded), or a State psychiatric hospital

•	Persons receiving long term care (custodial care) in a licensed nursing facility

•	Persons being served under the Home & Community Based Elderly Waiver

•	Individuals incarcerated in a correctional facility

•	Persons enrolled in Children’s Special Health Care Services (CSHCS)

•	Persons with commercial HMO coverage, including Medicare HMO coverage

•	Persons in PACE (Program for All-inclusive Care for the Elderly)

•	Deductible clients

•	Children in foster care or in Child Care Institutions

•	Persons in the Refugee Assistance Program

•	Persons in the Repatriate Assistance Program

•	Persons in the Traumatic Brain Injury program

•	Persons with both Medicare and Medicaid eligibility

•	Persons disenrolled due to Special Disenrollment or Medical Exception for the time period covered by the Disenrollment or Medical Exception

II-E ELIGIBILITY DETERMINATION

The State has the sole authority for determining whether individuals or families meet any of the eligibility requirements as specified for enrollment in the CHCP.

Individuals who attain eligibility due to a pregnancy are usually guaranteed eligibility for comprehensive services through 60 days post-partum or post-loss of pregnancy. Their newborns are usually guaranteed coverage for 60 days and may be covered for one full year.

II-F ENROLLMENT IN THE CHCP

1.	Enrollment Services

The State is required to contract for services to help beneficiaries make informed choices regarding their health care, assist with client satisfaction and access surveys, and assist beneficiaries in the appropriate use of the Contractor’s complaint and grievance systems. DCH contracts with an Enrollment Services contractor to contact and educate general Medicaid beneficiaries about managed care and to enroll, disenroll, and change enrollment for these beneficiaries. Although this Contract indicates that the enrollment and disenrollment process and related functions will be performed by DCH, generally, these activities are part of the Enrollment Services contract. Enrollment Services references to DCH are intended to indicate functions that will be performed by either DCH or the Enrollment Services contractor. All Contractors agree to work closely with DCH and provide necessary information, including provider files.

2.	Initial Enrollment

After a person applies to DHS for Medicaid, she or he will be assessed for eligibility in a Medicaid managed care program. If they are determined eligible for the CHCP, they are given information on the Contractors available to them, and the opportunity to speak with an enrollment counselor to obtain more in-depth information and to get answers to any questions or concerns they may have. DCH provides access to a toll-free number to call for information or to designate their preferred Contractor. If beneficiaries do not reside in a county covered by the rural county exception or the preferred option exception, beneficiaries eligible for the CHCP will have full choice of Contractors within their county of residence. Beneficiaries must decide on the Contractor they wish to enroll in within 30 days from the date of approval of Medicaid eligibility. If they do not voluntarily choose a Contractor within 30 days of approval, DCH will automatically assign the beneficiaries to a Contractor within their county of residence.

Under the automatic enrollment process, beneficiaries will be automatically assigned based on the Contractor’s performance in areas specified by DCH. DCH will automatically assign a larger proportion of beneficiaries to Contractors with a higher performance ranking. The capacity of the Contractor to accept new enrollees and to provide accessibility for the enrollees also will be taken into consideration in automatic beneficiary enrollment. Individuals in a family unit will be assigned together whenever possible. DCH has the sole authority for determining the methodology and criteria to be used for automatic enrollment.

Contractors will accept as enrolled all enrollees appearing on monthly enrollment reports and infants enrolled by virtue of the mother’s enrollment status. Contractors may not discriminate against beneficiaries on the basis of health needs or health status. Contractors may not encourage an enrollee to disenroll because of health care needs or a change in health care status. Further, an enrollee’s health care utilization patterns may not serve as the basis for disenrollment from the Contractor. This provision does not prohibit Contractors from conducting DCH-approved outreach activities for CSHCS or other State and federal health care programs.

3.	Enrollment Lock-in and Open Enrollment for Beneficiaries in Counties Not Covered by Exceptions

Except as stated in this subsection, enrollment into a Contractor’s plan will be for a period of 12 months with the following conditions:

•	During the annual open enrollment period, DCH, or the Enrollment Services contractor, will notify enrollees of their right to disenroll;

•	Enrollees will be provided with an opportunity to select any Contractor approved for their area during this open enrollment period;

•	Enrollees will be notified that if they do nothing, their current enrollment will continue;

•	Enrollees who choose to remain with the same Contractor will be deemed to have had their opportunity for disenrollment without cause and declined that opportunity until the next open enrollment period;

•	New enrollees or enrollees who change from one Contractor to another will have 90 days from the enrollment begin date with the Contractor within which they may change Contractors without cause;

•

•	Enrollees who disenroll from a Contractor will be required to change enrollment to another Contractor;

•	All such changes will be approved and implemented by DCH on a calendar month basis.

4.	Rural Area Exception

In counties that are designated as rural counties, the DCH may implement a Rural Area Exception policy. The policy allows DCH to require mandatory enrollment of Medicaid beneficiaries into a single health plan that is the only health plan with service area approval in the respective rural county. This policy will only be implemented in counties that are designated as “rural” as defined by this Contract. Appendix 2 lists the counties in which the State has currently, or may in the future, implement the rural area exception.

Enrollees must be permitted to choose from at least two primary care providers (PCPs). Enrollees must have the option of obtaining services from any other network or non-network provider if the following conditions exist:

•	The type of service or specialist is not available within the HMO

•	The provider is not part of the network, but is the main source of a service to the enrollee

•	The only provider available to the enrollee does not, because of moral or religious objections, provide the service the enrollee seeks

•	Related services must be performed by the same provider and all of the services are not available within the network

•	The State determines other circumstances that warrant out of network treatment

The State shall determine the rural counties to be part of this exception. The State will determine the method of Contractor selection and payment based on performance measures, provider network, current enrollment, and/or other factors relevant to the area.

5.	Preferred Option Program

In counties in which only one health plan is available for enrollment, DCH may implement a Preferred Option program. This allows DCH to use enrollment in the Preferred Option health plan as the default enrollment option. Beneficiaries in mandatory enrollment categories are notified that they must choose between enrollment in the Contractor’s health plan or fee-for-service (FFS) Medicaid. If the beneficiary does not contact the enrollment broker by the specified deadline, the beneficiary is automatically enrolled with the Contractor. Beneficiaries assigned under the Preferred Option program are not locked into the Contractor’s health plan and may disenroll at any time without cause.

6.	Enrollment Date

Any changes in enrollment will be approved and implemented by DCH on a calendar month basis. Health plans are responsible for members until the date of disenrollment.

If a beneficiary is determined eligible during a month, he or she is eligible for the entire month. In some cases, enrollees may be retroactively determined eligible. Once a beneficiary (other than a newborn) is determined to be Medicaid eligible, enrollment with a Contractor will occur on the first day of the next available month following the eligibility determination and enrollment process. Contractors will not be responsible for paying for health care services during a period of retroactive eligibility and prior to the date of enrollment in their health plan, except for newborns (Refer to Section II-F-7). Only full-month capitation payments will be made to the Contractor.

If the beneficiary is in any inpatient hospital setting on the date of enrollment (first day of the month), the Contractor will not be responsible for the inpatient stay or any charges incurred prior to the date of discharge. The Contractor will be responsible for all care from the date of discharge forward. Similarly, if an enrollee is disenrolled from a Contractor and is in any inpatient hospital setting on the date of disenrollment (last day of the month), the Contractor will be responsible for all charges incurred through the date of discharge, subject to the exception for disenrollments based on CSHCS enrollment.

7.	Newborn Enrollment

Newborns of mothers who were eligible and enrolled at the time of the child’s birth will be automatically enrolled with the mother’s Contractor. The Contractor will be responsible for all covered services for the newborn until notified otherwise by DCH. At a minimum, newborns are eligible for Medicaid for the month of their birth and may be eligible for up to one year or longer. The Contractor will receive a capitation payment for the month of birth and for all subsequent months of enrollment. Contractors are required to reconcile the plan’s birth records with the enrollment information supplied by DCH. If DCH does not notify the Contractor of the newborn’s enrollment within 2 months of the birth, the Contractor is responsible for submitting a newborn notification form to DCH. The Contractor must submit the newborn notification form to DCH within 6 months of the date of birth.

8.	Automatic Re-enrollment

Enrollees who are disenrolled from a Contractor’s plan due to loss of Medicaid eligibility or DHS action will be automatically re-enrolled prospectively to the same Contractor provided that they regain eligibility within three months.

9.	Enrollment Errors by the Department

If DCH enrolls a non-eligible person with a Contractor, DCH will retroactively disenroll the person as soon as the error is discovered and will recoup the capitation paid to the Contractor. The Contractor must notify DCH within 15 days of enrollment effective date. If the Contractor does not notify DCH within this time frame, the disenrollment will be prospective. Contractors may recoup payments from its providers as allowed by Medicaid policy and as permissible under the Contractor’s provider contracts.

10.	Enrollees Who Move Out of the Contractor’s Service Area

The Contractor agrees to be responsible for services provided to an enrollee who has moved out of the Contractor’s service area after the effective date of enrollment until the enrollee is disenrolled from the Contractor. If an enrollee’s street address on the enrollment file is outside of the Contractor’s service area but the county code does not reflect the new address, the Contractor is responsible for requesting disenrollment within 15 days of the enrollment effective date. When requesting disenrollment, the Contractor must submit verifiable information that an enrollee has moved out of the service area. DCH will expedite prospective disenrollments of enrollees and process all such disenrollments effective the next available month after notification from DHS that the enrollee has left the Contractor’s service area. If the county code on the enrollment file is outside of the Contractor’s service area, DCH will automatically disenroll the enrollee for the next available month.

Until the enrollee is disenrolled from the Contractor, the Contractor will receive a capitation rate for these enrollees at the approved statewide average rate. The Contractor is responsible for all medically necessary covered and authorized services for these enrollees until they are disenrolled. The Contractor may use its utilization management protocols for hospital admissions and specialty referrals for enrollees in this situation. Contractors may require enrollees to return to use network providers and provide transportation and/or Contractors may authorize out of network providers to provide medically necessary services.

Enrollment of beneficiaries who reside out of the service area of a Contractor before the effective date of enrollment will be considered an “enrollment error” as described above. The Contractor is responsible for requesting disenrollment within 15 days of the enrollment effective date. DCH will retroactively disenroll these enrollees effective on the date of enrollment.

11.	Disenrollment Requests Initiated by the Contractor

(a)	Special Disenrollments

The Contractor may initiate special disenrollment requests to DCH based on enrollee actions inconsistent with Contractor membership—for example, if there is fraud, abuse of the Contractor, or other intentional misconduct; or if, the enrollee’s abusive or violent behavior posses a threat to the Contractor or provider. Health plans are responsible for members until the date of disenrollment. Special disenrollment requests are divided into three categories:

•	Violent/life-threatening situations involving physical acts of violence; physical or verbal threats of violence made against Contractor providers, staff, or the public at Contractor locations; or stalking situations.

•	Fraud/misrepresentation involving alteration or theft of prescriptions, misrepresentation of Contractor membership, or unauthorized use of CHCP benefits.

•	Other noncompliance situations involving the failure to follow treatment plan; repeated use of non-Contractor providers; discharge from the practices of available Contractor’s network providers; repeated emergency room use for non-emergent services; and other situations that impede care.

A Contractor may not request special disenrollment based on the physical or mental health status of the enrollee. If the enrollee’s physical or mental health is a factor in the violence or noncompliance, the Contractor must document evidence of the Contractor’s actions to assist the enrollee in correcting the problem, including appropriate physical and mental health referrals. The Contractor must also document that continued enrollment seriously impairs the Contractor or providers’ ability to furnish services to this enrollee or other enrollees. DCH reserves the right to require additional information from the Contractor to assess the appropriateness of the disenrollment.

(b)	CSHCS Eligibility and Enrollment

The Contractor may initiate a disenrollment request if the enrollee becomes medically eligible for services under Title V of the Social Security Act (CSHCS) and the family chooses to enroll in the program. Information must be provided in a timely manner using the format specified by DCH. DCH reserves the right to require additional information from the Contractor to assess the need for enrollee disenrollment and to determine the enrollee’s eligibility for special services.

If the child is determined medically eligible and if the family decides to enroll in CSHCS, DCH will approve the Contractor’s disenrollment request. The effective date of disenrollment is the first of the month in which medical eligibility was determined. If the family does not choose to enroll in CSHCS, the child will remain in the health plan.

Health plans are responsible for members until the date of disenrollment. If the enrollee is confined to an inpatient facility at the time of disenrollment, the usual rule regarding payer responsibility does not apply. The Contractor is only responsible for service provided to the enrollee through the date of disenrollment from the health plan.

(c)	Long-Term Care

The Contractor may initiate a disenrollment request if the enrollee is admitted to a nursing facility for custodial care or remains in a nursing facility for rehabilitative care longer than 45 days. The Contractor must provide DCH with medical documentation to support this type of disenrollment request. Information must be provided in a timely manner using the format specified by DCH. DCH reserves the right to require additional information from the Contractor to assess the need for enrollee disenrollment and to determine the enrollee’s eligibility for special services. Health plans are responsible for members until the date of disenrollment.

(d)	Administrative Disenrollments

Contractors may initiate disenrollment requests if the enrollee’s circumstances change such that the enrollee no longer meets the criteria for enrollment in the Contractor’s plan as defined by DCH. Contractors should request disenrollment within 15 days of identifying the administrative circumstance.

12.	Disenrollment Requests Initiated by the Enrollee

(a)	Medical Exception

The beneficiary may request an exception to enrollment in the CHCP if he or she has a serious medical condition and is undergoing active treatment for that condition with a physician that does not participate with the Contractor at the time of enrollment. The beneficiary must submit a medical exception request to DCH.

(b)	Disenrollment for Cause

The enrollee may request that the Department review a request for disenrollment for cause from a Contractor’s plan at any time during the enrollment period to allow the beneficiary to enroll in another health plan. Reasons cited in a request for disenrollment for cause may include lack of access to providers or necessary specialty services covered under the Contract or concerns with quality of care. Beneficiaries must demonstrate that appropriate care is not available by providers within the Contractor’s provider network or through non-network providers approved by the Contractor.

II-G SCOPE OF COMPREHENSIVE BENEFIT PACKAGE

1.	Services Included

The covered services that the Contractor has available for enrollees must include, at a minimum, the covered services listed below. The Contractor may limit services to those which are medically necessary and appropriate, and which conform to professionally accepted standards of care. Contractors must operate consistent with all applicable Medicaid provider manuals and publications for coverages and limitations. If new services are added to the Michigan Medicaid Program, or if services are expanded, eliminated, or otherwise changed, the Contractor must implement the changes consistent with State direction in accordance with the provisions of Contract Section I-Z.

Although the Contractor must provide the full range of covered services listed below they may choose to provide services over and above those specified.

The services provided to enrollees under this Contract include, but are not limited to, the following:

•	Ambulance and other emergency medical transportation

•	Blood lead testing in accordance with Medicaid EPSDT policy

•	Certified nurse midwife services

•	Certified pediatric and family nurse practitioner services

•	Chiropractic services

•	Diagnostic lab, x-ray and other imaging services

•	Durable medical equipment and supplies

•	Emergency services

•	End Stage Renal Disease services

•	Family planning services

•	Health education

•	Hearing & speech services,

•	Hearing aids

•	Home Health services

•	Hospice services (if requested by the enrollee)

•	Immunizations

•	Inpatient and outpatient hospital services

•	Intermittent or short-term restorative or rehabilitative services (in a nursing facility), up to 45 days

•	Restorative or rehabilitative services (in a place of service other than a nursing facility)

•	Maternal Infant Health Program (MIHP)

•	Medically necessary weight reduction services

•	Mental health care – maximum of 20 outpatient visits per calendar year

•	Out-of-state services authorized by the Contractor

•	Outreach for included services, especially, pregnancy related and well-child care

•	Parenting and birthing classes

•	Pharmacy services

•	Podiatry services

•	Practitioners’ services (such as those provided by physicians, optometrists and dentists enrolled as a Medicaid Provider Type 10)

•	Prosthetics & orthotics

•	Therapies (speech, language, physical, occupational)

•	Transplant services

•	Transportation

•	Treatment for sexually transmitted disease (STD)

•	Vision services

•	Well child/EPSDT for persons under age 21

2.	Enhanced Services

In conjunction with the provision of covered services, the Contractor agrees to do the following:

•	Place strong emphasis on programs to enhance the general health and well-being of enrollees;

•	Make health promotion programs available to the enrollees;

•	Promote the availability of health education classes for enrollees;

•	Provide education for enrollees with, or at risk for, a specific disability or illness;

•	Provide education to enrollees, enrollees’ families, and other health care providers about early intervention and management strategies for various illnesses and/or exacerbations related to that disability or disabilities.

The Contractor agrees that the enhanced services must comply with the marketing, incentive, and other relevant guidelines established by DCH. Marketing and incentive programs related to health promotion programs must be approved by DCH prior to implementation. DCH will be receptive to innovation in the provision of health promotion services and, if appropriate, will seek any federal waivers necessary for the Contractor to implement a desired innovative program.

The Contractor may not charge an enrollee a fee for participating in health education services that fall under the definition of a covered service under this section of the Contract. A nominal fee may be charged to an enrollee if the enrollee elects to participate in programs beyond the covered services.

3.	Services Covered Outside of the Contract

The following services are not Contractor requirements:

•	Dental services

•	Services provided by a school district and billed through the Intermediate School District

•	Inpatient hospital psychiatric services (Contractors are not responsible for the physician cost related to providing psychiatric admission histories and physical. However, if physician services are required for other than psychiatric care during a psychiatric inpatient admission, the Contractor would be responsible for covering the cost, provided the service has been prior authorized and is a covered benefit.)

•	Intermittent or short-term restorative or rehabilitative services (in a nursing facility), after 45 days

•	Outpatient partial hospitalization psychiatric care

•	Mental health services in excess of 20 outpatient visits each calendar year

•	Mental health services for enrollees meeting the guidelines under Medicaid policy for severe and persistent mental illness or severe emotional disturbance.

•	Substance abuse services through accredited providers including:

•	Screening and assessment

•	Detoxification

•	Intensive outpatient counseling and other outpatient services

•	Methadone treatment

•	Services provided to persons with developmental disabilities and billed through Provider Type 21

•	Custodial care in a nursing facility

•	Home and Community based waiver program services

•	Personal care or home help services

•	Traumatic Brain Injury Program Services

•	Transportation for services not covered in the CHCP

4.	Services Prohibited or Excluded Under Medicaid:

•	Elective abortions and related services

•	Experimental/Investigational drugs, procedures or equipment

•	Elective cosmetic surgery

II-H SPECIAL COVERAGE PROVISIONS

Specific coverage and payment policies apply to certain types of services and providers, including the following:

•	Emergency services

•	Out-of-network services

•	Family planning services

•	Maternal Infant Health Program

•	Federally Qualified Health Center (FQHC)

•	Co-payments

•	Abortions

•	Pharmacy services

•	Early and Periodic Screening, Diagnosis & Treatment (EPSDT) Program

•	Immunizations

•	Transportation

•	Transplant services

•	Communicable disease services

•	Restorative health services

•	Child and Adolescent Health Centers and Programs

•	Hospice Services

•	Mental Health Services

1.	Emergency Services

The Contractor must cover emergency services as well as medical screening exams consistent with the Emergency Medical Treatment and Active Labor Act (EMTALA) (42 USCS 1395 dd (a)). The enrollee must be screened and stabilized without requiring prior authorization.

The Contractor must ensure that emergency services are available 24 hours a day and 7 days a week. The Contractor is responsible for payment of all out-of-plan or out-of-area emergency services and medical screening and stabilization services provided in an emergency department of a hospital consistent with the legal obligation of the emergency department to provide such services. The Contractor will not be responsible for paying for non-emergency treatment services that are not authorized by the Contractor.

(a)	Emergency Transportation

The Contractor agrees to provide emergency transportation for enrollees. In the absence of a contract between the emergency transportation provider and the Contractor, the emergency transportation provider must submit a properly completed and coded claim form for emergency transport, which includes an appropriate ICD-9-CM diagnosis code as described in Medicaid policy.

(b)	Professional Services

The Contractor agrees to provide professional services that are needed to evaluate or stabilize an emergency medical condition that is found to exist using a prudent layperson standard. Contractors acknowledge that hospitals that offer emergency services are required to perform a medical screening examination on emergency room clients leading to a clinical determination by the examining physician that an emergency medical condition does or does not exist. The Contractor further acknowledges that if an emergency medical condition is found to exist, the examining physician must provide whatever treatment is necessary to stabilize that condition of the enrollee.

(c)	Facility Services

The Contractor agrees to ensure that emergency services continue until the enrollee is stabilized and can be safely discharged or transferred. If an enrollee requires hospitalization or other health care services that arise out of the screening assessment provided by the emergency department, then the Contractor may require prior authorization for such services. However, such services shall be deemed prior authorized if the Contractor does not respond within the timeframe established under 42 CFR 438.114 and 42 CFR 422.113 for responding to a request for authorization being made by the emergency department.

2.	Out-of-Network Services

The Contractor must reimburse non-network providers for covered services if (1) the service was medically necessary and approved by the Contractor, or (2) if the covered service was immediately required (but not emergent-emergent services are covered under Section II-H-1) and could not reasonably be obtained by a network provider on a timely basis. The non-emergent services are considered authorized if the Contractor does not respond to a request for authorization within 24 hours of the request. Out-of-network claims must be paid at established Medicaid fees in effect on the date of service for paying participating Medicaid providers as established by Medicaid policy.

3.	Family Planning Services

Family planning services include any medically approved diagnostic evaluation, drugs, supplies, devices, and related counseling for the purpose of voluntarily preventing or delaying pregnancy or for the detection or treatment of sexually transmitted diseases (STDs). Services are to be provided in a confidential manner to individuals of child bearing age including minors who may be sexually active, who voluntarily choose not to risk initial pregnancy, or wish to limit the number and spacing of their children.

The Contractor agrees to:

•	Ensure that enrollees have full freedom of choice of family planning providers, both in-network and out-of-network

•	Encourage the use of public providers in their network;

•	Pay providers of family planning services who do not have contractual relationships with the Contractor, or who do not receive PCP authorization for the service, at established Medicaid FFS fees in effect on the date of service paid to participating Medicaid providers;

•	Encourage family planning providers to communicate with PCPs once any form of medical treatment is undertaken;

•	Maintain accessibility for family planning services through promptness in scheduling appointments, particularly for teenagers;

•	Make certain that Medicaid funding is not utilized for services for the treatment of infertility.

4.	Maternal Infant Health Program (MIHP)

The Contractor agrees that:

(a)	MIHP are preventive services provided to pregnant women, mothers and their infants to help reduce infant mortality and morbidity;

(b)	The MIHP services are intended for those enrollees who are most likely to experience serious health problems due to psychosocial or nutritional conditions;

(c)	These support services are provided by a multidisciplinary team of health professionals qualified in social work, nutrition, health education, and counseling;

(d)	MIHP providers must be certified by MDCH.

(e)	The Contractor will ensure that the mothers and infants have access to MIHP services for the following:

•	Proper nutrition,

•	Psychosocial support,

•	Transportation for health services, as needed,

•	Assistance in understanding the importance of receiving routine prenatal care, well child visits and immunizations, as well as other necessary health services,

•	Care coordination, counseling, and social casework,

•	Enrollee advocacy, and

•	Appropriate referral services;

The Contractor agrees that during the course of providing maternal or infant care; services will be provided if any of the following conditions are likely to affect the pregnancy:

•	Homeless or dangerous living/home situation

•	Negative or ambivalent feelings about the pregnancy

•	Mother under age 18 and has no family support

•	Need for assistance to care for herself and infant

•	Mother with cognitive emotional or mental impairment

•	Nutrition problem

•	Need for transportation to keep medical appointments

•	Need for childbirth education

•	Abuse of alcohol or drugs

•	Tobacco use

The Contractor agrees that infant services are home-based services and will be provided if any of the following conditions exist with the mother or infant:

•	Abuse of alcohol or drugs

•	Tobacco use

•	Mother is under age 18 and has no family support

•	Family history of child abuse or neglect

•	Failure to thrive

•	Low birth weight (less than 2500 grams)

•	Mother with cognitive, emotional or mental impairment

•	Homeless or dangerous living/home situation

•	Any other condition that may place the infant at risk for death, illness or significant impairment

Due to the potentially serious nature of these conditions, some enrollees will need the assistance of the local DHS Children’s Protective Services (CPS). The Contractor agrees to work cooperatively and on an ongoing basis to facilitate the monitoring and coordination of care, referral, and follow-up for CPS.

Contractors may not require network providers to obtain prior authorization for any EPSDT screening and diagnosis service, for any MIHP screening, assessment,, or for up to 3 MIHP service visits.

5.	Federally Qualified Health Centers (FQHCs)

The Contractor agrees to provide enrollees with access to services provided through an FQHC if the enrollee resides in the county in which the FQHC is located and if the enrollee requests such services. The Contractor must inform enrollees of this right in their member handbooks.

If a Contractor has an FQHC in its provider network in the county and allows members to receive medically necessary services from the FQHC, the Contractor has fulfilled its responsibility to provide FQHC services and does not need to allow enrollees to access FQHC services out-of-network.

If a Contractor does not include an FQHC in the provider network in the county and an FQHC exists in the service area (county), the Contractor must allow enrollees to receive services from the out-of-network FQHC(s). FQHC services must be prior authorized by the Contractor; however, the Contractor may not refuse to authorize medically necessary services if the Contractor does not have an FQHC in the network for the service area (county). The Social Security Act requires that Contractors pay the FQHCs at least as much as the Contractor pays to a non-FQHC provider for the same service. Contractors may expect a sharing of information and data and appropriate network referrals from FQHCs.

FQHCs are entitled, pursuant to the Social Security Act, to prospective payment reimbursement through annual reconciliation with the DCH. Michigan is required to make supplemental payments, at least on a quarterly basis, for the difference between the rates paid by section 1903 (m) organizations (Health Plans) and the reasonable cost of FQHC subcontracts with the 1903 (m) organization.

6.	Co-payments

The Contractor may require co-payments by enrollees, consistent with state and federal guidelines, Medicaid policy, waivers obtained by DCH, and other DCH requirements. The Contractor agrees that it will not implement co-payments without DCH approval. Enrollees must be informed of co-payments during the open enrollment period.

Contractors must meet lock-in and notification requirements in order to implement t co-payments outside of the annual open enrollment period.

No provider may deny services to an individual who is eligible for the services due the individual’s inability to pay the co-payment.

7.	Abortions

Medicaid funds cannot be used to pay for elective abortions (and related services) to terminate pregnancy unless one of the following conditions is met:

•	A physician certifies that the abortion is medically necessary to save the life of the mother.

•	The pregnancy is a result of rape or incest

•	Treatment is for medical complications occurring as a result of an elective abortion

•	Treatment is for a spontaneous, incomplete, or threatened abortion or for an ectopic pregnancy

8.	Pharmacy

(a)	The Contractor may have a prescription drug management program that includes a drug formulary. DCH may review the Contractor’s formularies regularly, particularly if enrollee complaints regarding access have been filed regarding the formulary. The Contractor agrees to have a process to approve physicians’ requests to prescribe any medically appropriate drug that is covered under the Medicaid FFS program.

Drug coverages must include over-the-counter products such as insulin syringes, reagent strips, psyllium, and aspirin, as covered by the Medicaid FFS program. Condoms must also be made available to all eligible enrollees.

(b)	Pharmacy carve out

The Contractor is not responsible for: (1) anti-psychotic classes and the H7Z class psychotropic drugs as listed under the category “Classes for Psychotropic and HIV/AIDs Carve Out” @ www.Michigan.fhsc.com; (2) drugs in the anti-retroviral classes, as listed under the category “Classes for Psychotropic and HIV/AIDs Carve Out @ www.Michigan.fhsc.com, including protease inhibitors and reverse transcriptase inhibitors. These medications will be reimbursed by MDCH’s pharmacy TPA, First Health, through a point-of-service reimbursement system.

(c)	Other Psychotropic Pharmacy Services

The Contractor agrees to act as DCH’s third party administrator and reimburse pharmacies for psychotropic drugs not list in the drug classifications specified above. In the performance of this function:

1.	The Contractor must follow Medicaid FFS utilization controls for Medicaid psychotropic prescriptions. The Contractor must follow Medicaid FFS policy for prior authorization on all psychotropic medications.

2.	The Contractor agrees that it and its pharmacy benefit managers are precluded from billing manufacturer rebates on psychotropic drugs.

3.	The Contractor agrees to provide payment files to DCH in the format and manner prescribed by DCH available at www.michigan.fhsc.com/Documents.

4.	DCH agrees to use the payment files to reimburse the Contractor for 60% of the Medicaid fee according to the Medicaid pharmaceutical reimbursement policy

5.	The Contractor is responsible for covering lab and x-ray services related to the ordering of psychotropic drug prescriptions for enrollees but may limit access to contracted lab and x-ray providers.

9.	Well Child Care/Early and Periodic Screening, Diagnosis & Treatment (EPSDT) Program

Well Child/EPSDT is a Medicaid child health program of early and periodic screening, diagnosis and treatment services for beneficiaries under the age of 21. It supports two goals: to ensure access to necessary health resources, and to assist parents and guardians in appropriately using those resources. The Contractor agrees to provide the following EPSDT services:

(a)	As specified in federal regulations, the screening component includes a general health screening most commonly known as a periodic well-child exam. The required Well Child/EPSDT screening guidelines, based on the American Academy of Pediatrics’ recommendations for preventive pediatric health care, include:

•	Health and developmental history

•	Developmental/behavioral assessment

•	Age appropriate unclothed physical examination

•	Height and weight measurements, and age appropriate head circumference

•	Blood pressure for children 3 and over

•	Immunization review and administration of appropriate immunizations

•	Health education including anticipatory guidance

•	Nutritional assessment

•	Hearing, vision and dental assessments

•	Blood lead testing for children under 6 years of age

•	Interpretive conference and appropriate counseling for parents or guardians

Additionally, objective testing for developmental behavior, hearing, and vision must be performed in accordance with the Medicaid periodicity schedule. Laboratory services for tuberculin, hematocrit, hemoglobin, urinalysis, or other needed testing as determined by the physician must be provided.

(b)	The Contractor agrees to provide the following EPSDT services:

•	Vision services under Well Child/EPSDT must include at least diagnosis and treatment for defective vision, including glasses if appropriate.

•	Dental services under Well Child/EPSDT must include at least relief of pain and infections, restoration of teeth, and maintenance of dental health. (The Contractor is responsible for screening and referral only.)

•	Hearing services must include at least diagnosis and treatment for hearing defects, including hearing aids as appropriate.

•	Other health care, diagnostic services, treatment, or services covered under the State Medicaid Plan necessary to correct or ameliorate defects, physical or mental illnesses, and conditions discovered during a screening. A medically necessary service may be available under Well Child/EPSDT if listed in a federal statute as a potentially covered service, even if Michigan’s Medicaid program does not cover the service under its State Plan for Medical Assistance Program.

Appropriate referrals must be made for a diagnostic or treatment service determined to be necessary.

•	Oral screening should be part of a physical exam; however, each child must have a direct referral to a dentist after age two.

•	Children should also be referred to a hearing and speech clinic, optometrist or ophthalmologist, or other appropriate provider for objective hearing and vision services as necessary.

•	Referral to community mental health services also may be appropriate.

•	If a child is found to have elevated blood lead levels in accordance with standards disseminated by DCH, a referral should be made to the local health department for follow-up services that may include an epidemiological investigation to determine the source of blood lead poisoning.

(d)	Outreach

The Contractor shall provide or arrange for outreach services to Medicaid beneficiaries who are due or overdue for well-child visits. Outreach contacts may be by phone, home visit, or mail. The Contractor will meet this requirement by contracting with other organizations and non-profit agencies that have a demonstrated capacity of reaching the Well Child/EPSDT target population. The Contractor will obtain information from the contracted agencies regarding members who require Well Child/EPSDT services or are overdue for Well Child/EPSDT services. The Contractor will monitor services provided by the Contractor to these identified members to ensure that the members receive the required services.

10.	Immunizations

The Contractor agrees to provide enrollees with all vaccines and immunizations in accordance with the Advisory Committee on Immunization Practices (ACIP) guidelines. The Contractor must encourage that all providers use vaccines available free under the Vaccine for Children (VFC) program for children 18 years old and younger available at no cost from local health departments under the Michigan Vaccine Replacement Program. Immunizations should be given in conjunction with Well-Child/EPSDT care. The Contractor must participate in the local and state immunization initiatives/programs. Contractors must also facilitate and monitor provider participation with the Michigan Children’s Immunization Registry (MCIR). MCIR is a database of child vaccination histories that enables immunization tracking and recall.

Contractors are responsible for the reimbursement of administration fees for immunizations that enrollees have obtained from local health departments at Medicaid-FFS rates. This policy is effective without Contractor prior authorization and regardless of whether a contract exists between the Contractor and the local health departments.

11.	Transportation

The Contractor must ensure transportation and travel expenses determined to be necessary for enrollees to secure medically necessary medical examinations and treatment. Contractors may utilize DHS guidelines for the provision of non-emergency transportation. DCH will obtain and review Contractor’s non-emergency transportation policies, procedures, and utilization information, upon request, to ensure this requirement is met.

12.	Transplant Services

The Contractor agrees to cover all costs associated with transplant surgery and care. Related care may include but is not limited to organ procurement, donor searching and typing, harvesting of organs, and related donor medical costs. Cornea and kidney transplants and related procedures are covered services. Extrarenal organ transplants (heart, lung, heart-lung, liver, pancreas, bone marrow including allogenic, autologous and peripheral stem cell harvesting, and small bowel) must be covered on a patient-specific basis when determined medically necessary according to currently accepted standards of care. The Contractor must have a process in place to evaluate, document, and act upon such requests.

13.	Communicable Disease Services

The Contractor agrees that enrollees may receive treatment services for communicable diseases from local health departments without prior authorization by the Contractor. For purposes of this section, communicable diseases are HIV/AIDS, STDs, tuberculosis, and vaccine-preventable communicable diseases.

To facilitate coordination and collaboration, Contractors are encouraged to enter into agreements or contracts with local health departments. Such agreements or contracts should provide details regarding confidentiality, service coordination and instances when local health departments will provide direct care services for the Contractor’s enrollees. Agreements should also discuss, where appropriate, reimbursement arrangements between the Contractor and the local health department.

If a local agreement is not in effect, and an enrollee receives services for a communicable disease from a local health department, the Contractor is responsible for payment to the local health department at established Medicaid FFS rates in effect on the date of service.

14.	Restorative Health Services

Restorative health services means intermittent or short-term “restorative” or rehabilitative nursing care that may be provided in or out of licensed nursing facilities. The Contractor is responsible for providing up to 45 days of intermittent or short-term restorative or rehabilitative services in a nursing facility as long as medically necessary and appropriate for enrollees. The 45-day maximum does not apply to restorative health services provided in places of service other than a nursing facility.

The Contractor is expected to help facilitate support services such as home help services that are not the direct responsibility of the Contractor but are services to which enrollees may be entitled. Such care coordination should be provided consistent with the individual or person-centered planning that is necessary for enrollee members with special health care needs.

15.	Child and Adolescent Health Centers and Programs

The Contractor acknowledges that enrollees may choose to obtain covered services from a Child and Adolescent Health Centers and Programs (CAHCPs) provider without prior authorization from the Contractor. If the CAHCP does not have a contractual relationship with the Contractor, then the Contractor is responsible for payment to the CAHCP at Medicaid FFS rates in effect on the date of service.

Contractors may contract with a CAHCP to deliver covered services as part of the Contractor’s network. If the CAHCP is in the Contractor’s network, the following conditions apply:

•	Covered services shall be medically necessary and administered, or arranged for, by a designated PCP.

•	The CAHCP will meet the Contractor’s written credentialing and re-credentialing policies and procedures for ensuring quality of care and ensuring that all providers rendering services to enrollees are licensed by the State and practice within their scope of practice as defined for them in Michigan’s Public Health Code.

•	The Contractor must reimburse the CAHCP according to the provisions of the contractual agreement.

16.	Hospice Services

The Contractor is responsible for all medically necessary and authorized hospice services, including the “room and board” component of the hospice benefit when provided in a nursing home or hospital. Members who have elected the hospice benefit will not be disenrolled after 45 days in a nursing home as otherwise permitted under Section II-H-14.

17.	Twenty (20) Visit Mental Health Outpatient Benefit

The Contractor shall provide a maximum of 20 outpatient mental health visits within a calendar year consistent with the policy and procedures established by Medicaid policy. Services may be provided through contracts with Community Mental Health Services Programs (CMHSP), Pre-paid Inpatient Hospital Plans (PIHPs), or through contracts with other appropriate providers within the service area.

18.	Persons with Special Health Care Needs

MHPs are required to do the following for members identified by DCH as persons with special health care needs:

•	Conduct an assessment in order to identify any special conditions of the enrollee that require ongoing case management services.

•	Allow direct access to specialists (for example, through a standing referral or an approved number of visits) as appropriate for the enrollee’s condition and identified needs.

•	For individuals determined to require case management services, maintain documentation that demonstrates the outcome of the assessment and services provided based on the special conditions of the enrollee.

II-I OBSERVANCE OF FEDERAL, STATE, AND LOCAL LAWS

The Contractor agrees that it will comply with all current state and federal statutes, regulations, and administrative procedures including Equal Employment Opportunity Provisions, Right to Inventions, Clean Air Act and Federal Water Pollution Control Act, and Byrd Anti-Lobbying Amendment. The Contractor agrees that it will comply with all current state and federal statutes, regulations, and administrative procedures that become effective during the term of this contract. Federal regulations governing contracts with risk based managed care plans are specified in section 1903(m) of the Social Security Act and 42 CFR Part 434, and will govern this contract. The State is not precluded from implementing any changes in state or federal statutes, rules or administrative procedures that become effective during the term of this contract and will implement such changes pursuant to Contract Section I-Z.

1.	Special Waiver Provisions for CHCP

CMS has granted DCH a waiver under Section 1915(b)(1)(2), granting that section 1902 (a)(23) of the Social Security Act be waived. The waiver covers the period July 1, 2005 through June 30, 2007. Under this waiver, beneficiaries will be enrolled with a Contractor in the county of their residence. All health care for enrollees will be arranged for or administered only by the Contractor. Federal approval of the waiver is required prior to commitment of the federal financing share of funds under this Contract.

2.	Fiscal Soundness of the Risk-Based Contractor

Federal regulations (42 CFR 438.116) require that the risk-based Contractors maintain a fiscally solvent operation. To this end, Contractors must comply with all HMO statutory requirements for fiscal soundness and DCH will evaluate the Contractor’s financial soundness based upon the thresholds established in Appendix 3 of this Contract. If the Contractor does not maintain the minimum statutory financial requirements, DCH will apply remedies and sanctions according to section II-V of this Contract, including termination of the contract.

3.	Prohibited Affiliations with Individuals De-barred by Federal Agencies

Federal regulations preclude reimbursement for any services ordered, prescribed, or rendered by a provider who is currently suspended or terminated from direct and indirect participation in the Michigan Medicaid program or federal Medicare program. An enrollee may purchase services provided, ordered, or prescribed by a suspended or terminated provider, but no Medicaid funds may be used. DCH publishes a list of providers who are terminated, suspended, or otherwise excluded from participation in the program. The Contractor must ensure that its provider networks do not include these providers.

Pursuant to Section 42 CFR 438.610, a Contractor may not knowingly have a director, officer, partner, or person with beneficial ownership of 5% or more of the entity’s equity who is currently debarred or suspended by any state or federal agency. Contractors are also prohibited from having an employment, consulting, or any other agreement with a debarred or suspended person for the provision of items or services that are significant and material to the Contractor’s contractual obligation with the State. The United States General Services Administration (GSA) also maintains a list of parties excluded from federal programs. The Excluded Parties Listing System (EPLS) and any rules and/or restrictions pertaining to the use of EPLS data can be found on GSA’s homepage at the following Internet address: www.epls.gov.

4.	Public Health Reporting

State law requires that health professionals comply with specified reporting requirements for communicable disease and other health indicators. The Contractor agrees to require compliance with all such reporting requirements in its provider contracts.

5.	Compliance with CMS Regulation

Contractors are required to comply with all CMS regulations, including, but not limited to, the following:

•	Enrollment and Disenrollment: As required by 42 CFR 438.56, Contractors must meet all the requirements specified for enrollment and disenrollment limitations.

•	Provision of covered services: As required by 42CFR 438.102(a)(2), Contractors are required to provide all covered services listed in II-G and II-H of the contract. Contractors electing to withhold coverage as allowed under this provision must comply with all notification requirements.

6.	Compliance with HIPAA Regulation

The Contractor shall comply with all applicable provisions of the Health Insurance Portability and Accountability Act of 1996 by the required deadlines. This includes designation of specific individuals to serve as the HIPAA privacy and HIPAA security officers.

7.	Advanced Directives Compliance

The Contractor shall comply with all provisions for advance directives (described in 42 CFR 422.128) as required under 42 CFR 438.6. The Contractor must have in effect, written policies and procedures for the use and handling of advance directives written for any adult individual receiving medical care by or through the Contractor. The policies and procedures must include at least the following provisions:

•	The enrollees’ right to have and exercise advance directives under the law of the State of Michigan, [MCL 700.5506-700.5512 and MCL 333.1051-333.1064]. Changes to State law must be updated in the policies no later than 90 days after the changes occur, if applicable.

•	The Contractor’s procedures for respecting those rights, including any limitations if applicable

8.	Medicaid Policy

As required, Contractors shall comply with provisions of Medicaid policy applicable to MHPs developed under the formal policy consultation process, as established by the Medical Assistance Program unless provisions of this Contract stipulate otherwise.

II-J CONFIDENTIALITY

All enrollee information, medical records, data and data elements collected, maintained, or used in the administration of this Contract shall be protected by the Contractor from unauthorized disclosure. The Contractor must provide safeguards that restrict the use or disclosure of information concerning enrollees to purposes directly connected with its administration of the Contract.

The Contractor must have written policies and procedures for maintaining the confidentiality of data, including medical records, client information, appointment records for adult and adolescent sexually transmitted disease, and family planning services.

II-K CRITERIA FOR CONTRACTORS

The Contractor agrees to maintain its capability to deliver covered services to enrollees by meeting the following general criteria. Subsequent sections of the Contract contain specific criteria in each of these areas.

1.	Administrative and Organizational Criteria

The Contractor will:

•	Provide organizational and administrative structure and key specified personnel;

•	Provide management information systems capable of collecting processing, reporting and maintaining information as required;

•	Have a governing body that meets the requirements defined in this Contract;

•	Meet the specified administrative requirements, i.e., quality improvement, utilization management, provider network, reporting, member services, provider services, and staffing;

•	Contractors who held a contract with the State of Michigan on September 30, 2003 must hold and maintain accreditation as a managed care organization by the National Committee for Quality Assurance (NCQA) or Joint Commission on Accreditation of Health Care Organizations (JCAHO). After October 1, 2004, these Contractors may seek URAC accreditation for Health Plans. The Contractor is allowed one six-month gap over the lifetime of this contract including any contract extensions beyond 2006 if exercised and only if the Contractor is changing from one accrediting organization to another accrediting organization.

•	Contractors who did not hold a contract with the State of Michigan on September 30, 2003, must obtain and maintain accreditation, by September 30, 2006, as a managed care organization by the National Committee for Quality Assurance (NCQA), Joint Commission on Accreditation of Health Care Organizations (JCAHO), or URAC accreditation for Health Plans.

•	Be incorporated within the State of Michigan and have a Certificate of Authority to operate as a Health Maintenance Organization (HMO) in the State of Michigan in accordance with MCL 500.3505.

2.	Financial Criteria

The Contractor agrees to comply with all HMO financial requirements and maintain financial records for its Medicaid activities separate from other financial records.

3.	Provider Network and Health Service Delivery Criteria

In general, the Contractor must do the following:

•	Maintain a network of qualified providers in sufficient numbers and locations to provide required access to covered services;

•	Provide or arrange accessible care 24 hours a day, 7 days a week to the enrolled population.

•	Develop and maintain local agreements with DCH contracted behavioral health and developmental disability providers that facilitate the coordination of care.

•	Comply with Medicaid Policy regarding requirements for authorization and reimbursement for out of network providers.

II-L CONTRACTOR ORGANIZATIONAL STRUCTURE, ADMINISTRATIVE SERVICES, FINANCIAL REQUIREMENTS AND PROVIDER NETWORKS

1.	Organizational Structure

The Contractor will maintain an administrative and organizational structure that supports a high quality, comprehensive managed care program. The Contractor’s management approach and organizational structure will ensure effective linkages between administrative areas such as: provider services, member services, regional network development, quality improvement and utilization review, grievance/appeal review, and management information systems.

The Contractor will be organized in a manner that facilitates efficient and economic delivery of services that conforms to acceptable business practices within the State. The Contractor will employ senior level managers with sufficient experience and expertise in health care management, and must employ or contract with skilled clinicians for medical management activities.

The Contractor will provide a copy of the current organizational chart with reporting structures, names, and positions to DCH upon request. The Contractor must also provide a written narrative that documents the educational background, applicable licensure, relevant work experience, and current job description for the key personnel identified in the organizational chart.

The Contractor must not include persons who are currently suspended or terminated from the Medicaid program in its provider network or in the conduct of the Contractor’s affairs. The Contractor will not employ, or hold any contracts or arrangements with, any individuals who have been suspended, debarred, or otherwise excluded under the Federal Acquisition Regulation as described in 42 CFR 438.610. This prohibition includes all individuals responsible for the conduct of the Contractor’s affairs, or their immediate families, or any legal entity in which they or their families have a financial interest of 5% or more of the equity of the entity.

The Contractor will provide to DCH, upon request, a notarized and signed disclosure statement fully disclosing the nature and extent of any contracts or arrangements between the Contractor or a provider or other person concerning any financial relationship with the Contractor and any one of the following:

•	The individuals responsible for the conduct of the Contractor’s affairs, or

•	Their immediate families, or

•	Any legal entity in which they or their families have a financial interest of 5% or more of the equity of the entity

DCH must be notified in writing of a substantial change in the facts set forth in the statement not more than 30 days from the date of the change.

Information required to be disclosed in this section shall also be available to the Department of Attorney General, Health Care Fraud Division.

2.	Administrative Personnel

The Contractor will have sufficient administrative staff and organizational components to comply with all program standards. The Contractor shall ensure that all staff has appropriate training, education, experience, licensure as appropriate, liability coverage, and orientation to fulfill the requirements of the positions. Resumes for key personnel must be available upon request from DCH. Resumes must indicate the type and amount of experience each person has relative to the position. DCH will evaluate the sufficiency and competency of the Contractor’s administrative personnel when considering Contractor’s services area and enrollment expansion requests.

The Contractor must promptly provide written notification to DCH of any vacancies of key positions and must make every effort to fill vacancies in all key positions with qualified persons as quickly as possible. The Contractor shall inform DCH in writing within seven (7) days of staffing changes in the following key positions:

•	Administrator (Chief Executive Officer)

•	Medical Director

•	Chief Financial Officer

•	Management Information System Director

The Contractor shall provide the following positions (either through direct employment or contract):

(a)	Executive Management

The Contractor must have a full time administrator with clear authority over general administration and implementation of requirements set forth in the Contract including responsibility to oversee the budget and accounting systems implemented by the Contractor. The administrator shall be responsible to the governing body for the daily conduct and operations of the Contractor’s plan.

(b)	Medical Director

The medical director shall be a Michigan-licensed physician (MD or DO) and shall be actively involved in all major clinical program components of the Contractor’s plan including review of medical care provided, medical professional aspects of provider contracts, and other areas of responsibility as may be designated by the Contractor. The medical director shall devote sufficient time to the Contractor’s plan to ensure timely medical decisions, including after hours consultation as needed. The medical director shall be responsible for managing the Contractor’s Quality Assessment and Performance Improvement Program. The medical director shall ensure compliance with state and local reporting laws on communicable diseases, child abuse, and neglect.

(c)	Quality Improvement and Utilization Director

The Contractor must provide a full time quality improvement and utilization director who is a Michigan licensed physician, or Michigan licensed registered nurse, or another licensed clinician as approved by DCH based on the plan’s ability to demonstrate that the clinician possesses the training and education necessary to meet the requirements for quality improvement/utilization review activities required in the contract.

(d)	Chief Financial Officer

The Contractor must provide a full-time chief financial officer who is responsible for overseeing the budget and accounting systems implemented by the Contractor.

(e)	Support/Administrative Staff

The Contractor must have adequate clerical and support staff to ensure appropriate functioning of the Contractor’s operation.

(f)	Member Services Director

The Contractor must an individual responsible for coordinating communications with enrollees and other enrollee services such as acting as an enrollee advocate. There shall be sufficient member service staff to enable enrollees to receive prompt resolution of their problems or inquiries.

(g)	Provider Services Director

The Contractor must provide an individual responsible for coordinating communications between the Contractor and its subcontractors and other providers. There shall be sufficient provider services staff to enable providers to receive prompt resolution of their problems or inquiries.

(h)	Grievance/Appeal Coordinator

The Contractor must provide staff to coordinate, manage, and adjudicate member and provider grievances.

(i)	Management Information System (MIS) Director

The Contractor’s MIS director must be a full-time position that oversees and maintains the data management system that is capable of valid data collection and processing, timely and accurate reporting, and correct claims payments.

(j)	Compliance Officer

The Contractor must provide a full-time compliance officer to oversee the Contractor’s compliance plan and to verify that fraud and abuse is reported in accordance with the guidelines as outlined in 42 CFR 438.608.

(k)	Designated Liaisons

The Contractor must provide a management information system (MIS) liaison and a general management (Medicaid) liaison. All communication between the Contractor and DCH must occur through the designated liaisons unless otherwise specified by DCH.

3.	Administrative Requirements

The Contractor agrees to develop and maintain the following written policies, processes, and plans:

•	Policies, procedures and an operational plan for management information systems;

•	Process to review and authorize all network provider contracts;

•	Policies and procedures for credentialing and monitoring credentials of all healthcare personnel;

•	Policies and procedures for identifying, addressing, and reporting instances of fraud and abuse;

•	Process to review and authorize contracts established for reinsurance and third party liability if applicable;

•	Policies to ensure compliance with all federal and state business requirements.

All policies, procedures, and clinical guidelines that the Contractor follows must be in writing and available upon request to DCH and/or CMS. All medical records, reporting formats, information systems, liability policies, provider network information and other detail specific to performing the contracted services must be available on request to DCH and/or CMS.

4.	Program Integrity

The Contractor must have administrative and management arrangements or procedures, including a mandatory compliance plan. The Contractors’ arrangements or procedures must include the following as defined in 42 CFR 438.608:

•	Written policies and procedures that describes how the Contractor will comply with federal and state fraud and abuse standards.

•	The designation of a compliance officer and a compliance committee who are accountable to the senior management or Board of Directors and who have effective lines of communication to the Contractor’s employees.

•	Effective training and education for the compliance officer and the Contractor’s employees.

•	Provisions for internal monitoring and auditing.

•	Provisions for prompt response to detected offenses and for the development of corrective action initiatives.

•	Documentation of the Contractor’s enforcement of the Federal and State fraud and abuse standards.

Contractors who have any suspicion or knowledge of fraud and/or abuse within any of the DCH’s programs must report directly to the DCH by calling (866) 428-0005 or sending a memo or letter to:

Program Investigations Section

Capitol Commons Center Building

400 S. Pine Street, 6th floor

Lansing, Michigan 48909

When reporting suspected fraud and/or abuse, the Contractor should provide to the DCH the following information:

•	Nature of the complaint

•	The name of the individuals and/or entity involved in the suspected fraud and/or abuse, including their address, phone number and Medicaid identification number, and any other identifying information

The Contractor shall inform the DCH of actions taken to investigate or resolve the reported suspicion, knowledge, or action. Contractors must also cooperate fully in any investigation by the DCH or Office of Attorney General and any subsequent legal action that may result from such investigation.

Contractors shall be permitted to disclose protected health information to DCH or the Attorney General without first obtaining authorization from the enrollee to disclose such information. DCH and the Attorney General shall ensure that such disclosures meet the requirements for disclosures made as part of the Contractor’s treatment, payment, or health care operations as defined in 45 CFR 164.501.

5.	Management Information Systems

The Contractor must maintain a management information system that collects, analyzes, integrates, and reports data as required by DCH. The information system must have the capability for:

(a)	Collecting data on enrollee and provider characteristics and on services provided to enrollees as specified by the State through an encounter data system;

(b)	Supporting provider payments and data reporting between the Contractor and DCH;

(c)	Controlling, processing, and paying providers for services rendered to Contractor enrollees;

(d)	Collecting service-specific procedures and diagnosis data, collecting price specific procedures or encounters (depending on the agreement between the provider and the Contractor), and maintaining detailed records of remittances to providers;

(e)	Supporting all Contractor operations, including, but not limited to, the following:

•	Member enrollment, disenrollment, and capitation payments, including the capability of reconciling enrollment and capitation payments received

•	Utilization

•	Provider enrollment

•	Third party liability activity

•	Claims payment

•	Grievance and appeal tracking

•	Tracking and recall for immunizations, well-child visits/EPSDT, and other services as required by DCH

•	Encounter reporting

•	Quality reporting

•	Member access and satisfaction

DCH will provide HIPAA compliant weekly and monthly enrollment files to the Contractor via the DEG. The Contractor’s MIS must have the capability to utilize the files to update each enrollee’s status on the MIS. Contractors are required to load the monthly enrollment audit file prior to the first of the month and distribute enrollment information to the Contractor’s vendors (i.e. pharmacy, vision, behavioral health, DME) on or before the first of the month so that enrollees have access to services. Enrollees defined as “pending negative action” on the audit file should be reflected as enrolled on the Contractor’s system until the monthly update file is received. After the receipt of the monthly update file, enrollees designated as “pending negative action” on the audit file who have lost eligibility or enrollment may be terminated on the Contractor’s MIS. The Contractor must ensure that MIS support staff have sufficient training and experience to manage files DCH sends to the Contractor via the DEG.

The Contractor must ensure that data received from providers is accurate and complete by:

•	Verifying the accuracy and timeliness of the data;

•	Screening the data for completeness, logic, and consistency;

•	Collecting service information in standardized formats;

•	Identification and tracking of fraud and abuse.

The Contractor is responsible for annual IRS form 1099 reporting of provider earnings and must make all collected data available to the State and, upon request, to CMS.

6.	Governing Body

Each Contractor will have a governing body. The governing body will ensure adoption and implementation of written policies governing the operation of the Contractor’s plan. The administrator or executive officer that oversees the day-to-day conduct and operations of the Contractor will be responsible to the governing body. The governing body must meet at least quarterly, and must keep a permanent record of all proceedings that is available to DCH and/or CMS upon request.

A minimum of 1/3 of the membership of the governing body must consist of adult enrollees who are not compensated officers, employees, stockholders who own 5% or more of the equity in the Contractor’s plan, or other individuals responsible for the conduct of, or financially interested in, the Contractor’s affairs. The Contractor must have written policies and procedures for governing body elections detailing, at a minimum, the following:

•	How enrollee board members will be elected

•	The length of the term for board members

•	Filling of vacancies

•	Notice to enrollees

The enrollee board members must have the same responsibilities as other board members in the development of policies governing the operation of the Contractor’s plan.

7.	Provider Network

(a)	General

The Contractor is solely responsible for arranging and administering covered services to enrollees. Covered services shall be medically necessary and administered, or arranged for, by a designated PCP. The Contractor must demonstrate that it can maintain a delivery system of sufficient size and resources to offer quality care that accommodates the needs of the enrollees within each enrollment area. The delivery system (in and out of network) must include sufficient numbers of providers with the training, experience, and specialization to furnish the covered services listed in Sections II-G and II-H of this contract to all enrollees.

Enrollees shall be provided with an opportunity to select their PCP. If the enrollee does not choose a PCP at the time of enrollment, it is the Contractor’s responsibility to assign a PCP within one month of the effective date of enrollment. If the Contractor cannot honor the enrollee’s choice of the PCP, the Contractor must contact the enrollee to allow the enrollee to either make a choice of an alternative PCP or to disenroll (in counties not covered by the rural county exception). The Contractor must notify all enrollees assigned to a PCP whose provider contract will be terminated and assist them in choosing a new PCP prior to the termination of the provider contract.

The Contractor’s provider network must meet the following requirements:

•	The Contractor shall have at least one full-time PCP per 750 members. This ratio shall be used to determine maximum enrollment capacity for the Contractor in an approved service area. Exceptions to the standard may be granted by DCH on a case-by-case basis, for example in rural counties;

•	Provides available, accessible, and sufficient numbers of facilities, locations, and personnel for the provision of covered services with sufficient numbers of provider locations with provisions for physical access for enrollees with physical disabilities;

•	Has sufficient capacity to handle the maximum number of enrollees specified under this Contract;

•	Guarantees that emergency services are available seven days a week, 24-hours per day;

•	Provides access to specialists based on the availability and distribution of such specialists. If the Contractor’s provider network does not have a provider available for a second opinion within the network, the enrollee must be allowed to obtain a second opinion from an out-of-network provider with prior authorization from the Contractor at no cost to the enrollee;

•	Provides access to ancillary services such as pharmacy services, durable medical equipment services, home health services, and MIHP;

•	Utilizes arrangements for laboratory services only through those laboratories with CLIA certificates;

•	Contains only ancillary providers and facilities appropriately licensed or certified if required pursuant to the Public Health Code, 1978 PA 368, as amended, MCL 333.1101 – 333.25211;

•	Responds to the cultural, racial, and linguistic needs (including interpretive services as necessary) of the Medicaid population;

•	Selected PCPs are accessible taking into account travel time, availability of public transportation, and other factors that may determine accessibility;

•	Primary care services are available to enrollees within 30 minutes or 30 miles travel. Hospital services are available within 30 minutes or 30 miles travel. Exceptions to this standard may be granted if the Contractor documents that no other network or non-network provider is accessible within the 30 minutes or 30 miles travel time. For pharmacy services, the State’s expectations are that the Contractor will ensure access within 30 minutes travel time and that services will be available during evenings and on weekends;

•	Contracted PCPs provide or arrange for coverage of services 24 hours a day, 7 days a week;

•	PCPs must be available to see patients a minimum of 20 hours per practice location per week.

Provider files will be used to give beneficiaries information on available Contractors and to ensure that the provider networks identified for Contractors are adequate in terms of number, location, and hours of operation. The Contractor will comply with the following:

•	Submit provider files that contain a complete and accurate description of the provider network available to enrollees, according to the specifications and format delineated by DCH, to DCH’s Enrollment Services contractor;

•	Update provider files as necessary to reflect the changes in the existing provider network;

•	Submit a provider file that passes all DCH quality edits to DCH’s Enrollment Services contractor at least once per month and more frequently if necessary to ensure that changes in the Contractor’s provider network are reflected in the provider file in a timely manner

(b)	Inclusion

DCH considers inclusion of enrollees into the broader health delivery system to be important. The Contractor must have written guidelines and a process in place to ensure that enrollees are provided covered services without regard to race, color, creed, sex, religion, age, national origin, ancestry, marital status, sexual preference, or physical or mental handicap. In addition, the Contractor must ensure that:

•	Enrollees will not be denied a covered service or availability of a facility or provider identified in this Contract.

•	Network providers will not intentionally segregate enrollees in any way from other persons receiving health care services.

(c)	Coordination of Care with Public and Community Providers and Organizations

Contractors must work closely with local public and private community-based organizations and providers to address prevalent health care conditions and issues. Such agencies and organizations include local health departments, local DHS offices, family planning agencies, Substance Abuse Coordinating Agencies, community and migrant health centers, child and adolescent health centers and programs, and local or regional consortiums centered on various health conditions. Local coordination and collaboration with these entities will make a wider range of essential health care and support services available to the Contractor’s enrollees.

To ensure that the services provided by these agencies are available to all Contractors, an individual Contractor shall not require an exclusive contract as a condition of participation with the Contractor.

It is also beneficial for Contractors to collaborate with non-profit organizations that have maintained a historical base in the community. These entities are seen by many enrollees as “safe harbors” due to their familiarity with the cultural standards and practices within the community. For example, child and adolescent health centers and programs are specifically designed to be accessible and acceptable, and are viewed as a “safe harbor” where adolescents will seek rather than avoid or delay needed services.

(d)	Coordination of Care with Local Behavioral Health and Developmental Disability Providers

Some enrollees may also be eligible for services provided by Behavioral Health Services and Services for Persons with Developmental Disabilities managed care programs. Contractors are not responsible for the direct delivery of specified behavioral health and developmental disability services as delineated in Medicaid policy. However, the Contractor must establish and maintain agreements with local behavioral health and developmental disability agencies or organizations contracting with the State.

Agreements between the Contractor and the Local Behavioral Health and Development Disability managed care providers must address the following issues:

•	Emergency services

•	Pharmacy and laboratory service coordination

•	Medical coordination

•	Data and reporting requirements

•	Quality assurance coordination

•	Grievance and appeal resolution

•	Dispute resolution

These agreements must be available for review upon request from DCH. Contractors must coordinate care for enrollees who require integration of medical and behavioral health/substance abuse care. The Contractor must present evidence of care coordination to DCH upon request.

(e)	Network Changes

Contractors will notify DCH within seven (7) days of any changes to the composition of the provider network that affects the Contractor’s ability to make available all covered services in a timely manner. Contractors will have written procedures to address changes in its network that negatively affect access to care. Changes in provider network composition that DCH determines to negatively affect enrollees’ access to covered services may be grounds for service area termination or sanctions, including Contract termination.

(f)	Provider Contracts

In addition to HMO licensure/certification requirements, Contractor provider contracts will meet the following criteria:

•	Prohibit the provider from seeking payment from the enrollee for any covered services provided to the enrollee within the terms of the Contract and require the provider to look solely to the Contractor for compensation for services rendered. No cost sharing or deductibles can be collected from enrollees. Co-payments are only permitted with DCH approval.

•	Require the provider to cooperate with the Contractor’s quality improvement and utilization review activities.

•	Include provisions for the immediate transfer of enrollees to another Contractor PCP if their health or safety is in jeopardy.

•	Include provisions stating that providers are not prohibited from discussing treatment options with enrollees that may not reflect the Contractor’s position or may not be covered by the Contractor.

•	Include provisions stating that providers are not prohibited from advocating on behalf of the enrollee in any grievance or utilization review process, or individual authorization process to obtain necessary health care services.

•	Require providers to meet Medicaid accessibility standards as defined in this contract.

•	Provide for continuity of treatment in the event a provider’s participation terminates during the course of a member’s treatment by that provider.

•	Prohibit the provider from denying services to an individual who is eligible for the services due to the individual’s inability to pay the co-payment.

In accordance with Section 1932 (b)(7) of the Social Security Act as implemented by Section 4704(a) of the Balanced Budget Act, Contractors may not discriminate with respect to participation, reimbursement, or indemnification as to any provider who is acting within the scope of provider’s license or certification under applicable State law, solely on the basis of such license or certification. This provision should not be construed as an “any willing provider” law, as it does not prohibit Contractors from limiting provider participation to the extent necessary to meet the needs of the enrollees. This provision also does not interfere with measures established by Contractors that are designed to maintain quality and control costs consistent with the responsibility of the organization.

(g)	Disclosure of Physician Incentive Plan

Contractors will disclose to DCH, upon request, the information on their provider incentive plans listed in 42 CFR 422.208 and 422.210, as required in 42 CFR 438.6(h). The incentive plans must meet the requirements of 42 CFR 422.208-422.210 when there exists compensation arrangements under the Contract where payment for designated health services furnished to an individual on the basis of a physician referral would otherwise be denied under Section 1903 (s) of the Social Security Act. Upon request, the Contractor will provide the information on its physician incentive plans listed in 42 CFR 422.208 and 422.210 to any enrollee.

(h)	Provider Credentialing

The Contractor must continue to comply with the requirements of MCL 500.3528 regarding the credentialing and re-credentialing of providers within the Contractor’s network, including, but not limited to the requirements specified in this section.

(i)	The Contractor will have written credentialing and re-credentialing policies and procedures for ensuring quality of care and ensuring that all providers rendering services to enrollees are licensed by the State and are qualified to perform their services throughout the life of the Contract. The Contractor must re-credential providers at least every 3 years. The Contractor must ensure that network providers residing and providing services in bordering states meet all applicable licensure and certification requirements within their state. The Contractor also must have written policies and procedures for monitoring its providers and for sanctioning providers who are out of compliance with the Contractor’s medical management standards. If the plan declines to include providers in the plan’s network, the plan must give the affected providers written notice of the reason for the decision. Primary Care Provider (PCP) Standards

The Contractor must offer enrollees freedom of choice in selecting a PCP. The Contractor will have written policies and procedures describing how enrollees choose and are assigned to a PCP, and how they may change their PCP. The Contractor will permit enrollees to choose a clinic as a PCP provided that the provider files submitted to DCH’s Enrollment Services Contractor is completed consistent with DCH requirements and the clinic has been approved by DCH to serve as a PCP.

The PCP is responsible for supervising, coordinating, and providing all primary care to each assigned enrollee. In addition, the PCP is responsible for initiating referrals for specialty care, maintaining continuity of each enrollee’s health care, and maintaining the enrollee’s medical record, which includes documentation of all services provided by the PCP as well as any specialty or referral services. A PCP may be any of the following: family practice physician, general practice physician, internal medicine physician, OB/GYN specialist, or pediatric physician when appropriate for an Enrollee, other physician specialists when appropriate for an Enrollee’s health condition, nurse practitioner, and physician assistants.

The Contractor will allow a specialist to perform as a PCP when the enrollee’s medical condition warrants management by a physician specialist. This may be necessary for those enrollees with conditions such as diabetes, end-stage renal disease, HIV/AIDS, or other chronic disease or disability. The need for management by a physician specialist should be determined on a case-by-case basis in consultation with the enrollee. If the enrollee disagrees with the Contractor’s decision, the enrollee should be informed of his or her right to file a grievance with the Contractor and/or to file a Fair Hearing Request with DCH.

The Contractor will ensure that there is a reliable system for providing 24-hour access to urgent care and emergency services 7 days a week. All PCPs within the network must have information on this system and must reinforce with their enrollees the appropriate use of the health care delivery system. Routine physician and office visits must be available during regular and scheduled office hours. The Contractor will ensure that some providers offer evening and weekend hours of operation in addition to scheduled daytime hours. The Contractor will provide notice to enrollees of the hours and locations of service for their assigned PCP.

Provisions must be available for obtaining urgent care 24 hours a day. Urgent care may be provided directly by the PCP or directed by the Contractor through other arrangements. Emergency services must always be available.

Direct contact with a qualified clinical staff person must be available through a toll-free telephone number at all times.

The Contractor will assign a PCP who is within 30 minutes or 30 miles travel time to the enrollee’s home, unless the enrollee chooses otherwise. Exceptions to this standard may be granted if the Contractor documents that no other network or non-network provider is accessible within the 30 minute or 30 mile travel time. The Contractor will take the availability of handicap accessible public transportation into consideration when making PCP assignments.

PCPs must be available to see enrollees a minimum of 20 hours per practice location per week. This provision may be waived by DCH in response to a request supported by appropriate documentation. Specialists are not required to meet this standard for minimum hours per practice location per week. In the event that a specialist is assigned to act as a PCP, the enrollee must be informed of the specialist’s business hours. In circumstances where teaching hospitals use residents as providers in a clinic and a supervising physician is designated as the PCP by the Contractor, the supervising physician must be available at least 20 hours per practice location per week.

The Contractor will monitor waiting times to get appointments with providers, as well as the length of time actually spent waiting to see the provider. This data must be reported to DCH upon request. The Contractor will have established criteria for monitoring appointment scheduling for routine and urgent care and for monitoring waiting times in provider offices. These criteria must be submitted to DCH upon request.

The Contractor will ensure that a maternity care provider is designated for an enrolled pregnant woman for the duration of her pregnancy and postpartum care. A maternity care provider is a provider meeting the Contractor’s credentialing requirements and whose scope of practice includes maternity care. An individual provider must be named as the maternity care provider to assure continuity of care. An OB/GYN clinic or practice cannot be designated as a PCP or maternity care provider. Designation of individual providers within a clinic or practice is appropriate as long as that individual, within the clinic or practice, agrees to accept responsibility for the enrollee’s care for the duration of the pregnancy and post-partum care.

For maternity care, the Contractor must provide initial prenatal care appointments for enrolled pregnant women according to standards developed by the CAC and the Contractor’s QIC.

II-M PAYMENT TO PROVIDERS

The Contractor must make timely payments to all providers for covered services rendered to enrollees as required by MCL 400.111i and in compliance with established DCH performance standards (Appendix 9). With the exception of newborns, the Contractor will not be responsible for any payments owed to providers for services rendered prior to a beneficiary’s enrollment with the Contractor’s plan. Except for newborns, payment for services provided during a period of retroactive eligibility will be the responsibility of DCH.

1.	Electronic Billing Capacity

The Contractor must meet the HIPAA and MDCH guidelines and requirement for electronic billing capacity and may require its providers to meet the same standard as a condition for payment. HIPAA guidelines are found at www.michigan.gov/mdch. Medicaid policy and provider manuals specify the acceptable coding and procedures. Therefore, a provider must be able to bill a Contractor using the same format and coding instructions as that required for the Medicaid FFS programs. Contractors may not require providers to complete additional fields on the electronic forms that are not specified under the Medicaid FFS policy and provider manuals. Health plans may require additional documentation, such as medical records, to justify the level of care provided. In addition, health plans may require prior authorization for services for which the Medicaid FFS program does not require prior authorization.

DCH will update the web-site addresses of plans. This information will make it more convenient for providers; (including out of network providers) to be aware of and contact respective health plans regarding the documentation, prior authorization issues, and provider appeal processes. Contractors are responsible for maintaining the completeness and accuracy of their websites regarding this information. The DCH web-site location is: www.michigan.gov\mdch.

2.	Payment Resolution Process

The Contractor must develop and maintain an effective provider appeal process to promptly resolve provider billing disputes. The Contractor will cooperate with providers who have exhausted the Contractor’s appeal process by entering into arbitration or other alternative dispute resolution process.

3.	Arbitration

When a provider requests arbitration, the Contractor is required to participate in a binding arbitration process. Providers must exhaust the Contractor’s internal provider appeal process before requesting arbitration.

DCH will provide a list of neutral arbitrators that can be made available to resolve billing disputes. These arbitrators will be organizations with the appropriate expertise to analyze medical claims and supporting documentation available from medical record reviews and determine whether a claim is complete, appropriately coded, and should or should not be paid. A model agreement will be developed by DCH that both parties to the dispute will be required to sign. This agreement will specify the name of the arbitrator, the dispute resolution process, a timeframe for the arbitrator’s decision, and the method of payment for the arbitrator’s fee.

The party found to be at fault will be assessed the cost of the arbitrator. If both parties are at fault, the cost of the arbitration will be apportioned.

4.	Post-payment Review

The Contractor may utilize a post-payment review methodology to assure claims have been paid appropriately

The Contractor must complete post payment reviews for individuals retroactively disenrolled by DCH within 90 days of the date that DCH notifies the Contractor of the retroactive of disenrollment. The plan must complete the recoupments from providers within 90 days of identifying the claims to be recouped. In no case, shall the Contractor recoup money from providers for individuals retroactively disenrolled by DCH more than 180 days from the date that DCH notified the Contractor of the retroactive disenrollment.

5.	Total Payment

The Contractor or its providers may not require any co-payments, patient-pay amounts, or other cost-sharing arrangements unless authorized by DCH. The Contractor’s providers may not bill enrollees for the difference between the provider’s charge and the Contractor’s payment for covered services. The Contractor’s providers will not seek nor accept additional or supplemental payment from the enrollee, his/her family, or representative, in addition to the amount paid by the Contractor even when the enrollee has signed an agreement to do so. These provisions also apply to out-of-network providers.

6.	Enrollee Liability for Payment

The enrollee shall not be held liable for any of the following provisions consistent with 42 CFR 438.106 and 42 CFR 438.116:

•	The Contractors debts, in case of insolvency;

•	Covered services under this Contract provided to the enrollee for which the State did not pay the Contractor;

•	Covered services provided to the enrollee for which the State or the Contractor does not pay the provider due to contractual, referral or other arrangement; or

•	Payments for covered services furnished under a contract, referral, or other arrangement, to the extent that those payments are in excess of the amount that the enrollee would owe if the Contractor provided the services directly.

7.	Hospital Payments

Contractors must pay out-of-network hospitals for all emergency and authorized covered services provided outside of the established network. Out-of-network hospital claims must be paid at the established Medicaid rate in effect on the date of service for paying participating Medicaid providers. Hospital payments must include payment for the Diagnosis Related Groups (DRGs, as defined in the Medicaid Institutional Provider Chapter IV), outliers, as applicable, and capital costs at the per-discharge rate.

II-N PROVIDER SERVICES (In-Network and Out-of-Network)

The Contractor will:

•	Provide contract and education services for the provider network

•	Properly maintain medical records

•	Process provider grievances and appeals in a timely manner

•	Develop and maintain an appeal system to resolve claim and authorization disputes

•	Maintain a written plan detailing methods of provider recruitment and education regarding Contractor policies and procedures;

•	Maintain a regular means of communicating and providing information on changes in policies and procedures to its providers. This may include guidelines for answering written correspondence to providers, offering provider-dedicated phone lines, or a regular provider newsletter;

•	Provide a staff of sufficient size to respond timely to provider inquiries, questions, and concerns regarding covered services.

•	Provide a copy of the Contractor’s prior authorization policies to the provider when the provider joins the Contractor’s provider network. The Contractor must notify providers of any changes to prior authorization policies as changes are made.

•	Make its provider policies, procedures and appeal processes available over its website. Updates to the policies and procedures must be available on the website as well as through other media used by the Contractor.

II-O QUALITY ASSESSMENT AND PERFORMANCE IMPROVEMENT PROGRAM

1.	Quality Assessment and Performance Improvement Program (QAPI)

The Contractor will have an ongoing QAPI program for the services furnished to its enrollees that meets the requirements of 42 CFR 438.240. The Contractor’s medical director shall be responsible for managing the QAPI program. The Contractor must maintain a Quality Improvement Committee (QIC) for purposes of reviewing the QAPI program, its results and activities, and recommending changes on an ongoing basis. The QIC must be comprised of Contractor staff, including but not limited to the quality improvement director and other key management staff, as well as health professionals providing care to enrollees.

The Contractor’s QAPI program will be capable of identifying opportunities to improve the provision of health care services and the outcomes of such care for enrollees. The Contractor’s QAPI program must also incorporate and address findings of site reviews by DCH, external quality reviews, statewide focused studies, and the recommendations of the Clinical Advisory Committee (CAC). In addition, the Contractor’s QAPI program must develop or adopt performance improvement goals, objectives, and activities or interventions as required by the DCH to improve service delivery or health outcomes for enrollees.

The Contractor will have a written plan for the QAPI program that includes, at a minimum, the following:

•	The Contractor’s performance goals and objectives

•	Lines of authority and accountability

•	Data responsibilities

•	Evaluation tools

•	Performance improvement activities

The written plan must also describe how the Contractor will:

•	Analyze the processes and outcomes of care using currently accepted standards from recognized medical authorities. Contractors may include examples of focused review of individual cases, as appropriate.

•	Determine underlying reasons for variations in the provision of care to enrollees.

•	Establish clinical and non-clinical priority areas and indicators for assessment and performance improvement.

•	Use measures to analyze the delivery of services and quality of care, over and under utilization of services, disease management strategies, and outcomes of care. The Contractor is expected to collect and use data from multiple sources such as HEDIS®, medical records, encounter data, claims processing, grievances, utilization review, and member satisfaction instruments in this activity.

•	Compare QAPI program findings with past performance and with established program goals and available external standards.

•	Measure the performance of providers and conduct peer review activities such as: identification of practices that do not meet Contractor standards; recommendation of appropriate action to correct deficiencies; and monitoring of corrective action by providers.

•	At least twice annually, provide performance feedback to providers, including detailed discussion of clinical standards and expectations of the Contractor.

•	Develop and/or adopt clinically appropriate practice parameters and protocols/guidelines. Submit these parameters and protocols/guidelines to providers with sufficient explanation and information to enable the providers to meet the established standards.

•	Ensure that where applicable, utilization management, enrollee education, coverage of services, and other areas as appropriate are consistent with the Contractor’s practice guidelines.

•	Evaluate access to care for enrollees according to the established standards and those developed by DCH and Contractor’s QIC and implement a process for ensuring that network providers meet and maintain the standards. The evaluation should include an analysis of the accessibility of services to enrollees with disabilities.

•	Perform a member satisfaction survey according to DCH specifications and distribute results to providers, enrollees, and DCH

•	Implement improvement strategies related to program findings and evaluate progress periodically but at least annually.

•	Maintain Contractor’s written QAPI program that will be available at the annual on-site visit and to DCH upon request.

2.	Annual Effectiveness Review

The Contractor will conduct an annual effectiveness review of its QAPI program. The effectiveness review must include analysis of whether there have been improvements in the quality of health care and services for enrollees as a result of quality assessment and improvement activities and interventions carried out by the Contractor. The analysis should take into consideration trends in service delivery and health outcomes over time and include monitoring of progress on performance goals and objectives. Information on the effectiveness of the Contractor’s QAPI program must be provided annually to network providers and to enrollees upon request. Information on the effectiveness of the Contractor’s QAPI program must be provided to DCH annually during the on-site visit and upon request.

3.	Annual Performance Improvement Projects

The Contractor must conduct performance improvement projects that focus on clinical and non-clinical areas. The Contractor must meet minimum performance objectives. The Contractor may be required to participate in statewide performance improvement projects that cover clinical and non-clinical areas.

The DCH will collaborate with Stakeholders and Contractors to determine priority areas for statewide performance improvement projects. The priority areas may vary from one year to the next and will reflect the needs of the population; such as care of children, pregnant women, and persons with special health care needs, as defined by DCH. The Contractor will assess performance for the priority area(s) identified by the collaboration of DCH and other Stakeholders.

4.	Performance Monitoring

DCH has established annual performance monitoring standards. The Contractor will incorporate any statewide performance improvement objectives, established as a result of a statewide performance improvement project or monitoring, into the written plan for its QAPI program. DCH will use the results of performance assessments as part of the formula for automatic enrollment assignments. DCH will continually monitor Contractor’s performance on the performance monitoring standards and make changes as appropriate. The performance monitoring standards are attached to the Contract (Appendix 9)

5.	External Quality Review (EQR)

The State will arrange for an annual, external independent review of the quality and outcomes, timeliness of, and access to covered services provided by the Contractor. The Contractor will address the findings of the external review through its QAPI program. The Contractor must develop and implement performance improvement goals, objectives, and activities in response to the EQR findings as part of the Contractor’s QAPI program. A description of the performance improvement goals, objectives, and activities developed and implemented in response to the EQR findings will be included in the Contractor’s QAPI program. DCH may also require separate submission of an improvement plan specific to the findings of the EQR.

6.	Consumer Survey

Contractors must conduct an annual survey of their adult enrollee population using the Consumer Assessment of Health Plan Survey (CAHPS) instrument. Contractors must directly contract with a National Committee for Quality Assurance (NCQA) certified CAHPS vendor and submit the data according to the specifications established by NCQA. Annually, the Contractor must provide NCQA summary and member level data to DCH. The Contractor must provide an electronic or hard copy of the final survey analysis report to DCHupon request.

II-P UTILIZATION MANAGEMENT

The major components of the Contractor’s utilization management program must encompass, at a minimum, the following:

•	Written policies with review decision criteria and procedures that conform to managed health care industry standards and processes.

•	A formal utilization review committee directed by the Contractor’s medical director to oversee the utilization review process.

•	Sufficient resources to regularly review the effectiveness of the utilization review process and to make changes to the process as needed.

•	An annual review and reporting of utilization review activities and outcomes/interventions from the review.

•	The utilization management activities of the Contractor must be integrated with the Contractor’s QAPI program.

The Contractor must establish and use a written prior approval policy and procedure for utilization management purposes. The Contractor may not use such policies and procedures to avoid providing medically necessary services within the coverages established under the Contract. The policy must ensure that the review criteria for authorization decisions are applied consistently and require that the reviewer consult with the requesting provider when appropriate. The policy must also require that utilization management decisions be made by a health care professional who has appropriate clinical expertise regarding the service under review.

The Contractor’s authorization policy must establish timeframes for standard and expedited authorization decisions. These timeframes may not exceed 14 calendar days for standard authorization decisions and 3 working days for expedited authorization decisions. These timeframes may be extended up to 14 additional calendar days if requested by the provider or enrollee and the Contractor justifies the need for additional information and explains how the extension is in the enrollee’s interest. The enrollee must be notified of the plan’s intent to extend the timeframe. The Contractor must ensure that compensation to individuals or subcontractor that conduct utilization management activities is not structured so as to provide incentives for the individual or subcontractor to deny, limit, or discontinue medically necessary services to any enrollee.

II-Q THIRD PARTY RESOURCE REQUIREMENTS

The Contractor will collect any payments available from other health insurers including Medicare and private health insurance for services provided to its members in accordance with Section 1902(a)(25) of the Social Security Act and 42 CFR 433 Subpart D. The Contractor will be responsible for identifying and collecting third party information and may retain third party collections. If third party resources are available, the Contractor is not required to pay the provider first and then recover money from the third party.

Third party liability (TPL) refers to any other health insurance plan or carrier (e.g., individual, group, employer-related, self-insured or self-funded plan or commercial carrier,

automobile insurance and worker’s compensation) or program (e.g., Medicare) that has liability for all or part of a member’s health care coverage. Contractors are payers of last resort and will be required to identify and seek recovery from all other liable third parties in order to make themselves whole. The Contractor may retain all such collections. If TPL resources are available, the Contractor is not required to pay the provider first and then recover money from the third party but the Contractor should follow Medicaid Policy regarding TPL. The Contractor must report third party collections in its encounter data submission and in aggregate as required by DCH.

DCH will provide the Contractor with a listing of known third party resources for its enrollees. The listing will be produced monthly and will contain information made available to the State at the time of eligibility determination and /or redetermination.

When an enrollee is also enrolled in Medicare, Medicare will be the primary payer ahead of any Contractor. The Contractor must make the Enrollee whole by paying or otherwise covering all Medicare cost sharing amounts incurred by the Enrollee such as coinsurance and deductibles.

II-R MARKETING -

Contractors are allowed to promote their services to the general population in the community, provided that such promotion and distribution of materials is directed at the population of an entire city, an entire county, or larger population segment in the Contractor’s approved service area. Additionally, Contractors may provide incentives, consistent with State law, to enrollees in the Contractor’s plan that encourage healthy behavior and practices. All marketing and health promotion incentives must be approved by DCH prior to implementation. If the Contractor has previously received approval for a specific marketing or health promotion incentive and wishes to repeat the same marketing or health promotion incentive, the Contractor is not required to seek DCH approval. The Contractor must notify DCH of the intention to repeat the marketing or incentive, prior to implementation, and attest that the marketing or incentive is identical to the program previously approved by DCH.

Direct marketing to individual beneficiaries not enrolled with the Contractor is prohibited. If a beneficiary initiates a contact, the Contractor must adhere to the following guidelines:

•	The Contractor may only provide factual information about the Contractor’s services and contracted providers.

•	If the beneficiary requests information about services, the Contractor must inform the beneficiary that all MHPs are required to provide the same services as the Medicaid fee-for-service program.

•	The Contractor may not make comparisons with other MHPs

•	The Contractor may not discuss enrollment, disenrollment, or Medicaid Eligibility; the Contractor must refer all such inquiries to the State’s enrollment broker.

The Contractor may not provide inducements to beneficiaries or current enrollees through which compensation, reward, or supplementary benefits or services are offered to enroll or to remain enrolled with the Contractor. .

The following are examples of allowed and prohibited marketing locations and practices:

1.	Allowed Marketing Locations/Practices Directed at the General Population:

•	Newspaper articles

•	Newspaper advertisements

•	Magazine advertisements

•	Signs

•	Billboards

•	Pamphlets

•	Brochures

•	Radio advertisements

•	Television advertisements

•	Noncapitated plan sponsored events

•	Public transportation (i.e. buses, taxicabs)

•	Mailings to the general population

•	Individual Contractor “Health Fair” for enrollee members

•	Malls or commercial retail establishments

•	Community centers

•	Churches

2.	Prohibited Marketing Locations/Practices that Target Individual Beneficiaries:

•	Local DHS offices

•	Provider offices, clinics, including but not limited to, WIC clinics.

•	Hospitals

•	Check cashing establishments

•	Door-to-door marketing

•	Telemarketing

•	Direct mail targeting individual Medicaid Beneficiaries not currently enrolled in the Contractor’s plan

The prohibition of marketing in provider offices includes, but is not limited to, written materials distributed in the providers’ office. The Contractor may not assist providers in developing marketing materials designed to induce beneficiaries to enroll or to remain enrolled with the Contractor or not disenroll from another Contractor.

3.	Health Fairs

The Contractor may participate in Health Fairs that meet the following guidelines:

•	Organized by an entity other than an MHP, such as, a local health department, a community agency, or a provider, for enrollees and the general public, or organized by the Contractor exclusively for the Contractor’s enrollees
•	Conducted in a public setting, such as a mall, a church, or a local health department. If the health fair is held in a provider office, all patient of the provider must be invited to attend.

•	Beneficiary attendance is voluntary –no inducements other than incentives approved by DCH under this Contract may be used to encourage or require participation.

•	Advertisement of the health fair must be directed at the general population, be approved by DCH, and comply with all other requirements of Section II-R-1. A Contractor’s name may be used in advertisements of the health fair only if DCH has approved the advertisement.

•	The purpose of the health fair must be to provide health education and/or promotion information or material, including information about managed care in general

•	No direct information may be given regarding enrollment, disenrollment or Medicaid eligibility. If a beneficiary requests such information during the health fair, the Contractor must instruct the beneficiary to contact the State’s enrollment broker.

•	No comparisons may be made between MHPs, other than by using material produced by a State Agency, including, but not limited to, the DCH Quality Check-Up and the OFIS report card.

4.	Marketing Materials

All written and oral marketing materials and health promotion incentive materials must be prior approved by DCH. Upon receipt by DCH of a complete request for approval that proposes allowed marketing practices and locations, the DCH will provide a decision to the Contractor within 30 business days or the Contractor’s request will be deemed approved.

Marketing materials must be available in languages appropriate to the beneficiaries being served within the county. All material must be culturally appropriate and available in alternative formats in accordance with the American with Disabilities Act.

DCH may impose monetary or restricted enrollment sanctions should the Contractor, any of its subcontractors, or contracted providers engage in prohibited marketing practices or use marketing materials that have not been approved in writing by DCH.

Materials must be written at no higher than 6th grade level as determined by any one of the following indices:

•	Flesch – Kincaid

•	Fry Readability Index

•	PROSE The Readability Analyst (software developed by Educational Activities, Inc.)

•	Gunning FOG Index

•	McLaughlin SMOG Index

•	Other computer generated readability indices accepted by DCH

II-S ENROLLEE SERVICES

Written and oral materials directed to enrollees relating in any fashion to benefits, coverage, enrollment, grievances, appeals, or other administrative and service functions, such as handbooks, newsletters, and other member enrollment materials must be approved by DCH prior to distribution to enrollees. Once DCH approves a letter template, the Contractor may reuse the template without obtaining additional approval. These materials must be written below the sixth grade reading level. Upon receipt by DCH of a complete request for approval of the proposed communication, the DCH will provide a decision to the Contractor within 30 business days or the Contractor’s request will be deemed approved. All enrollee services must address the need for culturally appropriate interventions. Reasonable accommodation must be made for enrollees with hearing and/or vision impairments.

Written and oral materials directed to enrollee relating solely to health education may be filed with DCH a minimum of 10 business days prior to use. If DCH does not respond to the filing within 10 business days, the material is deemed approved.

1.	General

Contractors will establish and maintain a toll-free 24 hours a day, 7 days a week telephone number to assist enrollees. Direct contact with a qualified clinical staff person or network provider must be available through a toll-free telephone number at all times.

Contractors will issue an eligibility card to all enrollees that includes the toll free 24 hours a day, 7 days a week phone number for enrollees to call and a unique identifying number for the enrollee. The card must also identify the member’s PCP name and phone number. Contractors may meet this requirement in one of the following ways:

•	Print the PCP name and phone number on the card. The Contractor must send a new card to the enrollee when the PCP assignment changes.

•	Print the PCP name and phone number on a replaceable sticker to be attached to the card. The Contractor must send a new sticker to the enrollee when the PCP assignment changes.

•	Any other method approved by DCH, provided that the PCP name and phone number is affixed to the card and the information changes when the PCP assignment changes.

The Contractor will demonstrate a commitment to case managing the complex health care needs of enrollees. Commitment will be demonstrated by the involvement of the enrollee in the development of her or his treatment plan and will take into account all of an enrollee’s needs (e.g. home health services, therapies, durable medical equipment and transportation).

2.	Enrollee Education

(a)	The Contractor will be responsible for developing and maintaining enrollee education programs designed to provide the enrollee with clear, concise, and accurate information about the Contractor’s services. Materials for enrollee education should include:

•	Member handbook

•	Contractor bulletins or newsletters sent to the Contractor’s enrollees at least two times a year that provide updates related to covered services, access to providers and updated policies and procedures.

•	Literature regarding health/wellness promotion programs offered by the Contractor.

•	A website, maintain by the Contractor, that includes information on preventive health strategies, health/wellness promotion programs offered by the Contractor, updates related to covered services, access to providers, and updated policies and procedures.

(b)	Enrollee education should also focus on the appropriate use of health services. Contractors are encouraged to work with local and community based organizations to facilitate their provision of enrollee education services.

3.	Member Handbook/Provider Directory

Contractors must mail the member ID card to enrollees via first class mail within ten (10) business days of being notified of their enrollment. All other printed information, including member handbook, and information regarding accessing services may be mailed separately from the ID card. These materials do not have to be mailed via first class but must be mailed within ten business days of being notified of the member’s enrollment.

Contractors may select the option of distributing new member packets to each household, instead of to each individual member in the household, provided that the mailing includes individual Health Plan membership cards for each member enrolled in the household. When there are program or service site changes, notification must be provided to the affected enrollees at least ten (10) business days before implementation.

The Contractor must maintain documentation verifying that the information in the member handbook is reviewed for accuracy at least once a year and updated when necessary. The provider directory may be published separately. At a minimum, the member handbook must include the following information:

•	Table of contents

•	Advance directives, including, at a minimum: (1) information about the Contractor’s advance directives policy, (2) information regarding the State’s advance directives provisions and (3) directions on how to file a complaint with the State concerning noncompliance with the advance directive requirements. Any changes in the State law must be updated in this written information no later than 90 days following the effective date of the change.

•	Availability and process for accessing covered services that are not the responsibility of the Contractor, but are available to its enrollees such as dental care, behavioral health and developmental disability services

•	Description of all available Contract services

•	Designation of specialists as a PCP

•	Enrollees’ rights and responsibilities. The enrollee rights information must include a statement that conveys that Contractor staff and affiliated providers will comply with all requirements concerning enrollee rights.

•	Enrollees’ right to obtain routine OB/GYN and Pediatric services from network providers without a referral.

•	Enrollees’ right to receive FQHC services

•	Enrollees’ right to request information regarding physician incentive arrangements including those that cover referral services that place the physician at significant financial risk (more than 25%), other types of incentive arrangements, whether stop-loss coverage is provided

•	Explanation of any service limitations or exclusions from coverage

•	Grievance and appeal process including how to register a grievance with the Contractor and/or State, how to file a written appeal, and the deadlines for filing an appeal and an expedited appeal

•	How enrollees can contribute towards their own health by taking responsibility, including appropriate and inappropriate behavior

•	How to access hospice services

•	How to choose and change PCPs

•	How to contact the Contractor’s Member Services and a description of its function

•	How to handle out of county and out of state services

•	How to make, change, and cancel appointments with a PCP

•	How to obtain emergency transportation and medically necessary transportation

•	How to obtain medically necessary durable medical equipment (or customized durable medical equipment)

•	How to obtain oral interpretation services and written information in prevalent languages, as defined by the Contract.

•	How to obtain written materials in alternative formats for enrollees with special needs.

•	Pregnancy care information that conveys the importance of prenatal care and continuity of care, to promote optimum care for mother and infant

•	Process of referral to specialists and other providers

•	Signs of substance abuse problems, available substance abuse services and accessing substance abuse services

•	State Fair Hearing process including that access may occur without first going through the Contractor’s grievance/complaint process

•	Vision services, family planning services, and how to access these services

•	Well-child care, immunizations, and follow-up services for enrollees under age 21 (EPSDT)

•	What to do in case of an emergency and instructions for receiving advice on getting care in case of any emergency. Enrollees should be instructed to activate emergency medical services (EMS) by calling 9-1-1 in life threatening situations

•	What to do when family size changes

•	Women’s, Infant’s, and Children (WIC) Supplemental Food and Nutrition Program

•	Any other information deemed essential by the Contractor and/or the DCH

The handbook must be written at no higher than a sixth grade reading level and must be available in alternative formats for enrollees with special needs. Member handbooks must be available in a prevalent language when more than five percent (5%) of the Contractor’s enrollees speak a prevalent language, as defined by the Contract. Contractors must also provide a mechanism for enrollees who speak the prevalent language to obtain member materials in the prevalent language or to obtain assistance with interpretation. The Contractor must agree to make modifications in the handbook language so as to comply with the specifications of this Contract.

The Contractor must maintain a provider directory that contains, at a minimum, the following information:

•	PCPs and specialists listed by county.

•	For PCP listings, the following information must be provided: Provider name, address, telephone number, any hospital affiliation, days and hours of operation, whether the provider is accepting new patients, and languages spoken.

•	For Specialist listings, the following information must be provided: Provider name, address, telephone number, and any hospital affiliation.

•	A list of all hospitals, pharmacies, medical suppliers, and other ancillary health providers the enrollees may need to access. The list must contain the address and phone number of the provider. Ancillary providers that are part of a retail chain may be listed by the name of the chain without listing each specific site.

If the Contractor maintains a complete provider directory on the Contractor’s web site, the Contractor is not required to a mail provider directory to all new enrollees. The web provider directory must be reviewed for accuracy and updated at least monthly. The Contractor must inform new enrollees that the provider directory is available upon request and on the Contractor’s web site and must mail the provider directory within 5 business days of the enrollee’s request.

4.	Protection of Enrollees against Liability for Payment and Balanced Billing

Section 1932(b)(6) of the Social Security Act requires Contractors to protect enrollees from certain payment liabilities. Section 1128B(d)(1) of the Social Security Act authorizes criminal penalties to providers in the case of services provided to an individual enrolled with a Contractor that are charges at a rate in excess of the rate permitted under the organization’s Contract.

II-T GRIEVANCE/APPEAL PROCEDURES

The Contractor will establish and maintain an internal process for the resolution of grievances and appeals from enrollees. Enrollees may file a grievance or appeal on any aspect of service provided to them by the Contractor as specified in the definitions of grievance and appeal.

1.	Contractor Grievance/Appeal Procedure Requirements

The Contractor must have written policies and procedures governing the resolution of grievances and appeals. These written policies and procedures will meet the following requirements:

(a)	The Contractor shall administer an internal grievance and appeal procedure according to the requirements of MCL 500.2213 and MCL 550.1404 and shall cooperate with the Michigan Office of Financial and Insurance Services in the implementation of MCL 550.1901-1929, “Patient’s Rights to Independent Review Act.”

(b)	The Contractor’s internal grievance and appeal procedure must include the following components:

•	The Contractor must give enrollees assistance in completing forms and taking other procedural steps. The Contractor must provide interpreter services and TTY/TDD toll free numbers.

•	The Contractor must acknowledge receipt of each grievance and appeal.

•	The Contractor must ensure that the individuals who make decisions on grievances and appeals are individuals:

(1)	Who were not involved in any previous level of review or decision-making and

(2)	Who are health care professionals who have the appropriate clinical expertise in treating the enrollee’s condition or disease, when the grievance or appeal involves a clinical issue

2.	Notice to Enrollees of Grievance Procedure

The Contractor will inform enrollees about the Contractor’s internal grievance procedures at the time of initial enrollment and any other time an enrollee expresses dissatisfaction by filing a grievance with the Contractor. The information will be included in the member handbook and will explain:

•	How to file a grievance with the Contractor

•	The internal grievance resolution process

3.	Notice to Enrollees of Appeal Procedure

The Contractor must inform enrollees about the Contractor’s appeal procedure at the time of initial enrollment, each time a service is denied, reduced, or terminated, and any other time a Contractor makes a decision that is subject to appeal under the definition of appeal in this Contract. The information will be included in the member handbook and will explain:

•	How to file an appeal with the Contractor

•	The internal appeal process

•	The member’s right to a Fair Hearing with the State

When the Contractor makes a decision subject to appeal, as defined in this contract, the Contractor must provide a written adverse action notice to the enrollee and the requesting provider, if applicable. Adverse action notices for the suspension, reduction or termination of services must be made at least ten (10) days prior to the change in services. Adverse action notices involving service authorization decisions that deny or limit services must be made within the time frames described in Section II-P of this Contract. The notice must include the following components:

•	The action the Contractor or subcontractor has taken or intends to take;

•	The reasons for the action;

•	The enrollee’s or provider’s right to file an appeal;

•	An explanation of the Contractor’s appeal process;

•	The enrollee’s right to request a Medicaid Fair Hearing;

•	The circumstances under which expedited resolution is available and how to request it; and

•	The enrollee’s right to have benefits continue pending resolution of the Appeal, how to request that benefits be continued, and the circumstances under which the enrollee may be required to pay the costs of these services.

4.	State Medicaid Appeal Process

The State will maintain a Medicaid Fair Hearing process to ensure that enrollees have the opportunity to appeal decisions directly to the State. The Contractor must include the Medicaid Fair Hearing process as part of the written internal process for resolution of appeals and must describe the Medicaid Fair Hearing process in the Member Handbook.

5.	Expedited Appeal Process

The Contractor’s written policies and procedures governing the resolution of appeals must include provisions for the resolution of expedited appeals as defined in the Contract. These provisions must include, at a minimum, the following requirements:

•	The enrollee or provider may file an expedited appeal either orally or in writing.

•	The enrollee or provider must file a request for an expedited appeal within 10 days of the adverse determination.

•	The Contractor will make a decision on the expedited appeal within 3 working days of receipt of the expedited appeal. This timeframe may be extended up to 10 calendar days if the enrollee requests the extension or if the Contractor can show that there is need for additional information and can demonstrate that the delay is in the enrollee’s interest. If the Contractor utilizes the extension, the Contractor must give the enrollee written notice of the reason for the delay.

•	The Contractor will give the enrollee oral and written notice of the appeal review decision.

•	If the Contractor denies the request for an expedited appeal, the Contractor will transfer the appeal to the standard 35-day timeframe and give the enrollee written notice of the denial within 2 days of the expedited appeal request.

•	The Contractor will not take any punitive actions toward a provider who requests or supports an expedited appeal on behalf of an enrollee.

II-U CONTRACTOR ON-SITE REVIEWS

Contractor on-site reviews by DCH will be an ongoing activity conducted during the Contract. The Contractor’s on-site review will include a desk audit and on-site focus component. The site review will focus on two or three areas of health plan performance. These focus areas may include, but are not limited to the following:

•	Administrative capabilities

•	Governing Body

•	Subcontracts

•	Provider network capacity and services

•	Provider appeals

•	Member services

•	Primary care provider assignments and changes

•	Enrollee grievances and appeals

•	Health education and promotion

•	Quality assurance

•	Utilization review

•	Data reporting

•	Coordination of Care with the CMHSP and PIHP providers

•	Claims processing

•	Fraud and abuse.

The DCH shall determine if the Contractor meets contractual requirements and use assess health plan compliance. Deemed status is granted when a DCH approved accrediting agency has reviewed the criteria and determined that the plan meets the criteria. DCH reserves the right to conduct a comprehensive onsite review utilizing the site review tool.

II-V CONTRACT REMEDIES AND SANCTIONS

The State will utilize a variety of means to assure compliance with Contract requirements. The State will pursue remedial actions or improvement plans that the Contractor can implement to resolve outstanding requirements. If remedial action or improvement plans are not appropriate or are not successful, Contract sanctions will be implemented.

DCH may employ contract remedies and/or sanctions to address any Contractor noncompliance with the Contract; this includes, but is not limited to, noncompliance with Contract requirements on the following issues:

•	Marketing practices

•	Member services

•	Provision of medically necessary, covered services

•	Enrollment practices, including but not limited to discrimination on the basis of health status or need for health services

•	Provider networks

•	Provider payments

•	Financial requirements, including but not limited to failure to comply with physician incentive plan requirements

•	Enrollee satisfaction

•	Performance standards included at Appendix 4 to the Contract

•	Misrepresentation or false information provided to DCH, CMS, providers, enrollees, or potential enrollees

DCH may utilize intermediate sanctions (as described in 42.438.700) that may include suspension of enrollment and/or payment. Intermediate sanctions may also include the appointment of temporary management, as provided in 42 CFR 438.706. If a temporary management sanction is imposed, DCH will work concurrently with the Office of Financial and Insurance Services.

If intermediate sanctions or general remedies are not successful or DCH determines that immediate termination of the Contract is appropriate, as allowed by Section I-S, the State may terminate the Contract with the Contractor. The Contractor must be afforded a hearing before termination of a Contract under this section can occur. The State must notify enrollees of such a hearing and allow enrollees to disenroll, without cause, if they choose.

In addition to the sanctions described above, DCH will administer and enforce a monetary penalty of not more than $5000.00 to a Contractor for each repeated failure on any of the findings of DCH site visit report. Collections of Contract sanctions will be through gross adjustments to the monthly payments described in Section II-Z of this Contract and will be allocated to the fund established under Section II-Z-1 of the Contract for performance bonus.

II-W DATA REPORTING

To measure the Contractor’s accomplishments in the areas of access to care, utilization, medical outcomes, enrollee satisfaction, and to provide sufficient information to track expenditures and calculate future capitation rates the Contractor must provide the DCH with uniform data and information as specified by DCH. The Contractor must submit an annual consolidated report described below using the instructions and format covered in Contract Appendix 4.

(a)	Litigation Reports. Contractors must submit annual litigation reports in a format established by DCH, providing detail for all civil litigation to which the Contractor, subcontractor, or the Contractor’s insurers or insurance agents are party:

(b)	Data Certification Report. The Contractor’s CEO must submit a DCH Data Certification form to DCH that requires the Contractor to attest to the accuracy, completeness, and truthfulness of any and all data and documents submitted to the State as required by the Contract. When the health plan employs a new CEO, a new DCH Data Certification form must be submitted to DCH within 15 days of the employment date.

(c)	Quality Assurance and Performance Improvement Assessment. The Contractor must perform and document an annual assessment of their QAPI program. This assessment should include a description of any program completed and all ongoing QI activities for the applicable year, an evaluation of the overall effectiveness of the program, and an annual work plan. DCH may also request other reports or improvement plans addressing specific contract performance issues identified through site visit reviews, EQRs, focused studies, or other monitoring activities conducted by DCH.

The Contractor must cooperate with DCH in carrying out validation of data provided by the Contractor by making available medical records and a sample of its data and data collection protocols. The Contractor must develop and implement corrective action plans to correct data validity problems as identified by the DCH.

In addition to the annual consolidated report, the Contractor must submit the following additional reports as specified in this section. Any changes in the reporting requirements will be communicated to the Contractor at least sixty (60) days before they are effective unless state or federal law requires otherwise.

1.	HEDIS® Submission

The Contractor must annually submit a Medicaid-product HEDIS® report according to the most current NCQA specifications and timelines. The Contractor must contract with a NCQA certified HEDIS® vendor and undergo a full audit of their HEDIS® reporting process.

2.	Encounter Data Submission

The Contractor must submit encounter data containing detail for each patient encounter reflecting services provided by the Contractor. Encounter records will be submitted monthly via electronic media in a HIPAA compliant format as specified by DCH that can be found at www.michigan.gov/mdch.

Submitted encounter data will be subject to quality data edits prior to acceptance into DCH’s data warehouse. Stored encounter data will be subject to regular and ongoing quality checks as developed by DCH. DCH will give the Contractor a minimum of 60 days notice prior to the implementation of new quality data edits; however, DCH may implement informational edits without 60 days notice. The Contractor’s submission of encounter data must meet timeliness and completeness requirements as specified by DCH (See Appendix 4). The Contractor must participate in regular data quality assessments conducted as a component of ongoing encounter data on-site activity.

3.	Financial and Claims Reporting

In addition to meeting all HMO financial reporting requirements and providing copies of the HMO financial reports to DCH, Contractors must provide to DCH monthly statements that provide information regarding paid claims, aging of unpaid claims, and denied claims in the format specified by DCH. The DCH may also require monthly financial statements from Contractors.

4.	Semi-annual Grievance and Appeal Report

The Contractor must track the number and type of grievances and appeals. This information must be summarized by the level at which the grievance or appeal was resolved and reported in the format designated by DCH.

II-X RELEASE OF REPORT DATA

The Contractor must obtain DCH’s written approval prior to publishing or making formal public presentations of statistical or analytical material based on its enrollees other than as required by this contract, statute or regulations.

II-Y MEDICAL RECORDS

The Contractor must ensure that its providers maintain medical records of all medical services received by the enrollee. The medical record must include, at a minimum, a record of outpatient and emergency care, specialist referrals, ancillary care, diagnostic test findings including all laboratory and radiology, prescriptions for medications, inpatient discharge summaries, histories and physicals, immunization records, other documentation sufficient to fully disclose the quantity, quality, appropriateness, and timeliness of services provided.

1.	Medical Record Maintenance

The Contractor’s medical records must be maintained in a detailed, comprehensive manner that conforms to good professional medical practice, permits effective professional medical review and medical audit processes, and facilitates a system for follow-up treatment. Medical records must be signed and dated. All medical records must be retained for at least six (6) years.

The Contractor must have written policies and procedures for the maintenance of medical records so that those records are documented accurately and in a timely manner, are readily accessible, and permit prompt and systematic retrieval of information. The Contractor must have written plans for providing training and evaluating providers’ compliance with the recognized medical records standards.

2.	Medical Record Confidentiality/Access

The Contractor must have written policies and procedures to maintain the confidentiality of all medical records. The Contractor must comply with applicable State and Federal laws regarding privacy and securing of medical records and protected health information.

DCH and/or CMS shall be afforded prompt access to all enrollees’ medical records. Neither CMS nor DCH are required to obtain written approval from an enrollee before requesting an enrollee’s medical record. When an enrollee changes PCP, the former PCP must forward his or her medical records or copies of medical records to the new PCP within ten (10) working days from receipt of a written request.

II-Z PAYMENT PROVISIONS

Payment under this contract will consist of a fixed reimbursement plan with specific monthly payments. The services will be under a fixed price per covered member multiplied by the actual member count assigned to the Contractor in the month for which payment is made. The price per covered member will be risk adjusted (i.e., it will vary for different categories of enrollees). For enrollees in the TANF program categories, the risk adjustment will be based on age and gender. For enrollees in the Blind and Disabled program category, Michigan will utilize the Chronic Illness and Disability Payment System (CDPS) to adjust the capitation rates paid to the Contractor. Under CDPS, diagnosis coding as reported on claim and encounter transactions are used to compute a score for each individual. Individuals with inadequate eligibility history will be excluded from these calculations. For qualifying individuals, these scores are aggregated into an average case-mix value for each Contractor based on its enrolled population. The regional rate for the Blind and Disabled program category is multiplied by the average case mix value to produce a unique case mix adjusted rate for each MCO. The aggregate impact will be budget or rate neutral. MDCH will fully re-base the risk adjustment system annually. A limited adjustment to the case mix adjusted rates will occur in the intervening 6-month intervals based only on Contractor enrollment shifts.

DCH will review changes in implemented Medicaid policy to determine the financial impact on the CHCP. If DCH determines that the policy changes significantly affect the overall cost to the CHCP, DCH will adjust the fixed price per covered member to maintain the actuarial soundness of the rates.

DCH will generate HIPAA compliant 834 files that will be sent to the Contractor prior to month’s end identifying expected enrollment for the following service month. At the beginning of the service month, DCH will automatically generate invoices based on actual member enrollment. The Contractor will receive one lump-sum payment approximately at mid-service month and DCH will report payments to Contractors on a HIPAA compliant 820 file. A process will be in place to ensure timely payments and to identify enrollees that the Contractor was responsible for during the month but for which no payment was received in the service month (e.g., newborns). DCH may initiate a process to recoup capitation payments made to the Contractor for enrollees who were retroactively disenrolled.

The application of Contract remedies and performance bonus payments as described in Section II of this Contract will affect the lump sum payment. Payments in any given fiscal year are contingent upon and subject to federal and state appropriations.

1.	Contractor Performance Bonus

During each Contract year, DCH will withhold .0015 of the approved capitation payment from each Contractor until the performance bonus withhold reaches approximately $3.0 million dollars. These funds will be used for the Contractor performance bonus awards. These awards will be made to Contractors according to criteria established by DCH. The criteria will include assessment of performance in quality of care, enrollee satisfaction and access, and administrative functions. Each year, DCH will establish and communicate to the Contractor the criteria and standards to be used for the performance bonus awards.

II-AA RESPONSIBILITIES OF THE DEPARTMENT OF COMMUNITY HEALTH

DCH will administer the CHCP, monitor Contractor performance, and conduct the following specific activities:

•	Pay to the Contractor a PMPM Capitation Rate as agreed to in the Contract for each enrollee. DCH will also pay a maternity case rate payment to the Contractor for enrollees who give birth while enrolled in the Contractor’s plan.

•	Determine eligibility for the Medicaid program and determine which beneficiaries will be enrolled.

•	Determine if and when an enrollee will be disenrolled from the Contractor’s plan or changed to another Medicaid managed care program.

•	Notify the Contractor of changes in enrollment.

•	Notify the Contractor of the enrollee’s name, address, and telephone number if available. The Contractor will be notified of changes, as they are known to the DCH.

•	Issue Medicaid identification cards (mihealth card) to enrollees.

•	Provide the Contractor with information related to known third party resources and any subsequent changes and be responsible for reporting paternity related expenses to DHS.
•	Notify the Contractor of changes in covered services or conditions of providing covered services.

•	Maintain a Clinical Advisory Committee to collaborate with Contractors on quality improvement.

•	Administer a Medicaid Fair Hearing process consistent with federal requirements.

•	Collaborate with the Contractor on quality improvement activities, fraud and abuse issues, and other activities which impact on the health care provided to enrollees.

•	Conduct a member satisfaction survey of child enrollees, and compile, and publish the results.

•	Review and approve all Contractor marketing and member information materials prior to distribution to enrollees.

•	Apply Contract remedies and sanctions as necessary to assure compliance with Contract requirements.

•	Monitor the operation of the Contractor to ensure access to quality care for enrollees.

•	Provide data to Contractors at least 30 days before the effective date of FFS pricing or coding changes or DRG changes. DCH will provide this information to the Contractor in the most efficacious manner available so that the Contractor receives this information as soon as it is available to the DCH Contract Administrator. The manner of notification may include, but is not limited to, updated on the DCH web site, excel files, and e-mail notification. Once the Contractor has been notified of a FFS pricing, coding or DRG change, in any manner, the Contractor is responsible for implementation of the change within 30 days.

•	Implement mechanisms to identify persons with special health care needs.

•	Assess the quality and appropriateness of care and services furnished to all of Contractor’s Medicaid enrollees and individuals with special health care needs utilizing information from required reports, on-site reviews, or other methods DCH determines appropriate.

•	Identify the race, ethnicity, and primary language spoken of each Medicaid enrollee. (State must provide this information to the Contractor at the time of enrollment).

•	Regularly monitor and evaluate the Contractor’s compliance with the standards.

•	Protect against fraud and abuse involving Medicaid funds and enrollees in cooperation with appropriate state and federal authorities based upon the current DCH Fraud and Abuse plan that has been communicated to the Contractor.

•	Make all fraud and/or abuse referrals to the office of Attorney General, Health Care Fraud Division.

II-BB MEMORANDUM OF AGREEMENT WITH DETROIT HEALTH AUTHORITY (DWCHA)

Contractors approved under this contract to operate in Wayne County will establish a standard memorandum of agreement (MOA) with the Detroit/Wayne County Health Authority within 3 months after the development of a Model MOA. The MOA is intended to address data sharing, cooperation on primary care and specialty capacity development, care management, continuity of care, quality assurance, and other future items that may be identified by MDCH. A model MOA will be developed by the MDCH in cooperation with DWCHA and the Wayne county Contractors.

Appendix 1

Rural Exception Counties

The following are counties qualified for the Rural Area Exception. Implementation of the Rural Area Exception in any county will be determined by DCH with approval from CMS.

Alcona	Keweenaw
Alger	Luce
Alpena	Mackinac
Arenac	Manistee
Baraga	Marquette
Bay	Menominee
Benzie	Midland
Chippewa	Missaukee
Clare	Montmorency
Crawford	Ogemaw
Delta	Ontonagon
Dickinson	Oscoda
Gladwin	Otsego
Gogebic	Presque Isle
Gratiot	Roscommon
Houghton	Saginaw
Huron	Sanilac
Iosco	Schoolcraft
Iron	Tuscola
Isabella	Wexford

Appendix 2

MDCH Financial Monitoring Standards

Reporting Period	Monitoring Indicator	Threshold	MDCH Action	Health Plan Action

Quarterly Financial	Working Capital	Below minimum	MDCH written notification	Submit written business plan within 30 days of MDCH notification that describes actions including timeframe to restore compliance

Quarterly Financial	Net Worth	Negative Net Worth	MDCH written notification Freeze auto assigned enrollees.	Submit written business plan within 30 days of MDCH notification that describes actions including timeframe to restore compliance.

Annual Financial Statement	Risk Based Capital	150-200% RBC	MDCH written notification. Limit enrollment or freeze auto assigned enrollees.	Submit written business plan within 30 days of MDCH notification that describes actions including timeframe to restore compliance.

Annual Financial Statement	Risk Based Capital	100-149% RBC	MDCH written notification including request for monthly financial statements. Freeze all enrollments.	Submit written business plan (if not previously submitted) within 30 days of MDCH notification that describes actions including timeframe to restore compliance.

Annual Financial Statement	Risk Based Capital	Less than 100% RBC	Freeze all enrollments. Terminate contract.	Develop transition plan.

Appendix 3

2006 Reporting Requirements for Medicaid Health Plans

•	Reports must be submitted to the contract manager; exceptions are the encounter data which is submitted electronically via the DEG and the monthly claims report which is submitted via E-mail to wolfs@michigan.gov. Reports must submitted to the contract manager (not other Departments or Sections) to be logged as received.

•	The authority for all reports is in sections II-B(3) and II-W of the contract.

Report	Due Date[3]	Period Covered	Instructions/Format
ANNUAL
Consolidated Annual Report[1]	3/1/06	1/1/05 - 12/31/05	Contract II-W
Audited Financial Statements	6/1/06	1/1/05 - 12/31/05	NAIC, OFIS
HEDIS DST [2]	6/30/06	1/1/05 - 12/31/05	NCQA- 1 hard copy and 1 electronic copy
HEDIS Compliance Audit Report	7/30/06	1/1/05 - 12/31/05	NCQA
QIP Annual Evaluation and Work Plan	7/30/06	Current Approved Evaluation and Work Plan	Contract II-O

SEMI-ANNUAL
Complaint and Grievance	1/30/06 7/30/06	7/1/05 - 12/31/05 1/1/06 - 6/30/06	MSA 131 MSA 131 (revised)

QUARTERLY
Financial	5/15/06 8/15/06 11/15/06	1/1/06 - 3/31/06 4/1/06 - 6/30/06 7/1/06 - 9/30/06	NAIC OFIS
Third Party Collection	5/15/06 8/15/06 11/15/06	1/1/06 - 3/31/06 4/1/06 - 6/30/06 7/1/06 - 9/30/06	Report on separate sheet and send with NAIC

MONTHLY
Claims Processing	30 days after end of month NOT last day of month	• Data covers previous month • i.e., data for 2/06 due by 3/30/06	MSA 2009(E) Revised 9/03
Encounter Data	The 15th of each month	• Minimum of Monthly • Data covers previous month • i.e., data for 1/06 due by 2/15/06	837 Format NCPDP Format

1.	Annual Report Components

Health Plan Profile (MSA 126) NOTE: Include a list of Governing Body Members

Financial (NAIC, all reports required by OFIS, and Statement of Actuarial Opinion are due with the annual report on 3/1/06).

NOTE: The Management Discussion and Analysis is due 4/1/06 and the Audited Financial Statements are due 6/1/06.

Health Plan Data Certification Form (MSA 2012)

Litigation (limited to litigation directly naming health plan, MSA 129)

Physician Incentive Program (PIP) Reporting (CMS annual update form)

Medicaid Provider Directory

Medicaid Certificate of Coverage

Medicaid Member Handbook

2.	Due on 6/30/06: HEDIS DST and signed and dated Attestation of Accuracy and Public Reporting Authorization (Medicaid letter from NCQA). Due on 7/30/06: HEDIS Compliance Audit Report and certified auditor’s signed and dated Final Audit Statement.
3.	If due date is not a business day, reports received on the next business day will be considered timely.

MEDICAID MANAGED CARE

PERFORMANCE MONITORING STANDARDS

(Contract Year October 1, 2005 – September 30, 2006)

Appendix 4 – PERFORMANCE MONITORING STANDARDS

PURPOSE: The purpose of the performance monitoring standards is to establish an explicit process for the ongoing monitoring of health plan performance in important areas of quality, access, customer services and reporting. The performance monitoring standards are part of the Contract between the State of Michigan and Contracting Health Plans (Appendix 4).

The process is dynamic and reflects state and national issues that may change on a year-to-year basis. Performance measurement is shared with Health Plans during the fiscal year and compares performance of each Plan over time, to other health plans, and to industry standards, where available.

The Performance Monitoring Standards address the following performance areas:

■	Quality of Care

■	Access to Care

■	Customer Services

■	Encounter Data

■	Provider File reporting

■	Claims Reporting and Processing

For each performance area the following categories are identified:

■	Measure

■	Goal

■	Minimum Standard for each measure

■	Data Source

■	Monitoring Intervals, (annually, quarterly, monthly)

Failure to meet the minimum performance monitoring standards may result in the implementation of remedial actions and/or improvement plans as outlined in the contract section II-V.

PERFORMANCE AREA	GOAL	MINIMUM STANDARD	DATA SOURCE	MONITORING INTERVALS
• Quality of Care: Childhood Immunization Status	Fully immunize children who turn two years old during the calendar year.	Combination 2 ≥72%	HEDIS report	Annual

• Quality of Care: Prenatal Care	Pregnant women receive an initial prenatal care visit in the first trimester or within 42 days of enrollment	≥77%	HEDIS report	Annual

• Quality of Care: Postpartum Care	Women delivering a live birth received a postpartum visit on or between 21 days and 56 days after delivery.	≥54%	HEDIS report	Annual

• Quality of Care: Blood Lead Testing	Children at the age of 3 years old receive at least one blood lead test on/before 3rd birthday	≥55% for total enrollment and ≥ 60% for continuous enrollment	MDCH Data Warehouse	Monthly

• Access to care: Well-Child Visits in the First 15 Months of Life	Children 15 months of age receive one or more well child visits during first 15 months of life	≥95%	Encounter data	Quarterly

• Access to care: Well-Child Visits in the Third, Fourth, Fifth, and Sixth Years of Life	Children three, four, five, and six years old receive one or more well child visits during twelve-month period.	≥58%	Encounter data	Quarterly

• Customer Services: Enrollee Complaints	Plan will have minimal enrollee contacts through the Medicaid Helpline for issues determined to be complaints	Complaint rate < .35 per 1000 member months	Beneficiary/ Provider contacts tracking (BPCT)	Quarterly

PERFORMANCE AREA	GOAL	MINIMUM STANDARD	DATA SOURCE	MONITORING INTERVALS
• Claims Reporting and Processing	Health Plan submits timely and complete report, and processes claims in accordance with minimum standard	Timely, ≥90% of clean claims paid within 30 days, and ≤2% of ending inventory over 45 days old	Claims report submitted by health plan	Monthly

• Encounter Data Reporting	Timely and complete encounter data submission by the 15th of the month	Timely and Complete submission	MDCH Data Exchange Gateway (DEG) and MDCH Data Warehouse	Monthly

• Provider File Reporting	Timely and accurate provider file update/submission before the last Tuesday of the month	Timely and Complete submission	MI Enrolls	Monthly

Appendix 5

Performance Bonus Template